Exhibit (a)-(1)

EXCEED COMPANY LTD.

[   ], 2014

Shareholders of Exceed Company Ltd.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Exceed Company Ltd. (the “Company”) to be held on [●] at [●] a.m. (Hong Kong time). The meeting will be held at [●] . The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the Agreement and Plan of Merger dated as of December 2, 2013 (the “merger agreement”), by and among the Company, Pan Long Company Limited (“Parent”), and Pan Long Investment Holdings Limited (“Merger Sub”), the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement. Under the terms of the merger agreement, Merger Sub, a company wholly owned by Parent, will merge with and into the Company, with the Company continuing as the surviving corporation after the merger.

Immediately following the consummation of the transactions contemplated under the merger agreement, Parent will be beneficially owned by Mr. Lin Shuipan, the Company's Chairman and Chief Executive Officer (“Mr. Lin”) (and/or entities affiliated with or related to him), (the “Buyer”), together with seven other existing shareholders of the Company (and/or entities affiliated with or related to them) who have elected to transfer, prior to the closing, their ordinary shares of the Company to Parent in exchange for newly issued shares of Parent (together, the “Rollover Shareholders”). As of the date of the accompanying proxy statement, the Rollover Shareholders collectively beneficially own approximately 66.8% of the Company's outstanding ordinary shares (the “Shares”). If the merger is consummated, the Company will continue its operations as a privately held company and its Shares will no longer be listed on the NASDAQ Global Market.

At the effective time of the merger, each of the Shares issued and outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive $1.78 in cash and without interest, except for the excluded Shares (the “Excluded Shares”), which include: (i) Shares legally owned by Parent; and (ii) dissenting Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their dissenter’s rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”). Each Excluded Share issued and outstanding immediately prior to the effective time of the merger will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto. Each Dissenting Share will be cancelled at the effective time of the merger for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Act.

Parent has received from Mr. Lin an equity commitment letter, pursuant to which Mr. Lin has committed to subscribe for ordinary shares in Parent in the amount of $19,545,858, subject to adjustment in certain cases. Mr. Lin has also entered into a limited guaranty in favor of the Company.

An independent committee of the board of directors of the Company (the “independent committee”), composed solely of independent and disinterested directors of the Company who are unaffiliated with any of Parent, Merger Sub, the Buyer, the Rollover Shareholders or any of the members of the Company’s management, has reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On December 2, 2013, the independent committee unanimously (i) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders and is fair to, and in the best interests of, those shareholders who are unaffiliated with the Buyer, the Rollover Shareholders or the Company; (ii) declared that it is advisable to enter into the merger agreement and the plan of merger; (iii) recommended that the board of directors of the Company approve the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and (iv) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a shareholders resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On December 2, 2013, the board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the independent committee, (i) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders and is fair to, and in the best interests of, those shareholders who are unaffiliated with the Buyer, the Rollover Shareholders or the Company ; (ii) approved the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger; and (iii) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

The board of directors of the Company unanimously recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

In considering the recommendation of the independent committee and the board of directors, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. In addition, the Rollover Shareholders have agreed with Parent pursuant to a voting agreement to vote their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”), which are available for free at the SEC's website www.sec.gov.

Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing at least 70% of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. The failure of any shareholder to vote in person or by proxy at the extraordinary general meeting will have the same effect as a vote AGAINST the proposal to approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders, as a group, beneficially own 22,143,530 Shares, which represent approximately 66.8% of the total number of outstanding Shares eligible to vote. Accordingly, based on 33,157,683 Shares expected to be outstanding and eligible to vote at the close of business in the British Virgin Islands on [●], the Share record date, assuming the Rollover Shareholders will attend the extraordinary general meeting, in person or by proxy, and vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting, approximately 1,050,000 Shares owned by the unaffiliated shareholders must be voted in favor of the proposal to be approved. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to submit your proxy card is [●] at [●] a.m. (Hong Kong time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting, or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

Shareholders who dissent from the merger will be entitled to exercise dissenters’ rights and seek payment of the fair value of their Shares if the merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, as amended regarding the exercise of dissenters’ rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares, you may contact [●], the firm assisting us with this proxy solicitation, at [●] or toll-free in North America or at [●] collect.

Thank you for your ongoing support and consideration of this matter.

Sincerely,	Sincerely,

Mr. Jin Jichun	Mr. Shuipan Lin

On behalf of the Independent Committee	Chairman of the Board

The accompanying proxy statement is dated [●] , and is first being mailed to shareholders on or about [●] .

EXCEED COMPANY LTD.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON [●]

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Exceed Company Ltd., referred to herein alternately as the “Company,” “us,” “our” or “we,” will be held on [●], beginning at [●] a.m. (Hong Kong time), at [●] .

Only registered holders of ordinary shares, with par value of US$0.0001 per share, of the Company (the “Shares”), at the close of business in the British Virgin Islands on [●], the Share record date, or their proxy holders are entitled to directly vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

THAT the Agreement and Plan of Merger dated December 2, 2013 (the “merger agreement”) by and among Pan Long Company Limited (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, Pan Long Investment Holdings Limited (“Merger Sub”), a business company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent, and the Company, a business company with limited liability incorporated under the laws of the British Virgin Islands, and the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) for the purpose of the merger, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company continuing as the surviving corporation, and any and all transactions contemplated by the merger agreement, including the merger, be authorized and approved and the directors of the Company be authorized to do all things and make such filings as necessary to give effect to the merger agreement; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive office at Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon, Hong Kong during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company (the “independent committee”) composed solely of independent and disinterested directors of the Company who are unaffiliated with any of Parent, Merger Sub, Mr. Lin Shuipan (the Company’s Chairman and Chief Executive Officer who beneficially owns Parent) (“Mr. Lin”), any Rollover Shareholder as defined below or any of the other members of the Company’s management, the Company's board of directors has approved the merger agreement and recommends that you vote FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Certain existing shareholders of the Company (and/or entities affiliated with or related to them), including Mr. Lin, Tiancheng Int’l Investment Group Limited, HK Haima Group Limited, Wisetech Holdings Limited, Windtech Holdings Limited, RichWise International Investment Group Limited, Mr. Ding Dongdong, and Eagle Rise International Limited (collectively, the “Rollover Shareholders”), have agreed to transfer their respective Shares to Parent to be cancelled and to subscribe for newly issued shares of Parent in connection with the merger pursuant to a contribution agreement with Parent and have entered into a voting agreement with Parent pursuant to which each has agreed, among other things, to vote all of his, her or its Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Collectively, the Rollover Shareholders beneficially own approximately 66.8% of the total issued and outstanding Shares entitled to vote as of the date of this proxy statement. Mr. Lin (and/or entities affiliated with or related to him) (the “Buyer”), along with the other seven Rollover Shareholders comprise a consortium that will beneficially own Parent immediately following the consummation of the merger.

Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing at least 70% of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. The failure of any shareholder to vote in person or by proxy at the extraordinary general meeting will have the same effect as a vote AGAINST the proposal to approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger. Given the Rollover Shareholders' ownership as described above, and assuming all Rollover Shareholders will attend the extraordinary general meeting, in person or by proxy, and vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, based on the number of Shares expected to be outstanding on the Share record date, approximately 1,050,000 Shares owned by the unaffiliated shareholders (shareholders other than the Buyer, the other Rollover Shareholders and the directors and officers of the Company that are affiliated with the Buyer or the Rollover Shareholders (representing approximately 10% of the total outstanding Shares owned by the unaffiliated shareholders)) must be voted in favor of the proposal to be approved, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is [●] at [●] a.m. (Hong Kong time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will be entitled to exercise dissenters’ rights and request payment of the fair value of their Shares if the merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, regarding the exercise of dissenters’ rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

Please do not send your share certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your share certificates.

If you have any questions or need assistance in voting your Shares, you may contact [● , the firm assisting us with this proxy solicitation, at [●] or toll-free in North America or at [●] collect.

The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. Copies of the merger agreement and the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.

2.	The proxy card shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.	A vote given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy card or of the authority under which it was executed, provided that no notice in writing of such death, insanity or revocation shall have been received by the Company at its principal executive offices before the commencement of the meeting or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Director

Registered Office:

[●]

Head Office Address:

Level 12, China Minmetals Tower,
79 Chatham Road South, Tsim Sha Tsui,

Kowloon , Hong Kong.

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 90 . In this proxy statement, the terms “we,” “us,” “our,” “Exceed”, the “Company” refer to Exceed Company Ltd. and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

For a description of our history, development, business and organizational structure, see our annual report on Form 20-F for the year ended December 31, 2012, as amended, originally filed on March 27, 2013 (as amended on September 12, 2013), which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 90 for a description of how to obtain a copy of our annual report.

Parent

Pan Long Company Limited (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly owned by Mr. Lin Shuipan, the Company's Chairman and Chief Executive Officer, was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent does not currently hold any Shares of the Company. The registered office of Parent is located at 4 th Floor, Harbour Centre, PO Box 613, George Town, Grand Cayman, Cayman Islands, British West Indies. The telephone number of Parent is +(86) 595 3630 6888.

Merger Sub

Pan Long Investment Holdings Limited (“Merger Sub”), a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub does not currently hold any Shares of the Company. The registered office of Merger Sub is located at 263 Main Street, Road Town, Tortola, British Virgin Islands. The telephone number of Merger Sub is +(86) 595 3630 6888.

The Buyer

Mr. Lin Shuipan is the Company’s Chairman and Chief Executive Officer. He has been the Company’s Chairman and Chief Executive Office Since 2008. Mr. Lin’s address is c/o No. 103 Qiancangong Road, Huatingkou Village, Chendai Township, City of Jinjiang, Fujian Province, People’s Republic of China and his telephone number is +(86) 595 3630 6888. Throughout this proxy statement, references to the “Buyer” mean Mr. Lin Shuipan.

Tiancheng Int’l Investment Group Limited

Tiancheng Int’l Investment Group Limited, a company formed under the laws of Hong Kong, is wholly owned by Ms. Chen Shuli, mother of the Buyer, for purposes of holding shares of the Company. Ms. Chen is responsible for making decisions concerning Tiancheng Int’l Investment Group Limited’s investment activities. Tiancheng Int’l Investment Group Limited’s business address is c/o No. 103, Qiancanggong Road, Huatingkou Village, Chendai Township, City of Jinjiang, Fuijan Province, People’s Republic of China. Its telephone number is +(86) 595 3630 6888.

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Chen Shuli

Chen Shuli is the sole director and shareholder of Tiancheng Int’l Investment Group Limited. She has been director of the entity since 2008. Ms. Chen’s address is c/o No. 103, Qiancanggong Road, Huatingkou Village, Chendai Township, City of Jinjiang, Fuijan Province, People’s Republic of China. Her telephone number is +(86) 595 3630 6888.

Certain Rollover Shareholders

Ding Dongdong

Mr. Ding Dongdong (“Mr. Ding”) is the Company’s Executive Director. From 2008 to 2012, he was a Vice President of the Company. From 2012 to 2013 he was Executive Senior Vice President of the company. Since August of 2013, Mr. Ding has been serving as the Company’s Executive Director. Mr. Ding’s address is c/o No. 103, Qiancanggong Road, Huatingkou Village, Chendai Township, City of Jinjiang, Fujian Province, People’s Republic of China and his telephone number is +(86) 595 3630 6888.

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger”, or any other directors or executive officers of the Company, members of the buyer group and their affiliates as listed in Annex D of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 59)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of December 2, 2013 (the “merger agreement”) by and among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. The Company, as the surviving corporation, will continue to do business under the name “Exceed Company Ltd.” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 60)

Under the terms of the merger agreement, at the effective time of the merger, each of our outstanding ordinary shares, with par value of $0.0001 per share, (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the effective time of the merger, other than the following excluded Shares (the “Excluded Shares”): (i) Shares legally owned by Parent; and (ii) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the merger pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”), will be cancelled in exchange for the right to receive $1.78 in cash without interest, net of any applicable withholding taxes. Each Excluded Share (excluding the Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. Please see “Dissenters’ Rights” beginning on page 76 for additional information.

Treatment of 2010 Equity Incentive Plan (Page 60)

At the effective time of the merger, the Company’s 2010 Equity Incentive Plan and all outstanding awards thereunder will be assumed by Parent. At or prior to the effective time of the merger, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, will adopt any resolutions and take any actions which are reasonably necessary to effectuate the foregoing arrangement.

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Voting Agreement (Annex F)

Concurrently with the execution and delivery of the merger agreement, each of the Rollover Shareholders entered into a voting agreement with Parent and the Company (the “Voting Agreement”), pursuant to which, among the other things, (i) the Rollover Shareholders agree, during the period commencing on the date of the Voting Agreement and continuing until termination of the Voting Agreement in accordance with its terms, except during such time as a Company Adverse Recommendation (as defined in the merger agreement) has occurred and is continuing, each Rollover Shareholder and each of his, her or its affiliates that acquires beneficial ownership of any Share will appear at the shareholders' meeting or otherwise cause their Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) their Shares in favor of the approval of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof; and (ii) each Rollover Shareholder irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares at the extraordinary shareholders' meeting in favor of the approval of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof. In the Voting Agreement, each Rollover Shareholder also represents that all proxies, powers of attorney, instructions or other requests given by such Rollover Shareholder prior to the execution of the merger agreement in respect of the voting of such Rollover Shareholder's Shares, if any, are not irrevocable and such Rollover Shareholder revoked (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Rollover Shareholder's Shares. Each Rollover Shareholder also agreed to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy statement.

The Voting Agreement will terminate on the earliest to occur of: (i) termination of the merger agreement in accordance with its terms; and (ii) the effective time of merger. The Voting Agreement is attached as Annex F to this proxy statement.

Record Date and Voting (Page 57)

You are entitled to attend and directly vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on [●], the Share record date for voting at the extraordinary general meeting. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 33,157,683 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is [●] at [●] a.m. (Hong Kong Time). See “Summary Term Sheet—Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 57)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by an affirmative vote of shareholders representing at least 70% of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. The authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the Buyer.

Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the record date, approximately 23,210,378 Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved. The failure of any shareholder to vote in person or by proxy at the extraordinary general meeting will have the same effect as a vote AGAINST the proposal to approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger.

As of the date of this proxy statement, the Rollover Shareholders as a group beneficially owned in the aggregate 22,143,530 Shares, which represents 66.8% of the total outstanding voting Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 86 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, approximately 10% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved.

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If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 57)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to submit your proxy card is [●] at [●] a.m. (Hong Kong Time).

Dissenters’ Rights of Shareholders (Page 58)

Shareholders who dissent from the merger will have the right to exercise dissenters’ rights and payment of the fair value of their Shares if the merger is completed, on the condition that they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act regarding the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive according to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

We encourage you to review carefully the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement and to consult your British Virgin Islands legal counsel if you consider exercising your dissenters’ rights.

Purposes and Effects of the Merger (Pages 43,44)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders other than the holders of Excluded Shares will be cashed out in exchange for $1.78 per Share without interest and net of any applicable withholding taxes, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. Please see “Special Factors— The Buyer Parties’ Purpose of and Reasons for the Merger” beginning on page 43 for additional information.

The Shares are currently listed on the NASDAQ Global Market (“NASDAQ”) (under the symbol “EDS”). It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company directly owned by Parent. Following the completion of the merger, the Shares will cease to be listed on NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. 90 days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC. Please see “Special Factors—Effect of the Merger on the Company” beginning on page 44 for additional information.

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Plans for the Company after the Merger (Page 47)

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent.

Recommendations of the Independent Committee and the Board of Directors (Page 27)

The independent committee has unanimously (i) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders and is fair to, and in the best interests of, those shareholders who are unaffiliated with the Buyer, the Rollover Shareholders or the Company; (ii) declared that it is advisable to enter into the merger agreement; (iii) recommended that the board of directors of the Company authorize and approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and (iv) recommended that the board of directors direct that the authorization and approval of the merger agreement, the plan of merger, and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SHAREHOLDERS RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

Position of the Buyer Parties as to the Fairness of the Merger (Page 32)

Each of the Buyer, Mr. Ding, Parent, Merger Sub, Chen Shuli and Tiancheng Int’l Investments Group Limited believes that the merger is fair (both substantively and procedurally) to the Company's unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Parties as to the Fairness of the Merger” beginning on page 32.

Each of the aforesaid persons is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each aforementioned person as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 49)

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders pursuant to the merger agreement, is anticipated to be approximately $20 million. The funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration will be paid from accounts outside China, and such payment will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations.

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Limited Guaranty (Annex 49)

Mr. Lin Shuipan has agreed to guaranty certain payment obligations of Parent under the merger agreement in favor of the Company pursuant to a Limited Guaranty.

Contribution Agreement (Annex E)

Concurrently with the execution and delivery of the merger agreement, each of the Rollover Shareholders entered into a contribution agreement with Parent (the “Contribution Agreement”) whereby, subject to the conditions set forth in the Contribution Agreement, immediately prior to the effective time of the merger and without further action by the Rollover Shareholders, all of each Rollover Shareholder's right, title and interest in and to the Rollover Shares will be contributed, assigned, transferred and delivered to Parent. As consideration for the benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Rollover Shares, Parent will issue a number of Parent shares in the name of each Rollover Shareholder or a designee of the Rollover Shareholder equal to the number of Rollover Shares contributed by such Rollover Shareholder. Each Rollover Shareholder hereby acknowledges and agrees that (i) delivery of such Parent shares will constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Parent with respect to the applicable Rollover Shares; and (ii) on receipt of such Parent shares, such Rollover Shareholder will have no right to any merger consideration with respect to the Rollover Shares contributed to Parent by such Rollover Shareholder.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 86)

As of the record date, we expect that the Buyer will beneficially own approximately 38.7% of our issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 86 for additional information.

Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to irrevocably approve Parent and its designees as its proxy and attorney-in-fact and vote all in favor of the merger agreement and consummation of the transactions contemplated thereby, including the merger. If completed, the merger will result in the Company becoming a privately held company and its Shares will no longer be listed on the NASDAQ.

Opinion of Houlihan Lokey (China) Limited (Page 36)

On December 2, 2013, Houlihan Lokey (China) Limited (“Houlihan Lokey”) rendered an oral opinion to our independent committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 2, 2013) to the effect that, as of December 2, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per share merger consideration to be received by holders of the Ordinary Shares (other than holders of the Excluded Shares) in the merger was fair, from a financial point of view, to such holders.

Houlihan Lokey’s opinion was directed to our independent committee and only addressed the fairness from a financial point of view of the per share merger consideration to be received by holders of the Ordinary Shares (other than holders of the Excluded Shares) in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to our independent committee or any shareholder as to how to act or vote with respect to the merger or related matters. See “The Merger – Opinion of Houlihan Lokey (China) Limited”.

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Interests of the Company's Executive Officers and Directors in the Merger (Page 50)

In considering the recommendations of the board of directors, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include, among others:

●	the beneficial ownership of equity interests in Parent by the Buyer and the prospective beneficial ownership of equity interests in Parent by the other Rollover Shareholders at and after the effective time of the merger;

●	the potential enhancement or decline of share value for Parent, of which the Buyer and other seven Rollover Shareholders will beneficially own, as a result of the merger and future performance of the surviving corporation;

●	assumption by Parent of the Company's 2010 Equity Incentive Plan;

●	continued indemnification rights and rights to advancement of fees to be provided by the surviving corporation to former directors and officers of the Company;

●	the aggregate compensation of $132,000 of Jin Jichun, Chen Yea-Mow, and Pang Xiaozhong, each of which is a member of the independent committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger);

●	contribution, assignment, transfer and delivery of the rights, titles and interests in the Rollover Shares by each Rollover Shareholders to Parent in exchange of newly issued shares of Parent; and

●	the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

The independent committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 50 for additional information.

Conditions to the Merger (Page 71)

The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

•	the merger agreement being approved by an affirmative vote of holders of Shares representing at least 70% of the outstanding Shares of the Company determined as of the record date; and

•	no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company contained in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent that (i) any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct only as of such earlier date; and (ii) any representations and warranties that have “material” or “Material Adverse Effect” qualifications, in which case such representations and warranties shall be true and correct in all respects);

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•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	since the date of the merger agreement, there having been no effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

•	Parent having received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the above conditions.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent that (i) any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct only as of such earlier date; and (ii) any representations and warranties that have “material” qualifications, in which case such representations and warranties shall be true and correct in all respects);

•	each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•	the Company having received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to the fulfillment of the above conditions.

Please see “The Merger Agreement and Plan of Merger—Conditions to the Merger” beginning on page 71 for additional information.

Acquisition Proposals (Page 67)

●	During the period beginning on the date of the merger agreement and continuing until January 11, 2014 (the “Go-Shop Period End Date”), the Company and its representatives may (acting under the direction of the independent committee) directly or indirectly, (i) solicit, initiate, facilitate and encourage any acquisition proposal provided that any material non-public information concerning the Company or its subsidiaries provided to such solicited person given such access and not previously disclosed to Parent will be disclosed to Parent as well; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal or otherwise cooperate with, assist, participate in, facilitate or take any other action in connection with any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal. “Acquisition proposal” is defined in the merger agreement as (a) any bona fide written inquiry, proposal or offer with respect to a merger, joint venture, partnership, consolidation, business combination or other similar transaction involving the Company or any of its subsidiaries, which if consummated would result in any person becoming the beneficial owner of, directly or indirectly, 20% or more of the total voting power of the equity securities of the company and (b) any acquisition by any person, or proposal or offer, which if consummated would result in any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the company, or 20% or more of the consolidated total assets (including the equity securities of the subsidiaries) of the Company, in each case, other than the transactions contemplated by the merger agreement.

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●	From the Go-Shop Period End Date until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor any of its subsidiaries nor any of the officers and directors of it or any of its subsidiaries will:

●	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

●	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any person relating to any acquisition proposal; or

●	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal. However, the Company may take and continue to take any of the actions permitted during the “go-shop” period as described in the immediately preceding paragraph and, subject to certain restrictions, from and after the Go-Shop Period End Date with respect to any solicited person that, prior to the Go-Shop Period End Date, has made a bona fide acquisition proposal that the independent committee determines in good faith constitutes or would reasonably be expected to result in a superior proposal (each such solicited person, an “Excluded Party”). Any Excluded Party will cease to be an Excluded Party for all purposes under the merger agreement immediately at such time as the acquisition proposal made by such party is withdrawn, is terminated or expires, or the independent committee determines in good faith that such acquisition proposal ceases to constitute, or ceases to be reasonably likely to lead to, a superior proposal (a “Terminated Acquisition Proposal”).

●	Within 48 hours after the Go-Shop Period End Date, the Company will notify Parent of the material terms and conditions of the acquisition proposals (including any amendments or modifications thereof) received from any Excluded Party and the identity thereof. After the end of the “go-shop” period, other than with respect to persons who on the Go-Shop Period End Date are Excluded Parties, and at any subsequent time with respect to any person (including a formerly Excluded Party) that has made an acquisition proposal that becomes a Terminated Acquisition Proposal, the Company will immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with such person conducted theretofore by the Company, its subsidiaries or any of their respective representatives with respect to any acquisition proposal and will use reasonable best efforts to require such person to promptly return or destroy any confidential information previously furnished by the Company, any of its subsidiaries or any of their respective representatives. The term “superior proposal” means a bona fide acquisition proposal with all of the percentages included in the definition of “acquisition proposal” increased to 50% that was not obtained in violation of the “go-shop” provisions of the merger agreement and which the board of directors, acting through the independent committee, has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the merger.

●	Prior to the receipt of the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, if the Company has otherwise complied in all material respects with its obligations set forth in the immediately preceding paragraph:

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●	following receipt by the Company of an acquisition proposal from any person, the Company and its representatives may contact such person solely in order to (i) clarify such acquisition proposal so as to determine whether such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal and (ii) notify such person of the non-solicitation restrictions as set forth under the merger agreement; and

●	if the independent committee has determined in good faith based on the information then available that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, the Company and its representatives may (i) provide information in response to a request therefor by a person (other than any affiliate of the Company) who has made such an unsolicited written acquisition proposal that the board of directors believes in good faith to be bona fide and providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company; and promptly discloses (and, if applicable, provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub; and (ii) engage or participate in any discussions or negotiations with any person who has made such an acquisition proposal; or if the board of directors determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal.

The Company will not, and will cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the merger agreement that prohibits the Company from providing such information to Parent or Merger Sub. Please see “The Merger Agreement and Plan of Merger —Acquisition Proposals” beginning on page 67 for additional information.

Change of Recommendation (Page 69)

Under the merger agreement, the board of directors of the Company and the independent committee will not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; or

•	subject to certain exceptions and conditions, cause or permit the Company to enter into any alternative acquisition agreement, including letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement relating to any acquisition proposal).

However, prior to obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company, based on the unanimous recommendation of the independent committee, may (i) withhold, withdraw, qualify or modify the company recommendation to approve, recommend or otherwise declare advisable any superior proposal not solicited, entered into or agreed to in breach of obligations under the merger agreement and made after the date of the merger agreement, and to authorize the Company to terminate the merger agreement or enter into an alternative acquisition agreement with respect to such superior proposal if the board of directors of the Company (acting through the independent committee) determines in good faith, after consultation with outside legal counsel to the independent committee, that failing to do so would be inconsistent with its fiduciary obligations under applicable laws (a “Company Adverse Recommendation”); provided, however, that prior to making any such Company Adverse Recommendation:

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•	the Company and the independent committee will give Parent and Merger Sub at least five business days written notice advising that the Company (acting through the independent committee) currently intends to take such action and the basis therefor;

•	during the five business day period following Parent's and Merger Sub's receipt of such notice of superior proposal, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

•	following the end of the five business day period, the Company will have determined in good faith, taking into account any changes to the merger agreement proposed in writing by Parent and Merger Sub, that the acquisition proposal continues to constitute a superior proposal. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal and will require a new notice of superior proposal to Parent and Merger Sub and the Company will be required to comply with the requirements under the merger agreement fully with respect to such amended acquisition proposal.

Please see “The Merger Agreement and Plan of Merger —Change in Recommendation” beginning on page 69 for additional information.

Termination of the Merger Agreement (Page 72)

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company and Parent;

•	by either Parent or the Company, if:

o	the merger is not consummated on or before September 2, 2014; provided, however, that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement;

o	any injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable; provided, however, that this termination right will not be available to a party if the issuance of such injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement; or

o	the shareholders' meeting has been held and completed and the requisite shareholders' approval has not been obtained at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof.

•	by the Company, if:

o	any of the representations and warranties of Parent or Merger Sub has become untrue after the date of the merger agreement or Parent or Merger Sub has breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to each party's obligation to effect the merger or a condition to obligation of the Company to effect the merger; and (ii) cannot be cured by the termination date of the merger agreement, or if capable of being cured, will not have been cured within 30 business days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company's intention to terminate the agreement and the basis for such termination (or, if earlier, the termination date); provided, however, that, the Company will not have the right to terminate the merger agreement pursuant to this paragraph if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to each party's obligation to effect merger or any condition to obligations of Parent and Merger Sub to effect the merger not being satisfied;

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o	prior to the receipt of the requisite shareholders' approval, the board of directors of the Company (upon the recommendation of the independent committee) has effected a Company Adverse Recommendation and/or authorized termination of the merger agreement in order to enter into an alternative acquisition agreement relating to a superior proposal, provided that the Company has complied in all material respects with the non-solicitation obligations set forth under the merger agreement; or

o	(i) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); and (ii) Parent and Merger Sub fail to complete the closing within ten business days following the date the closing should have occurred according to the merger agreement.

•	by Parent, if:

o	any of the representations and warranties of the Company has become untrue after the date of the merger agreement or the Company has breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to each party's obligation to effect the merger or a condition to obligation of Parent and Merger Sub to effect the merger; and (ii) cannot be cured by the termination date of the merger agreement, or if capable of being cured, will not have been cured within 30 business days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent's intention to terminate the agreement and the basis for such termination (or, if earlier, the termination date); provided, however, that, Parent will not have the right to terminate the merger agreement pursuant to this paragraph if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to each party's obligation to effect merger or any condition to obligations of the Company to effect the merger not being satisfied; or

o	(i) the board of directors has made a Company Adverse Recommendation, (ii) the board of directors of the Company approves, endorses or recommends an acquisition proposal other than the merger or (ii) the Company or the board of directors, acting on the recommendation of the independent committee, fails to include the recommendation of the board of directors to approve the merger agreement in this proxy statement.

Please see “The Merger Agreement and Plan of Merger—Termination of the Merger Agreement” beginning on page 72 for additional information.

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Termination Fees and Expense Reimbursement (Page 74)

The Company is required to pay Parent a termination fee of $1 million if:

•	(i) a bona fide acquisition proposal has been made, proposed or communicated (and not withdrawn) by a third party after the date of the merger agreement and prior to the extraordinary shareholders' meeting (or prior to the termination of the agreement if there has been such extraordinary shareholders' meeting); (ii) the merger agreement is terminated by the Company or Parent pursuant to the merger agreement, because (a) the merger has not been consummated on or before September 2, 2014, or (b) the requisite shareholders' approval has not been obtained at the shareholders' meeting; and (iii) within 12 months of the termination of the merger agreement, any acquisition proposal by a third party is entered into or consummated by the Company;

•	the merger agreement is terminated by Parent due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied;

•	the merger agreement is terminated by Parent because (i) the board of directors of the Company has made a Company Adverse Recommendation; (ii) the board of directors of the Company approves, endorses or recommends an acquisition proposal other than the merger; or (iii) the Company or the board of directors, acting on the recommendation of the independent committee, fails to include the recommendation of the board of directors to approve the merger agreement in this proxy statement; or

•	the merger agreement is terminated by the Company, if prior to the receipt of the requisite shareholders' approval, the board of directors of the Company (upon recommendation of the independent committee) has effected a Company Adverse Recommendation in order to enter into an alternative acquisition agreement relating to a superior proposal, provided that the Company has complied in all material respects with the non-solicitation obligations set forth under the merger agreement;

The Company is required to pay Parent a termination fee of $500,000 if the merger agreement is terminated by the Company in connection with an acquisition proposal received by the Company on or before the Go-Shop Period End Date.

Parent is required to pay the Company a termination fee of $2 million if:

•	the merger agreement is terminated by the Company due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

•	the merger agreement is terminated by the Company in the event that (i) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); and (ii) Parent and Merger Sub fail to complete the closing within ten business days following the date the closing should have occurred according to the merger agreement.

In addition, the Company must reimburse all out-of -pocket fees and expenses incurred by Parent and Merger Sub and their respective affiliates in connection with the merger and the other transactions contemplated by the merger agreement up to a maximum amount of $500,000 if Parent terminates the merger agreement due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied.

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Please see “The Merger Agreement and Plan of Merger —Termination Fees and Expense Reimbursement” beginning on page 74 for additional information.

Expenses (Page 75)

Except for the provisions described above in “Termination Fees” plus specified reimbursement and indemnification obligations of Parent and Merger Sub, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses.

Material U.S. Federal Income Tax Consequences (Page 51)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 51 for additional information. The tax consequences of the merger to you will depend upon your personal circumstances. Because we may be or have been a passive foreign investment company, or PFIC, for U.S. federal income tax purposes during a U.S. Holder's holding period for Shares, any gain recognized by a U.S. Holder on the receipt of cash in exchange for such U.S. Holder's Shares may be taxed under special U.S. federal income tax rules, as described under "Material U.S. Federal Income Tax Consequences." You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 54)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares pursuant to the merger by our shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares is subject to PRC tax if the holders of such Shares are PRC resident individuals.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material British Virgin Islands Tax Consequences (Page 55)

The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that registration fees will be payable by the Company to the Registrar of Corporate Affairs of the British Virgin Islands to register the plan of merger. Please see “Special Factors—Material British Virgin Islands Tax Consequences” beginning on page 55 for additional information.

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Regulatory Matters (Page 51)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger.

Accounting Treatment of the Merger (Page 51)

Upon completion of the merger, the Company will cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Market Price of the Shares (Page 55)

The closing price of the Shares on NASDAQ on August 16, 2013, the last trading date immediately prior to the Company's announcement on August 19, 2013 that it had received “a going private” proposal, was $1.49 per Share. The merger consideration of $1.78 per Share to be paid in the merger represents a premium of approximately 19.5% to that closing price.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING
AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: What is the merger?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Buyer and the other Rollover Shareholders, and as a result of the merger, the Shares will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q: What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $1.78 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 179 of the BVI Companies Act, with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the BVI Companies Act).

Please see “Special Factors—Material U.S. Federal Income Tax Consequences,” “Special Factors—Material PRC Income Tax Consequences” and “Special Factors—Material British Virgin Islands Tax Consequences” beginning on page 51 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q: After the merger is completed, how will I receive the merger consideration for my Shares?

A.	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within five business days after the effective time of the merger), a paying agent appointed by Parent will mail you (i) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (ii) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $1.78 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of your Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q: When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on [●] , at [●] a.m. (Hong Kong Time) at [●] .

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Q: What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

●	to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

●	to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

Q: What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by an affirmative vote of shareholders representing at least 70% of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. The failure of any shareholder to vote in person or by proxy at the extraordinary general meeting will have the same effect as a vote AGAINST the proposal to approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger. At the close of business in the British Virgin Islands on [●], the record date for the extraordinary general meeting, we expect that there will be 33,157,683 Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders beneficially owned 22,143,530 Shares, approximately 66.8% of the total issued and outstanding Shares entitled to vote. Based on the number of Shares expected to be outstanding on the record date, 1,050,000 Shares, approximately 10% of the total outstanding Shares entitled to vote owned by the unaffiliated shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Q: How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the independent committee, our board of directors by a unanimous vote recommends that you vote:

●	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

●	FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

Q: Who is entitled to vote at the extraordinary general meeting?

A:	The share record date is [●]. Only shareholders entered in the register of members of the Company at the close of business in the British Virgin Islands on the share record date or their proxy holders are entitled to directly vote at the extraordinary general meeting or any adjournment thereof.

Q: What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding not less than an aggregate of one-half of the issued and outstanding Shares that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

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Q: What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by the Buyer and other seven Rollover Shareholders. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and our reporting obligations with respect to our Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the merger, our Shares will no longer be listed or traded on any stock exchange, including the NASDAQ.

Q: How will the Company's 2010 Equity Incentive Plan be treated in the merger?

A:	Immediately after the effective time of the merger, the Company's 2010 Equity Incentive Plan will be assumed by Parent from and after the effective time of the merger, in accordance with the terms and conditions of such plan. At or prior to the effective time of the merger, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, will adopt any resolutions and take any actions which are reasonably necessary to effectuate the foregoing arrangement.

Q: When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the first quarter of 2014. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q: What happens if the merger is not completed?

A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee and reimburse Parent’s expenses, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fees and Expense Reimbursement” beginning on page 74.

Q: What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q: How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 72 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

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Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q: If my Shares are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds on your behalf, those Shares may not be voted.

Q: What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted and will have the same effect as a vote AGAINST the proposal to approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger.

Q: May I change my vote?

A:	Yes, you may change your vote in one of three ways:

●	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Exceed Company Ltd., Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon, Hong Kong;

●	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

●	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Q: What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

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Q: If I am a holder of certificated Shares, should I send in my share certificates now?

A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. All holders of uncertificated Shares (i.e., holders whose Shares are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates in exchange for the merger consideration.

Q: As a Shareholder, am I entitled to dissenters’ rights?

A:	Yes. Shareholders who dissent from the merger will have the right to exercise dissenters’ rights and seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, as amended, for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own British Virgin Islands legal counsel if you desire to exercise your dissenters’ rights. Please see “Dissenters’ Rights” beginning on page 76 as well as “Annex C—BVI Business Companies Act, 2004—Section 179” to this proxy statement for additional information.

Q: Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged [●] as its proxy solicitor.

Q: Do any of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

●	the beneficial ownership of equity interests in Parent by the Buyer and the prospective beneficial ownership of equity interests in Parent by the other Rollover Shareholders at and after the effective time of the merger;

●	the potential enhancement or decline of share value for Parent, of which the Buyer and other seven Rollover Shareholders will beneficially own, as a result of the merger and future performance of the surviving corporation;

●	assumption by Parent the Company's 2010 Equity Incentive Plan;

●	continued indemnification rights and rights to advancement of fees to be provided by the surviving corporation to former directors and officers of the Company;

●	the aggregate compensation of $132,000 of Jin Jichun, Chen Yea-Mow, and Pang Xiaozhong, each of which is a member of the independent committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger);

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●	contribution, assignment, transfer and delivery of the rights, titles and interests in the Rollover Shares by each Rollover Shareholder to Parent in exchange of newly issued shares of Parent; and

●	the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 50 for a more detailed discussion of how some of our Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q: How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	Pursuant to the Voting Agreement, all of the Rollover Shareholders (including certain officers and directors of the Company, such as Mr. Lin, the Company's Chairman and Chief Executive Officer) have agreed to vote, or cause to be voted, all of the Shares they beneficially own, representing an aggregate of approximately 66.8% of the total issued and outstanding Shares entitled to vote as of December 2, 2013, plus any Shares that they may acquire after December 2, 2013, in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

Q: Who can help answer my questions?

A:	If you have any questions or need assistance in voting your Shares, you may contact [●], the firm assisting us with this proxy solicitation, at [●] or toll-free in North America or at [●] collect.

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SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

The Company’s share value has been experiencing decline since 2010. In October of 2012, Mr. Lin began to consider and evaluate a going private transaction as one of the potential alternatives relating to his stake in the Company. Mr. Lin considered a going private transaction for multiple reasons. In addition to the continued decline in the Company’s share value, the Company also faces costs and administrative burdens associated with its operation as a U.S. public-traded company, including the costs associated with regulatory filings and compliance requirements. As a publicly-traded company, Mr. Lin and members of the Company’s management are also subject to pressure to make decisions that may produce better short term results. By taking the Company private, the costs and burdens associated with the Company’s status as a publicly-traded company can be reduced and the Company will be able to turn its focus away from meeting the short-term expectations of its shareholders to undertaking long-term strategic planning and investments. After studying the feasibility of a going private transaction and learning about the successful completion of going private transactions involving a number of U.S.-listed China-based issuers, Mr. Lin began to seriously consider a going private transaction. In November of 2012, Mr. Lin discussed his preliminary thoughts of a potential going private transaction with Wisetech Holdings Limited and Windtech Holdings Limited, both of whom are large existing shareholders of the Company. In July of 2013, Mr. Lin discussed such preliminary thoughts with attorneys at Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), who later served as his U.S. legal counsel in connection with a potential transaction. At about the same time, Mr. Lin discussed with the rest of the Consortium Members (as defined below) about working together to submit a proposal to the Company’s board of directors to take the Company private.

On August 17, 2013, our board of directors received a preliminary non-binding letter from Mr. Lin and his affiliate Tiancheng Int'l Investment Group Limited, HK Haima Group Limited, Wisetech Holdings Limited, Windtech Holdings Limited and RichWise International Investment Group Limited (collectively, the “Consortium Members”), pursuant to which the Consortium Members proposed to undertake a going-private transaction by acquiring all of the ordinary shares of the Company not already directly or indirectly beneficially owned by them, for a cash consideration of $1.72 per share (the “Proposal”).

On August 18, 2013, the board of directors, including Mr. Lin, held a telephonic meeting to discuss the Proposal. At the meeting, Mr. Lin gave a short presentation of the Proposal, after which the board of directors determined that Mr. Lin had material interest in the Proposal and Mr. Lin excused himself from the meeting. At the meeting, the board of directors formally established the mandate of and delegations of authority to the independent committee and appointed members of the board of directors to the independent committee. The independent committee consists of Messrs. Jin Jichun (“Mr. Jin”), Chen Yea-Mow and Pang Xiaozhong, each of whom was considered independent under the rules of NASDAQ, with Mr. Jin acting as Chairman of the independent committee. Each member of the independent committee is an independent member of the board under BVI law. None of the independent committee members has participated in management of the Company nor has any affiliation with the Buyer or any of the Rollover Shareholders. The independent committee was delegated the authority to, among other things, evaluate and respond to the Proposal, recommend to the board of directors what action, if any, should be taken by the Company with respect to the Proposal, including rejecting the proposal, and to retain independent financial and legal advisors to assist the independent committee in evaluating the Proposal and the proposed transaction.

Between August 19 and September 9, 2013, the independent committee conducted a search for legal advisors, carefully considering proposals from several highly qualified law firms experienced with going-private transactions. After conducting interviews with some of these law firms and considering the presentations made by each of them, including their respective qualifications, reputations and experience in going-private transactions, the independent committee selected K&L Gates LLP (“K&L Gates”) to serve as its U.S. legal counsel and Walkers Global (“Walkers”) as its British Virgin Islands legal counsel. The independent committee selected its legal advisors based on a number of factors including such advisors’ experience in the market and track record in transactions involving U.S. public companies.

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Between August 24 and September 11, 2013, the independent committee interviewed several investment banking firms experienced with going-private transactions in order to select the financial advisor to the independent committee. After carefully considering the credentials of each candidate, the independent committee decided to retain Houlihan Lokey to act as its financial advisor. Houlihan Lokey was chosen by the independent committee largely because of its expertise in mergers and acquisitions transactions, substantial experience in going private transactions involving U.S.-listed Chinese companies, and its ability to communicate in both English and Mandarin.

On September 16, 2013, the independent committee held a meeting via teleconference at which representatives of Houlihan Lokey, K&L Gates and Walkers were present. At this meeting, representatives of K&L Gates explained to the independent committee the procedures and timetable for the proposed going-private transaction. Representatives of Houlihan Lokey discussed with the independent committee their work process as a financial advisor. Representatives of Walkers explained to the independent committee relevant fiduciary duties under the laws of the British Virgin Islands. In addition, the independent committee discussed with its advisors the due diligence work to be conducted by representatives of Houlihan Lokey for its analysis, the availability of financing of the Consortium Members and feedback from the minority shareholders of the Company. It was agreed that representatives of Houlihan Lokey would start conducting due diligence on the Company. The independent committee then decided that it and its advisors would conduct meetings periodically to discuss developments in connection with the Proposal.

Between September 16 to October 28, 2013, representatives of Houlihan Lokey conducted due diligence on the Company to facilitate its analysis.

On October 23, 2013, Skadden, counsel to the Consortium Members, delivered the initial draft of the merger agreement together with draft ancillary documents including a voting agreement, contribution agreement, limited guaranty and equity commitment (such ancillary documents, the “ancillary agreements”).

On October 28, 2013, the independent committee held a meeting via teleconference at which representatives of Houlihan Lokey and K&L Gates were present. At this meeting, the Company reported that it was preparing the financial projection model and organizing other requested documents for due diligence. Representatives of Houlihan Lokey reported to the independent committee that they had collected certain financial information from the Company and public sources and expected to present their preliminary financial analyses after they had interviewed the management of the Company, received the Company’s financial projection model and concluded the necessary due diligence. Representatives of K&L Gates reported to the independent committee that they had received the initial draft of the merger agreement and the ancillary agreements from representatives of Skadden and would review the draft merger agreement and the ancillary agreements along with Walkers and provide a major issues list to and discuss with the independent committee shortly thereafter. Meanwhile, a copy of the draft merger agreement and the ancillary agreements were sent by representatives of K&L Gates to the independent committee for its review. Additionally, the independent committee discussed with its advisors the due diligence work performed by representatives of Houlihan Lokey, feedback from minority shareholders of the Company, market check procedures and the timing of the preliminary and final valuation reports to be completed by Houlihan Lokey.

On October 30, 2013, representatives of K&L Gates delivered to the independent committee a major issues list associated with the initial draft merger agreement and the ancillary agreements prepared by representatives of Skadden.

On October 31, 2013, the independent committee held a meeting via teleconference with representatives of K&L Gates to discuss the major issues of the draft merger agreement and the ancillary agreements delivered by representatives of Skadden. After such discussion, the independent committee proposed to, among other things, (i) request that the Consortium Members increase the merger consideration, (ii) add a “go-shop” provision to the merger agreement to allow the Company to continue to actively solicit offers from third parties after entering into a merger agreement with the Consortium Members, (iii) reduce the termination fee payable by the Company if it were to enter into an alternative agreement with third parties during the “go-shop” period to avoid discouraging competing proposals, (iv) change the “simple majority of those present and voting” voting requirement under the current draft to the “majority of the unaffiliated shareholders present and voting” voting requirement to provide additional protection to the public shareholders not affiliated with the Consortium Members, (v) delete the “specific performance” provision that enables the Parent to force the Company to close the transaction, (vi) specify that the reverse termination fee to be paid by Parent should be higher than the termination fee to be paid by the Company and (vii) remove the “force the vote” provision that requires the submission of the merger agreement to the shareholders even if there has been a change in recommendation. In addition, representatives of K&L Gates reported to the independent committee that Mr. Lin proposed, in the equity commitment letter, to use a bank deposit letter that would indicate the required amount of merger consideration payable by Mr. Lin had been deposited in an offshore bank as proof of financing under the merger agreement. Representatives of K&L Gates advised the independent committee that such a bank deposit letter would not provide sufficient certainty of funding, and it would be advisable that the independent committee request that any funds be deposited into an escrow account prior to mailing of the proxy statement, which would bring more financing certainty. The independent committee agreed and instructed K&L Gates to provide in the equity commitment letter that the funds be deposited into an escrow account. Additionally, the Voting Agreement provided that the ordinary shares would be voted in favor of the merger and the merger agreement, irrespective whether there had been a change of recommendation resulting from a superior proposal. Representatives of K&L Gates advised the independent committee that this could further discourage any third party from considering a superior proposal. The independent committee agreed that this provision in the Voting Agreement should be modified so that the vote would not be required in the event of an adverse recommendation of the board of directors.

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On November 1, 2013, representatives of K&L Gates provided a revised draft of the merger agreement to representatives of Skadden, and on November 7, 2013 sent revised versions of the ancillary agreements reflecting the independent committee’s positions discussed above.

On November 7, 2013, representatives of K&L Gates received feedback from representatives of Skadden on the revised merger agreement. The Consortium Members rejected certain proposed changes by the independent committee, including (i) inclusion of the “go shop” provision, (ii) changing the “simple majority of those present and voting” voting requirement to the “majority of the unaffiliated shareholders present and voting” voting requirement, and (iii) removing the “force the vote” provision that requires the submission of the merger agreement to the shareholders even if there has been a change in recommendation.

On November 11, 2013, Skadden provided revised versions of the ancillary agreements. The equity commitment letter provided that Mr. Lin was required to provide evidence prior to the shareholders meeting that a sufficient amount of cash to cover the purchase price had been deposited with a bank outside of the PRC. However, the Voting Agreement retained the requirement that the shares held by Consortium Members be voted in favor of the merger irrespective of a change in recommendation in response to a superior proposal.

On November 11, 2013, the independent committee held a meeting via teleconference at which representatives of Houlihan Lokey and K&L Gates were present. At this meeting, representatives of K&L Gates discussed with the independent committee the abovementioned feedback from the Consortium Members on the draft merger agreement and the ancillary agreements. In addition, representatives of Houlihan Lokey discussed with the independent committee their preliminary financial analyses of the Company. The independent committee also discussed with representatives of Houlihan Lokey the possibility of identifying potential alternative buyers in a market check process. The independent committee and Houlihan Lokey considered, among other things, (i) the current difficult environment for the sportswear industry in China; and (ii) the fact that in the original Proposal the Consortium Members expressed their reluctance to sell their Shares to any third party or form a buyer-side consortium with any third party. After further discussion with its advisors, the independent committee proposed to (i) request a price increase from the original proposed price, (ii) continue to insist on the “go-shop” provision, (iii) continue to insist on the “majority of the unaffiliated shareholders present and voting” voting requirement, (iv) provide for the termination fee payable by the Company to $1 million plus a $500,000 cap of expenses spent by the Consortium Members, while providing that the reverse termination fee payable by the Consortium Members would be $2 million, (v) insist on removing the “force the vote” provision requiring the submission of the merger agreement to the shareholders even if there has been a change in recommendation, (vi) provide that the Company may terminate the merger agreement in the event of a change in recommendation, (vii) provide in the Voting Agreement that the requirement that rollover shareholders vote in favor of the merger terminate if there has been a change in recommendation in response to a superior proposal, and (viii) insist on requesting an equity commitment letter providing for proof of funds prior to the mailing of the proxy statement with such funds maintained from that date forward until the closing.

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From November 12 to November 20, 2013, representatives of Houlihan Lokey and K&L Gates continued negotiations with the Consortium Members and representatives of Skadden based on the independent committee’s instructions discussed above.

On November 21, 2013, the independent committee held a meeting via teleconference at which representatives of Houlihan Lokey and K&L Gates were present. Representatives of Houlihan Lokey reported to the independent committee that (i) the Consortium Members objected to the “majority of the unaffiliated shareholders present and voting” voting requirement because it was not required under the BVI laws, but would be willing to consider a more stringent voting requirement based on the total votes eligible to be cast by all of the shareholders entitled to vote in the shareholders’ meeting in lieu of the “simple majority present and voting” voting requirement stipulated in the current draft merger agreement; and (ii) the Consortium Members proposed a price increase to $1.75 from the initial proposed price of US$1.72. The independent committee discussed with representatives of Houlihan Lokey and representatives of K&L Gates this revised proposal and negotiation strategies aiming at a further increase of the price. After such discussion, the independent committee directed representatives of Houlihan Lokey and K&L Gates to further negotiate with the Consortium Members based on the outstanding issues for a price above $1.75.

Subsequently on the same day, representatives of Houlihan Lokey and K&L Gates further negotiated with the Consortium Members and representatives of Skadden based on the independent committee’s instructions discussed above.

On November 21, 2013, Skadden circulated revised versions of the merger agreement and the ancillary agreements (i) maintaining that the voting requirement is “simple majority present and voting” as provided under BVI law, (ii) providing for a 30 day “go-shop” period, (iii) removing the “force the vote” provision, and (iv) allowing the board of directors to terminate the merger agreement in the event of a change in recommendation. The revised equity commitment letter included an obligation of Mr. Lin to show evidence of deposit of funds prior to the mailing of the proxy statement. The Voting Agreement required a vote in favor of the merger by the Consortium Members unless there was a change in recommendation by the board of directors.

On November 22, 2013, the independent committee held a meeting via teleconference at which representatives of Houlihan Lokey, K&L Gates and Walkers were present. Representatives of Walkers confirmed their advice previously delivered with regard to fiduciary duties of the board under BVI law and the required vote in transactions such as the merger. Representatives of Houlihan Lokey reported to the independent committee that it communicated the independent committee’s positions described above to the Consortium Members , and the Consortium Members responded that the final offer price would be $1.78, and that they would not consider any further increases to the offer price. Representatives of K&L Gates advised the independent committee that the independent committee needs to consider (i) whether to accept the price of $1.78 offered by the Consortium Members or request a further price increase, (ii) the voting requirement that should be adopted that would be in the best interest of the Company and its shareholders, and (iii) whether the Company should agree to the “go shop” provision in the merger agreement. After discussion with its advisors, the independent committee decided that they would need some time to deliberate over these issues before making any decisions. The independent committee decided to re-convene on November 26, 2013.

On November 26, 2013, the independent committee held a meeting via teleconference at which representatives of Houlihan Lokey, K&L Gates and Walkers were present. The independent committee discussed with representatives of its advisors (i) pros and cons of the “go shop” process and the term of the “go-shop,” (ii) options for the voting requirement so as to best protect the minority shareholders, (iii) the latest price offered by the Consortium Members, and (iv) the possibilities of and the negotiation strategies for a further increase in offer price. Representatives of Houlihan Lokey reported to the independent committee that the Consortium Members had indicated that it would be very difficult for the Consortium Members to further raise the offer price with a meaningful margin. Representatives of K&L Gates discussed with the independent committee that currently the Consortium Members held in the aggregate approximately 64% of the total outstanding ordinary shares of the Company, therefore, in order to ensure some representation in the voting by minority shareholders, the voting requirement would need to be (i) a certain percentage of the total outstanding ordinary shares instead of the total shares being voted by the shareholders participating in the shareholders meeting, and (ii) that the percentage of the total outstanding ordinary shares that must be voted in favor of the merger agreement and the merger must be higher than 64%. After further discussion with its advisors, the independent committee directed representatives of Houlihan Lokey to further negotiate with the Consortium Members to (i) request a price increase to $1.80, (ii) include a “go shop” for 40 days, and (iii) request the shareholder approval requirement be 66.7% or 70% of the total votes that may be cast by shareholders entitled to vote in the shareholders’ meeting (with the specific approval threshold dependent on the negotiation of the price increase).

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Immediately after the independent committee meeting, on the same day, representatives of Houlihan Lokey communicated the independent committee’s positions above to the Consortium Members. The Consortium Members responded to the representatives of Houlihan Lokey that (i) they insisted on the final offer price of $1.78, and (ii) they accepted the voting requirement being 70% of the total votes as of the record date that may be cast by shareholders entitled to vote in the shareholders’ meeting and (ii) they agreed to the inclusion of the 40-day “go shop” provision on condition that the merger agreement would be signed by November 29, 2013. These responses were subsequently reported to the independent committee. Between November 26 and November 27, 2013, each member of the independent committee deliberated and responded via email to representatives of K&L Gates that he would agree to accept the counter proposal made by the Consortium Members on November 26, pending confirmation from Houlihan Lokey regarding their opinion as to the fairness of the consideration. Subsequently, representatives of Houlihan Lokey communicated to the Consortium Members that the independent committee would meet early in the week of December 2 to finalize their determination.

Between November 26 to December 2, 2013, representatives of K&L Gates and representatives of Skadden revised and finalized the draft merger agreement and the ancillary agreements. On November 26, Mr. Ding Dongdong, a director of the Company, and Eagle Rise International Limited joined the Consortium and agreed to be a Rollover Shareholders.

On December 2, 2013, the independent committee held a meeting in person in the Beijing office of K&L Gates in which representatives of Houlihan Lokey, K&L Gates and Walkers participated. At this meeting, representatives of Houlihan Lokey presented the updated financial analysis to the independent committee. The independent committee also reviewed a hypothetical liquidation analysis performed by management of the Company. This hypothetical liquidation analysis assumed a liquidation of the Company and the recoverability of assets, including accounts receivable, in the event of such a liquidation. The analysis also took into account existing contractual obligations of the Company. A more detailed summary of such analysis can be found on page 16 of Exhibit (c)(2) to the Schedule 13E-3.

The independent committee discussed with representatives of Houlihan Lokey the methodology of its financial analyses. After the discussion, representatives of Houlihan Lokey delivered its oral opinion to the independent committee to the effect that, as of December 2, 2013, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per share merger consideration to be received by holders of the Shares (other than holders of the Excluded Shares) in the merger is fair, from a financial point of view, to such holders. Such opinion was subsequently confirmed by delivery by Houlihan Lokey of its written opinion dated December 2, 2013 to the independent committee. The independent committee then unanimously determined that the merger agreement and the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of the Company and its shareholders, and were fair to, and in the best interests of, those shareholders who are unaffiliated with the Buyer, the Rollover Shareholders or the Company and recommended that the board of directors of the Company adopt a resolution approving and declaring the advisability of the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company adopt the merger agreement. Representatives of Walkers, based on BVI law and the memorandum and articles of association of the Company, advised the independent committee that interested directors may participate in the meeting of the board of directors and are entitled to vote at such meeting; provided that such directors have disclosed their interest in the transactions in the outset of the board meeting, prior to any discussion of the matters to be discussed at the meeting.

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Immediately following the independent committee’s meeting, the board of directors of the Company convened a meeting. Among the directors that attended the meeting, in addition to the independent committee members, were Mr. Lin, as the Buyer, and Mr. Ding Dongdong, as a Rollover Shareholder in the proposed transaction. Therefore, at the beginning of the board meeting, Mr. Lin and Mr. Ding disclosed their interest in the proposed transaction as the Buyer and a rollover shareholder. The independent committee then discussed with the entire board (i) the transaction, (ii) the benefits and detriments of the transaction, and (iii) the process it undertook to arrive at its recommendation, including its advice from its outside financial and legal advisors. Based upon the unanimous recommendation of the independent committee, the board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that the shareholders of the Company adopt the merger agreement.

The merger agreement and the ancillary agreements were executed by the Company, Parent, Merger Sub and the Rollover Shareholders on December 2, 2013 following the board meeting.

Between December 2, 2013 and January 11, 2014, Houlihan Lokey contacted 27 potential buyers to formally solicit their interest in putting forth a competing offer to acquire the Company as part of the go-shop process. None of the parties contacted by Houlihan expressed any indication of interest in the Company. Among the 27 potential buyers contacted, 12 responded (including acknowledgements of receipt of solicitations) and two potential buyers formally declined. The other potential buyers who were contacted did not respond.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the independent committee, which independent committee acted with the advice and assistance of its independent financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on December 2, 2013, the independent committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of, the Company and its shareholders and is fair to, and in the best interests of, those shareholders who are unaffiliated with the Buyer, the Rollover Shareholders or the Company, and declare it advisable to enter into the merger agreement;

•	authorize and approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

•	direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On December 2, 2013, our board of directors approved and adopted the resolutions recommended by the independent committee. Board members Mr. Lin and Mr. Ding, the Buyer and a Rollover Shareholder, respectively, disclosed to the board at the outset of the meeting their role in the transaction and the conflicts of interest arising from their respective roles as members of the board of directors of the Company and their interests in the transactions contemplated under the merger agreement and the Contribution Agreement, including the merger. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 50 for additional information.

In connection with reaching their respective determinations, the independent committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the independent committee and our board of directors believed supported their respective decisions. Such factors are not listed in any relative order of importance:

•	the current and historical market prices of our Shares, including the fact that the merger consideration offered to our unaffiliated shareholders represents a 19.5% premium to the closing price of Shares on August 16, 2013, the last trading day immediately prior to the Company's announcement on August 19, 2013 that it had received “a going private” proposal. The $1.78 per Share merger consideration to be paid to unaffiliated shareholders in the merger also represents a (i) 17.1% premium over the closing price of $1.52 per Share on November 29, 2013, the trading day immediately before the merger agreement was signed; and (ii) 24.4% and 27.9% premium over the volume-weighted average closing price of the Shares during the 30 and 60 days, respectively, prior to the Company's announcement on August 19, 2013 that it had received a “going private” proposal;

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•	the all-cash merger consideration, which will allow our unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares;

•	the negotiations with respect to the merger consideration and the independent committee's determination that, following extensive negotiations with the Buyer, $1.78 per Share was the highest price that the Buyer was willing to agree to pay;

•	our ability to conduct a go-shop process for a period of 40 days following the signing of the merger agreement on December 2, 2013 to solicit, initiate, facilitate and encourage any “acquisition proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger—Acquisition Proposals” beginning on page 67);

•	the financial analysis reviewed by Houlihan Lokey with our independent committee, and the oral opinion to our independent committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 2, 2013) to the effect that, as of December 2, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per share merger consideration to be received by holders of the Shares (other than holders of the Excluded Shares) in the merger was fair, from a financial point of view, to such holders. Please see “Special Factors—Opinion of the Independent Committee's Financial Advisor” beginning on page 36 for additional information;

•	the equity commitment of the Buyer and the fact that such commitment requires availability of funding prior to the mailing of this proxy statement;

•	the belief, after a review of strategic alternatives with the assistance of the advisors to the independent committee, including the possibility of remaining independent, a liquidation analysis and potential combinations with other merger partners, that other alternatives were less favorable to the unaffiliated shareholders than the merger, given the potential risks, rewards and uncertainties associated with those alternatives;

•	the independent committee's belief that it was questionable whether any third party could complete an alternative transaction in light of the Buyer's express intent not to sell its Shares to any third party and the fact that the Buyer had obtained support from certain other shareholders as set forth in the proposal and communicated to the independent committee, who collectively own approximately 66.8% of the Company;

•	the increased costs of regulatory compliance for public companies, including, for example, legal and accounting costs in complying with rules applicable to public companies, including rules under The Sarbanes Oxley Act of 2002 and The Dodd-Frank Wall Street Reform and Consumer Protection Act and rules requiring XBRL reporting;

•	the recognition of the challenges to increase shareholder value as an independent publicly traded company due to our small market capitalization;

•	the limited trading volume of our Shares on NASDAQ;

•	the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the per Share merger consideration of $1.78, as adjusted for present value, and the possibility that such value might never be obtained;

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•	the understanding and recognition that, as a privately held entity, the Company's management may have greater flexibility to focus on improving the Company's financial performance without the constraints caused by the public equity market's valuation of the Company and potential on short-term emphasis on period-to-period performance;

•	the independent committee’s belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

•	the fact that under BVI law, the required approval for the merger is only a majority of the shares voting at a meeting, and the independent committee was able to obtain an approval threshold of 70% of the outstanding Shares;

•	our management’s estimated forecasts of our future financial performance, together with our management's view of our financial condition, results of operations, business and prospects, acknowledging that we may face uncertain business conditions in China;

•	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $2 million termination fee, and the guaranty of such payment obligation by the Buyer pursuant to a limited guaranty;

•	our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger—Acquisition Proposals” beginning on page 67);

•	the two-tier break-up fee mechanism that allows the Company to be responsible only for half of the otherwise applicable company termination fee in the event the company termination fee becomes payable as a result of the termination by Parent or the Company of the merger agreement in connection with an alternative acquisition proposal received by the Company during the go-shop period;

•	our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to authorize and approve the merger agreement;

•	our ability, under certain circumstances, to specifically enforce the terms of the merger agreement; and

•	in considering the merger with the Buyer, the independent committee was chartered to and did act solely to represent the interests of the unaffiliated security holders, and the independent committee had independent control of the negotiations with the Buyer and its independent legal advisor on behalf of such unaffiliated security holders;

In addition, the independent committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated security holders and to permit the independent committee and our board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	in considering the merger with the Buyer, the independent committee was chartered to and did act solely to represent the interests of the unaffiliated security holders, and the independent committee had independent control of the negotiations with the Buyer and its independent legal advisor on behalf of such unaffiliated security holders;

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•	all of the directors serving on the independent committee during the entire process were and are independent directors and free from any affiliation with the Buyer or the Rollover Shareholders; none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course; (ii) the directors’ receipt of compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee's or board's recommendation of the merger); and (iii) the director's indemnification rights under the merger agreement;

•	following its formation, the independent committee's independent control of the sale process with the advice and assistance of Houlihan Lokey, as its independent financial advisor, and K&L Gates, and Walkers, as its independent legal advisors, each reporting solely to the independent committee;

•	the independent committee was empowered to consider and take any and all actions in connection with the original written proposal from the Buyer and the transactions contemplated thereby from August 19, 2013, the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for authorization and approval until such time that the independent committee had recommended such action to our board of directors;

•	the independent committee met regularly with counsel and its financial advisor to consider and review the terms of the merger;

•	the understanding of the independent committee and our board of directors that the independent committee had no obligation to recommend the authorization and approval of the proposal from the Buyer or any other proposed transaction, and in fact that the independent committee had the authority to reject the terms of any strategic transaction, including the merger;

•	the understanding of the independent committee and our board of directors that, under the terms of the merger agreement, the independent committee has the ability to consider any proposal regarding a competing transaction reasonably likely to lead to a superior proposal until the date our shareholders vote upon and authorize and approve the merger agreement; and

•	the availability of dissenters’ rights to the unaffiliated shareholders who comply with all of the required procedures under the BVI Companies Act for exercising dissenters’ rights, which allow such holders to seek payment of the fair value of their shares.

The independent committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that the Company's shareholders, other than the Rollover Shareholders, will have no on going equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the possibility that the Rollover Shareholders could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

•	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company's outstanding Shares unaffiliated with the Rollover Shareholders;

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•	the restrictions on the conduct of the Company's business prior to the completion of the merger, which potentially could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger; see “The Merger Agreement and Plan of Merger—Conduct of Business Prior to Closing” beginning on page 64 for additional information;

•	the risks to the Company if the merger does not close, including (i) the diversion of management and employee attention, (ii) potential employee attrition and (iii) the potential disruptive effect on business and customer relationships;

•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the Buyer’s financing commitments for the merger, and that the Company's legal remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of a termination fee of $2 million (the payment of which is guaranteed by the Buyer), but that under certain circumstances the Company may not be entitled to a termination fee at all. See “The Merger Agreement and Plan of Merger—Termination of the Merger Agreement” beginning on page 72 and “The Merger Agreement and Plan of Merger—Termination Fees and Expense Reimbursement” beginning on page 74 for additional information;

•	under certain circumstances, the Company will be required to, pay Parent a termination fee of $1 million or $500,000 plus reimbursement of Parent’s expenses in connection with the termination of the merger agreement;

•	the terms of the Rollover Shareholders 's participation in the merger and the fact that the Rollover Shareholders may have interests in the transaction that are different from, or in addition to, those of our unaffiliated security holders, as well as the other interests of the Company's directors and officers in the merger; see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 50 for additional information; and

•	the taxability of an all-cash transaction to our unaffiliated security holders that are U.S. holders as defined below in “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 51.

The forgoing discussion of information and factors considered by the independent committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the independent committee and our board of directors. In view of the wide variety of factors considered by the independent committee and our board of directors, neither the independent committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the independent committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The independent committee recommended that our board of directors authorize and approve, and our board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the independent committee considered financial analyses presented by Houlihan. These analyses included, among others, a selected companies analysis and a discounted cash flow analysis. All of the material analyses as presented to the independent committee on December 2, 2013 are summarized below under the caption “Special Factors—Opinion of the Independent Committee's Financial Advisor” beginning on page 36. The independent committee expressly adopted these analyses and the opinion of Houlihan Lokey among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

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The independent committee and the board of directors considered the liquidation value of Company's assets but did not focus on liquidation as a viable alternative because it considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the independent committee and the board of directors believe that the value of the Company's assets that might be realized in a liquidation would be less than its going concern value. As indicated in the Company’s financial statements, while the Company has significant cash balances, a large amount of its current assets are subject to certain significant commitments and contingencies, primarily relating to certain capital commitments and construction projects. In addition, if the Company were liquidated, a significant amount of the Company’s current billed and unbilled accounts receivable would become doubtful. In addition, if the Company were to proceed with a liquidation process, related expenses such as severance, wind down costs and dividend tax could be significant and which would reduce any expected net recovery value on liquidated assets. Each of the independent committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the independent committee and board of directors also considered the historical market prices of our Shares as described under the caption “Market Price of the Shares” beginning on page 55. Each of our independent committee and the board of directors considered the purchase prices paid in previous purchases as described under the caption “Transactions in the Shares.” Neither the independent committee nor our board of directors considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The independent committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company's unaudited net book value per Share as of September 30, 2013 was $10.89, which is calculated as total equity divided by ordinary shares as of September 30, 2013. Net book value does not take into account the future prospects of the Company, market conditions, trends in the information technology services industry or the business risks inherent in competing with larger companies in that industry.

The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company's securities that would enable the holder to exercise control of the Company.

In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and are fair to and in the best interests of our unaffiliated security holders, our board of directors as a group did not undertake its own formal analysis of the merger agreement and the merger. Our board of director’s decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by our shareholders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the independent committee and each of the factors examined by the independent committee as described above under this section and adopted such recommendations and analysis as its own. For the foregoing reasons, each of the Company and our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and fair to and in the best interests our unaffiliated security holders.

Except as discussed in “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and our Board of Directors,” and “Special Factors—Opinion of the Independent Committee's Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Parties as to the Fairness of the Merger

Under the rules governing “going private” transactions, each of the Buyer, Mr. Ding, Parent, Merger Sub, Chen Shuli and Tiancheng Int’l Investments Group Limited (collectively, the “buyer parties” and each, a “buyer party”), may be deemed to be an affiliate of the Company, and therefore, required to express his, her or its belief as to the fairness of the merger to the Company’s unaffiliated shareholders. Each buyer party is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the buyer parties as to the fairness of the merger are not intended and should be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The buyer parties have interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 50 for additional information. The buyer parties believe the proposed merger is fair for the Company’s unaffiliated shareholders on the basis of the factors described in “Special Factors – Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 27 and the additional factors described below.

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The interests of the Company’s unaffiliated shareholders were represented by the independent committee, which negotiated the terms and conditions of the merger agreement with the assistance of its legal and financial advisors. The buyer parties attempted to negotiate a transaction that would be most favorable to them, and not to the Company’s unaffiliated shareholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The buyer parties did not participate in the deliberations of the independent committee regarding, and did not receive any advice from the independent committee’s legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated shareholders. Furthermore, the buyer parties did not perform, or engage a financial advisor to perform, any independent valuation or other analysis to assist them in assessing the fairness of the merger consideration to the Company’s unaffiliated shareholders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the independent committee and the Company’s board of directors discussed in “Special Factors – Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 27, the buyer parties believe the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders. In particular, the buyer parties believe that the proposed merger is both procedurally and substantively fair to the unaffiliated shareholders of the Company based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

•	the fact that the independent committee and, acting upon the unanimous recommendation of the independent committee, the Company’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company’s unaffiliated shareholders;

•	the fact that the independent committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any buyer party, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Company’s board of directors what action should be taken by the Company, including not to engage in the merger;

•	the fact that the members of the independent committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders, other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) independent committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee’s or board’s recommendation of the merger), and (iii) the directors’ indemnification rights under the merger agreement;

•	the fact that the independent committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the independent committee in similar transactions;

•	the fact that the independent committee and the Company’s board of directors had no obligation to recommend the authorization and approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

•	the current and historical market prices of the Company's Shares, including the fact that the merger consideration offered to the unaffiliated shareholders represents a 19.5% premium to the closing price of the Shares on August 16, 2013, the last trading day immediately prior to the Company’s announcement on August 19, 2013 that it had received “a going private” proposal. The $1.78 per Share merger consideration to be paid to unaffiliated shareholders in the merger also represents a (i) 17.1% premium over the closing price of $1.52 per Share on November 29, 2013, the trading day immediately before the merger agreement was signed, and (ii) a 24.4% and 27.9% premium over the volume-weighted average closing price of the Shares during the 30 and 60 days, respectively, prior to the Company’s announcement on August 19, 2013 that it had received a “going private” proposal;

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•	the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares held by, and liquidity to, unaffiliated shareholders and allows the unaffiliated shareholders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•	the fact that the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated thereby were the result of extensive negotiations over an extended period of time between the independent committee, its advisors and the Buyer;

•	the fact that Parent and Merger Sub obtained equity financing commitments for the transaction, the limited number and nature of the conditions to such financings, and the obligation of Parent and Merger Sub to use their reasonable best efforts to obtain the financing;

•	the fact that the independent committee received from its financial advisor, Houlihan Lokey, an opinion, dated December 2, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per share merger consideration to be received by holds of the Shares (other than holders of the Excluded Shares) in the merger was fair, from a financial point of view, to such holders;

•	the fact that in certain circumstances under the terms of the merger agreement, the independent committee and the board of directors of the Company are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;

•	the fact that the Company is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – Acquisition Proposals” beginning on page 67);

•	the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement;

•	the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the BVI Companies Act for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the courts of the British Virgin Islands;

•	the fact that adoption of the merger agreement is subject to approval by an affirmative vote of holders of Shares representing at least 70% of the outstanding Shares determined as of the record date for the Shareholders Meeting;

•	that the board of directors was fully informed about the extent to which the interests of the Rollover Shareholders in the merger differed from those of the Company’s other shareholders; and

•	the fact that none of the buyer parties or any of their advisors participated in or sought to influence the deliberative process of the independent committee.

The buyer parties did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs. The buyer parties note, however, that the merger consideration of $1.78 per Share is higher than the net book value of the Shares disclosed in the Company’s most recent public filings with the SEC.

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In its consideration of the fairness of the proposed merger, the buyer parties did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Company’s unaffiliated shareholders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, since it considered the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

The buyer parties did not seek to establish a pre-merger going concern value for the Company’s Shares to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders because following the merger, the Company will have a significant different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the merger consideration represented a premium to the going concern value of the Company.

The buyer parties are not aware of the terms of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (i) a merger or consolidation of the Company with or into another company, (ii) a sale of all or a substantial part of the Company’s assets, or (iii) the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The foregoing discussion of the information and factors considered and given weight by the buyer parties in connection with its evaluation of the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders is not intended to be exhaustive, but is believed to include all material factors considered. The buyer parties found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders. Rather, the buyer parties made the fairness determinations after considering all of the foregoing as a whole.

The buyer parties believe these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders. This belief, however, is not intended to be and should not be construed as a recommendation by the buyer parties to any shareholder of the Company to approve the merger agreement. The buyer parties do not make any recommendation as to how such shareholders should vote relating to the proposal to approve the merger agreement and the merger at the extraordinary general meeting.

None of the buyer parties performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the proposed merger to the Company’s unaffiliated shareholders.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company's management prepared certain financial projections for the calendar years ending 2013 through 2018 for the independent committee and Houlihan Lokey in connection with the financial analysis of the merger. These financial projections, which were based on Company management's estimates of the Company's future financial performance as of the date provided, were prepared by the Company's management for internal use and for use by Houlihan Lokey in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles. The underlying material assumptions taken into account by management in the preparation of such projected financial information are as follows: (i) the average selling prices for footwear, apparel and accessories will decrease slightly; (ii) the Company’s capital expenditures for 2013 through 2016 reflect the construction of a new manufacturing facility in Jiangxi province; (iii) after the new Jiangxi province manufacturing facility is completed (a) the percentage of revenue attributable to in-house production will increase as compared to outsourced production and (b) inventory levels will increase as the Company procures additional raw materials to satisfy its increased production capacity; (iv) gross margins will reflect positive impacts from the Jiangxi province facility construction through reduced cost of goods sold, but will be offset by the impact of (a) increasing competition in the sportswear sector, which is expected to result in lower average selling prices, (b) increasing raw material costs, and (c) increasing labor costs in China; (v) accounts receivable days are projected to decrease from historical highs as the sportswear sector is expected to recover; and (vi) no material acquisitions are assumed.

The financial projections are not a guaranty of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, operating income and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

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In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the independent committee and Houlihan Lokey, and are not included in this proxy statement in order to induce any holder of Shares to vote in favor of approval of the merger agreement or to elect not to exercise dissenters’ rights for his or her Shares.

Opinion of Houlihan Lokey (China) Limited

On December 2, 2013, Houlihan Lokey rendered an oral opinion to our independent committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 2, 2013) to the effect that, as of December 2, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per share merger consideration to be received by holders of the Ordinary Shares (other than holders of the Excluded Shares) in the merger was fair, from a financial point of view, to such holders.

Houlihan Lokey’s opinion was directed to our independent committee and only addressed the fairness from a financial point of view of the per share merger consideration to be received by holders of the Ordinary Shares (other than holders of the Excluded Shares) in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to our independent committee or any shareholder as to how to act or vote with respect to the merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed a draft, dated December 2, 2013, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the calendar years ending 2013 through 2018;

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•	reviewed a liquidation analysis prepared by the management of the Company based on the Company’s consolidated balance sheet as of September 30, 2013 (the “Liquidation Analysis”);

•	spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for the Ordinary Shares, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or their opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In addition, Houlihan Lokey understood that financial projections for the Company had been prepared by the management of the Company in Renminbi (“RMB”), the legal currency of China. Houlihan Lokey utilized certain publicly available RMB to United States dollar exchange rates and Houlihan Lokey assumed, with the consent of the independent committee, that such exchange rates were reasonable to utilize for purposes of Houlihan Lokey’s analyses. Houlihan Lokey expressed no view or opinion as to any currency or exchange rate fluctuations and assumed, with the consent of the independent committee, that any such fluctuations would not in any respect be material to Houlihan Lokey’s analyses or their opinion. Further, management of the Company advised Houlihan Lokey that (i) the financial projections provided to Houlihan Lokey were the only projections prepared by management of the Company (or any affiliated entity) in connection with the merger, (ii) they had not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the merger, nor had they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information had been provided to any party involved in the merger, and the independent committee had received all projections and/or similar information that had been received by any other party involved in the merger.

Houlihan Lokey relied upon, with the consent of the independent committee, representations made by management of the Company as of September 30, 2013 as to the US$58.8 million of capital commitments made by the Company through 2016 for (i) operating leases, (ii) staff quarter construction at the Company’s existing production center in Jinjiang, Fujian Province, (iii) construction, land purchases, and other investments in the Company’s new production center in Ruichang City, Jiangxi Province, (iv) advertisement contracts, and (v) research and development commitments, and the associated liabilities of the Company should these commitments be cancelled. Houlihan Lokey understood that management of the Company took into account the effects of these capital commitments in preparing the financial projections. Houlihan Lokey also assumed, with the consent of the independent committee, that the Liquidation Analysis, including the underlying assumptions as to the recovery rate of the Company’s assets and liabilities, its contractual obligations and estimated wind down charges, were reasonably prepared based on the best currently available estimates and judgments as to the matters covered thereby.

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Houlihan Lokey understood that Mr. Shuipan Lin (the “Chairman”) had no intention to sell his shares and had no agreement, arrangement or other understanding regarding the sale or other disposal of any Ordinary Shares (or interest therein, direct or indirect) to a minority equity investor or any other third party. Furthermore, Houlihan Lokey understood that the Chairman had indicated that he was only willing to consider entering into an agreement with Parent and the Rollover Shareholders in relation to the merger and had no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto. It was represented to Houlihan Lokey that the Chairman would independently obtain financing to fulfill his equity commitments to Parent as they become due and that none of the Company’s cash balance would be utilized in any manner towards payment of the consideration in the merger.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or the Company that would be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any material respect from the last draft of the merger agreement it reviewed.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

The opinion of Houlihan Lokey was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of each Ordinary Share actually would be when exchanged pursuant to the merger or the price or range of prices at which the Ordinary Shares may be purchased or sold at any time.

Houlihan Lokey’s opinion was furnished for the use of the independent committee (solely in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. The opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. The opinion was not intended to be, and does not constitute, a recommendation to the independent committee, the board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger or otherwise. Houlihan Lokey has duly consented to the inclusion of its opinion as Annex B to the proxy statement and its presentation to the independent committee, dated December 2, 2013, as Exhibit (c)(2) to the Schedule 13E-3.

Houlihan Lokey was not requested to opine as to, and its opinion did not express a view as to or otherwise address, among other things: (i) the underlying business decision of the independent committee, the board of directors, the Company, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the per share merger consideration to the extent expressly specified in the opinion of Houlihan Lokey), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the per share merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the independent committee, on the assessments by the independent committee, the board of directors, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the merger or otherwise.

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In preparing its opinion to our independent committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of our Company, the independent committee or Houlihan Lokey, such as the impact of competition on the business of our Company and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of our Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to our Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in our Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of our Company, the independent committee or Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

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Houlihan Lokey’s opinion was provided to our independent committee in connection with its evaluation of the proposed merger and was only one of many factors considered by our independent committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of our independent committee with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between the independent committee and Parent, and the decision to enter into the merger was solely that of our independent committee and board of directors.

The following is a summary of the material analyses reviewed by Houlihan Lokey with our independent committee in connection with Houlihan Lokey’s opinion rendered on December 2, 2013. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	Enterprise Value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet net of capital expenditure related capital commitments), as of a specified date.

•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected sportswear companies listed below as of November 29, 2013. Accordingly, this information may not reflect current or future market conditions. Estimates of 2013 and 2014 EBITDA for our Company were based on estimates provided by our management. Estimates of 2013 and 2014 EBITDA for the selected sportswear companies listed below were based on certain publicly available research analyst estimates for those sportswear companies.

Selected Companies Analysis . Houlihan Lokey calculated multiples of enterprise value based on certain financial data for the Company and the selected sportswear companies listed in the table below. The calculated multiples included enterprise value as a multiple of estimated 2014 EBITDA.

The table below sets forth a summary of relevant information reviewed by Houlihan Lokey for conducting its selected public company analysis. Although none of the companies under the selected companies analysis is directly comparable to the Company, the selected companies are sportswear companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that, for the purposes of its analysis, Houlihan Lokey and the management of the Company considered generally relevant in evaluating the Company. The foregoing criteria were consistently applied to all selected companies. Information for each of the selected public companies was based on each company’s most recent publicly available financial information and closing share prices as of November 29, 2013.

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Selected Companies Trading Statistics
(dollars and shares in millions, except per share or per share values)
					Enterprise Value / EBITDA
		Price 11/29/2013	Eq. Market Value [1]	EnterpriseValue [2]	LTM		NFY		NFY+1		Eq. Market Value / Net Book Value
Company	Ticker	($)	($mm)	($mm)	(x)		(x)		(x)		LTM (x)
Selected Companies
ANTA Sports Products Limited	SEHK:2020	$1.48	$3,693.2	$2,922.3	11.7	x	11.1	x	10.1	x	3.56	x
Li Ning Company Limited	SEHK:2331	0.96	1,305.0	1,309.4	NM		NM		NM		3.21	x
Xtep International Holdings Limited	SEHK:1368	0.50	1,105.2	685.4	4.1	x	4.8	x	4.9	x	1.53	x
361 Degrees International Limited	SEHK:1361	0.28	586.8	223.0	2.4	x	2.3	x	1.8	x	0.75	x
China Dongxiang (Group) Company Ltd	SEHK:3818	0.16	871.3	118.2	10.9	x	6.0	x	6.2	x	0.80	x
Peak Sport Products Co., Ltd.	SEHK:1968	0.23	492.6	133.6	3.0	x	2.6	x	1.9	x	0.74	x
Ever-Glory International Group, Inc.	AMEX:EVK	4.38	65.7	102.3	3.9	x	NM		NM		1.27	x
Meike International Holdings Limited	SEHK:953	0.07	85.6	76.1	NM		NM		NM		0.73	x
Flyke International Holdings Ltd.	SEHK:1998	0.06	51.4	55.0	NM		NM		NM		0.42	x
East Asia Holdings Investment Limited	KOSE:A900110	1.40	38.6	38.4	NM		NM		NM		NM
China Great STAR International Limited	KOSE:A900040	1.71	122.6	30.2	0.4	x	NM		NM		0.46	x
XiDeLang Holdings Limited	KLSE:XDL	0.10	75.4	29.3	1.1	x	1.4	x	NM		0.49	x
Naibu Global International Company Plc	AIM:NBU	1.20	67.5	3.9	0.1	x	0.1	x	0.1	x	0.36	x

High			$3,693.2	$2,922.3	11.7	x	11.1	x	10.1	x	3.56	x
Low			$38.6	$3.9	0.1	x	0.1	x	0.1	x	0.36	x

Mean			$658.5	$440.6	4.2	x	4.0	x	4.2	x	1.20	x
Median			$122.6	$102.3	3.0	x	2.6	x	3.4	x	0.75	x

Exceed Company Ltd. (Current Price)	NasdaqGS:EDS	$1.49	$51.3	$25.3	1.9	x	1.7	x	1.2	x	0.14	x
Exceed Company Ltd. (Offer Price)	NasdaqGS:EDS	$1.78	$60.1	$34.0	2.5	x	2.3	x	1.6	x	0.17	x

Sources: Capital IQ, Company public filings, analyst reports

Notes:

1. Equity Market Value refers to share price * (common shares outstanding + options and warrants per the treasury stock method)

2. Enterprise Value refers to equity market value + debt + preferred stock + derivative liabilities + minority interest – cash and short term investment (less capital expenditure related capital commitments)

LTM refers to the most recently completed twelve month period for which financial information has been made public

NFY refers to next fiscal year; NFY+1 refers to the year after next fiscal year

NA refers to not available figure, NM refers to not meaningful figure

No company used in this analysis for comparative purposes is identical to the Company

Converted to US$ using relevant rates as of 11/29/2013

Based on Houlihan Lokey's professional judgment and after taking into account qualitative and quantitative factors with respect to the Company and the selected companies, including as to size, growth and profitability, Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to corresponding financial data for the Company:

Multiple Description	Selected Multiple Range
	Low	High
Enterprise Value as a multiple of 2014E EBITDA	1.0	3.0

The selected companies analysis indicated the following implied per share reference range for the Company, as compared to the proposed per share merger consideration:

Implied Per Share Equity Reference Range for the Company	Per Share Merger Consideration

$1.41 - $2.67 (based on 2014 estimated EBITDA)	$1.78

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Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis for the purpose of determining an illustrative range of implied equity value per Ordinary Share. A discounted cash flow analysis is a method of evaluating an asset using estimates of the unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value”. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. Based on internal estimates provided by the Company’s management, which are disclosed under “Special Factors—Financial Projections”, Houlihan Lokey applied discount rates ranging from 13.5% to 17.5% to the unlevered, after- tax free cash flows that the Company was forecasted to generate through fiscal 2018 to derive estimated net present values of such unlevered free cash flows ranging from approximately US$(5.2) million to US$(3.4) million. The chosen discount rates resulted from Houlihan Lokey’s calculation of the Company’s weighted average cost of capital, which is a measure of the weighted average expected return on a given company’s equity and debt securities based on their relative proportions in such company’s capital structure. Houlihan Lokey calculated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity and the Company’s after- tax cost of debt. The Company’s cost of equity was estimated using the capital asset pricing model. Houlihan Lokey believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Houlihan Lokey then calculated terminal values for the Company by applying a range of perpetuity growth rates of 2.0% to 3.0% to the Company’s estimated terminal year unlevered free cash flow provided by management of the Company. Applying the same range of discount rates used above, Houlihan Lokey derived estimated present values of the Company’s terminal value ranging from approximately US$32.2 million to US$62.9 million. By adding the present values of unlevered free cash flows to the present values of terminal value, Houlihan Lokey calculated the implied enterprise value of the Company ranging from approximately US$27.1 million to US$59.4 million. With the consent of the independent committee, Houlihan Lokey calculated the Company’s implied equity value by adding to this range of estimated implied enterprise values an amount of approximately US$26 million, which is the sum of the Company’s cash and cash equivalents, less estimated amounts of the Company’s capital commitments through 2016 as provided by management of the Company as of September 30, 2013, and less total debt. The foregoing resulted in a range of the Company’s implied equity values of approximately US$53.1 million to US$85.5 million. By dividing the range of implied equity values of the Company by its total number of outstanding shares of 33,736,313 as of September 30, 2013 provided by management of the Company, Houlihan Lokey derived the following reference range of implied value per share for the Company, as compared to the proposed per share merger consideration:

Implied Per Share Equity Reference Range for the Company	Per Share Merger Consideration

$1.57 - $2.53	$1.78

Other Matters

Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with the merger and provide financial advisory services, including the issuance of an opinion to our independent committee regarding the fairness from a financial point of view of the per share merger consideration to be received by holders of the Ordinary Shares (other than holders of the Excluded Shares) in the merger. The Company engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to the engagement letter between Houlihan Lokey and the independent committee, a fixed fee of US$100,000 was paid to Houlihan Lokey upon execution of the engagement letter, a fixed fee of US$100,000 became payable to Houlihan Lokey upon delivery of its opinion, a fixed fee of US$110,000 will be payable to Houlihan Lokey upon stockholders’ approval of the merger, and a fixed fee of US$250,000 may be paid entirely at the discretion of the independent committee upon closing of the merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

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Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and their respective employees may have committed to invest in private equity or other investment funds managed or advised by participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

The Buyer Parties’ Purpose of and Reasons for the Merger

Under the rules governing “going private” transactions, each buyer party may be deemed to be engaged in a “going private” transaction and, therefore, required to express their reasons for the merger to the Company’s unaffiliated shareholders, as defined in Rule 13e-3 of the Exchange Act. Each buyer party is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

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For the buyer parties, the primary purpose of the merger is to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company privately held and wholly-owned by Parent. The buyer parties believe that structuring the transaction in such manner is preferable to other transaction structures because it will enable Parent to acquire 100% control of the Company, it represents an opportunity for the Company’s unaffiliated shareholders to receive $1.78 per Share in cash for their Shares, and it also allows the Rollover Shareholders to maintain a significant portion of their investment in the Company through their respective commitments to subscribe for equity interests of Parent.

The buyer parties also believe that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company’s public shareholders with respect to such initiatives or the collective risk tolerance of such public shareholders as it relates to such initiatives. Further, as a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated shareholders’ concerns and to engage in an ongoing dialogue with unaffiliated shareholders can at times distract management’s time and attention from the effective operation and improvement of the business. The buyer parties decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company’s being a privately-held company as described above. In the course of considering the going private transaction, the buyer parties did not consider alternative transaction structures.

Effect of the Merger on the Company

Private Ownership

Shares of the Company are currently listed on NASDAQ under the symbol “EDS.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company directly owned by Parent. Following the completion of the merger, the Shares will cease to be listed on NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. 90 days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. The Company expects that after the termination of the registration of the Shares, it will save approximately $500,000 in compliance-related costs annually. The Company does not expect to apply any operating loss carryforwards to shelter its future income.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding Shares will be cancelled in exchange for the right to receive $1.78 per Share in cash, without interest and net of any applicable withholding taxes, except for the following excluded Shares (the “Excluded Shares”): (i) Shares legally owned by Parent; and (ii) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the merger pursuant to Section 179 of the BVI Companies (the “Dissenting Shareholders”). Each Excluded Share (other than the Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. As a result, current shareholders of the Company, other than Parent, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the merger. As a result, our shareholders, other than Parent, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders, other than Parent, will not be exposed to the risk of loss in relation to their investment in the Company.

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Immediately after the effective time of the merger, each outstanding award under the Company's 2010 Equity Incentive plan, whether vested or unvested, will be assumed by Parent from and after the effective time of the merger, in accordance with the terms and conditions of such plan.

Directors and Management of the Surviving Corporation

As of the effective time of the merger, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect will be the memorandum and articles of association of the surviving corporation, except that, Article I of the memorandum and articles of association of the surviving corporation will be amended to provide that the name of the surviving corporation is “Exceed Company Ltd.,” as provided in the plan of merger, until thereafter changed or amended as provided therein or by applicable law.

In addition, unless otherwise determined by Parent prior to the effective time of the merger, the directors of Merger Sub at the effective time of the merger (identified below in “Annex D—Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving corporation and the officers of the Company immediately prior to the effective time of the merger will become the officers of the surviving corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company's unaffiliated security holders include, without limitation, the following:

•	the receipt by such security holders of $1.78 per Share in cash, representing a premium of 24.4% over the Company's 30 trading day volume-weighted average closing price as quoted by NASDAQ on August 16, 2013, the last trading day prior to the Company's announcement on August 19, 2013 that it had received a “going private” proposal;

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger; and

•	the reduction of the costs and administrative burden associated with operating the Company as a publicly-traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Company's unaffiliated security holders include, without limitation, the following:

•	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences”) of the Shares who receives cash in exchange for all of such U.S. Holder's Shares in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder's aggregate adjusted tax basis in such Shares. Because we may be or have been a PFIC for U.S. federal income tax purposes during a U.S. Holder's holding period for Shares, any gain recognized by a U.S. Holder on the receipt of cash in exchange for such U.S. Holder's Shares may be taxed under special U.S. federal income tax rules, as described under “Material U.S. Federal Income Tax Consequences.”

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The primary benefits of the merger to the Company's directors and executive officers (other than the Buyer and the Rollover Shareholders) include, without limitation, the following:

•	the aggregate compensation of $132,000 of Jin Jichun, Chen Yea-Mow and Pang Xiaozhong, each of which is a member of the independent committee, in exchange for their services in such capacity. These payments are neither contingent upon the completion of the merger nor the independent committee's or the board's recommendation of the merger;

•	the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions; and

•	continued indemnification rights and rights to advancement of certain fees;

The primary detriments of the merger to the Company's directors and executive officers (other than the Buyer and the Rollover Shareholders) include, without limitation, the following:

•	those officers and directors will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer and the Rollover Shareholders include the following:

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations;

•	the Company will no longer be subject to pressure to meet quarterly forecasts set by analysts. As a public company, the Company is subject to pressure to make decisions that may produce better short term results. It is possible that such decisions may, over the long term, not lead to a maximization of its equity value. In addition, the Company may be able to change (without worry about the short term consequences on the stock price because of lack of revenues) its business focus or product line and invest in significant strategies that may not, in the short term, produce quarterly revenue;

•	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent; and

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•	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the legal and accounting costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Buyer and the Rollover Shareholders include the following:

•	following the merger, there will be no trading market for the surviving corporation's equity securities;

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer and the Rollover Shareholders;

•	the business risks facing the Company, will be borne by the Buyer and the Rollover Shareholders; and

•	an equity investment in the surviving corporation by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment.

Effect of the Merger on the Company's Net Book Value and Net Earnings

The table below sets out the direct or indirect interest in the Company's net book value and net earnings for Mr. Lin, Tiancheng Int’l Investment Group Limited, Mr. Ding and the other Rollover Shareholders before and immediately after the merger, based on the historical net book value as of September 30, 2013 and the net earnings of the Company for the nine months ended September 30, 2013.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
	$'000%		$'000%		$'000%		$'000%
Lin Shuipan	137,150	38.01%	16,670	38.01%	261,142	72.37%	31,740	72.37%
Tiancheng Int'l Investment Group Limited	21,788	6.04%	2,648	6.04%	21,788	6.04%	2,648	6.04%
Ding Dongdong	1,070	0.30%	130	0.30%	1,070	0.30%	130	0.30%
Other Rollover Shareholders	76,832	21.29%	9,338	21.29%	76,832	21.29%	9,338	21.29%

Plans for the Company after the Merger

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, Parent will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange.

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Subsequent to the completion of the merger and the termination of registration of the Company’s Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The board of directors of the Company did not initiate a process for the sale of the Company. The independent committee was formed on August 19, 2013 in response to the receipt of the going private proposal letter from the Buyer on August 16, 2013. From this date, the independent committee discussed with its advisors other potential alternatives available to the Company as opposed to the transaction offered by the Buyer (including continuing to operate the Company as an independent public company or potentially liquidating the Company). From the date of the public announcement on August 19, 2013 to date, the Company has not received any actionable offer from any third party for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the shares that would enable such person to exercise control of or significant influence over the Company. The independent committee also took into account that, (a) the Company can terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, prior to obtaining required shareholder approval of the merger agreement, subject to the payment to Parent of a termination fee of $1 million; or (b) the Company can terminate the merger agreement in connection with an acquisition proposal received by the Company on or before January 11, 2014 (which is 40 days following the date of the merger agreement), subject to the payment to Parent of a termination fee of $500,000, pursuant to the merger agreement. In this regard, the independent committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company's shareholders).

The independent committee considered (i) the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent entity and any risks presented by that alternative, such as operational risks in execution of its expansion plans and the increased competitive nature of the industry), (ii) the range of potential benefits to its shareholders of the possible alternatives and (iii) the timing and the likelihood of accomplishing the goals of such alternatives given the number of Shares owned by the Buyer and the Rollover Shareholders. Taking such factors and the ones described above into account, the independent committee determined that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the proposed sale of the Company to the Buyer, taking into account risks of execution as well as business, financing, regulatory approval, competitive, industry and market risks.

The Buyer did not consider any other form of transaction because the Buyer believed that the merger was the most direct and effective way to enable the Buyer to acquire 100% control of the Company.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares in connection with the merger. Instead, the Company will remain a publicly traded company, the Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares, including the risk that the market price of the Shares may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $1 million or $500,000, as the case may be, plus reimbursement of certain expenses of Parent, or Parent may be required to pay the Company a termination fee of $2 million, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fees and Expense Reimbursement” beginning on page 74.

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If the merger is not completed, from time to time, the Company's board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

Parent estimates the total amount of funds necessary to complete the merger, including for payment of the merger consideration is approximately $20 million. On December 2, 2013, the Chairman entered into an equity commitment letter with Parent pursuant to which the Chairman committed to purchase equity interests of Parent at or immediately prior to the effective time of the merger for approximately $19.5 million. The equity commitment of the Chairman is conditioned upon the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the merger (other than those conditions that by their nature are to be satisfied at the effective time of the merger). The equity commitment of the Chairman is subject to pro rata reduction to a level sufficient to, in combination with the other financing arrangements contemplated by the merger agreement, fully fund the merger and other transactions contemplated by the merger agreement, in a circumstance where Parent does not require the full amount of the equity commitments to consummate the merger. The equity commitment will terminate automatically and immediately upon the earliest to occur of: (i) the valid termination of the merger agreement in accordance with its terms; (ii) the closing of the merger (provided that the Chairman shall, at or prior to the Closing, have fully funded and paid to Parent the equity commitment).

Contributed Equity

Subject to the conditions set forth in the Contribution Agreement, immediately prior to the effective time of the merger and without further action by the Rollover Shareholders, all of each Rollover Shareholder's right, title and interest in and to the Rollover Shares will be contributed, assigned, transferred and delivered to Parent. As consideration for the benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Rollover Shares, Parent will issue a number of Parent shares in the name of each Rollover Shareholder or a designee of the Rollover Shareholder equal to the number of Rollover Shares contributed by such Rollover Shareholder. Each Rollover Shareholder hereby acknowledges and agrees that (i) delivery of such Parent shares will constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Parent with respect to the applicable Rollover Shares; and (ii) on receipt of such Parent shares, such Rollover Shareholder will have no right to any merger consideration with respect to the Rollover Shares contributed to Parent by such Rollover Shareholder.

Limited Guaranty

The Buyer has entered into a limited guaranty in favor of the Company. The Buyer has guaranteed the due and punctual payment, performance and discharge as and when due of the payment obligations of Parent with respect to the payment of the total termination fee for which Parent is obligated to pay under the merger agreement; provided that in no event will the aggregate liability of the members of the Buyer under the limited guaranty exceed $2,000,000.

Remedies and Limitations on Liability

The parties to the merger agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, pursuant to the merger agreement, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Each party to the merger agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. While the Company, Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and monetary damages.

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Interests of Certain Persons in the Merger

Interests of the Rollover Shareholders

Concurrent with the execution of the merger agreement, the Rollover Shareholders entered into the Contribution Agreement pursuant to which, subject to the terms and conditions set forth therein, the Rollover Shareholders have agreed to the subscription of newly issued shares in Parent in exchange for the contribution by such Rollover Shareholders of certain number of Shares held by each of them having an aggregate value of approximately $39.4 million. At the closing of the merger, the Rollover Shareholders will own 100% of the outstanding interests in Parent.

Given the Company will become a privately-held company following the completion of the merger, the Rollover Shareholders’ interests in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty of an opportunity to sell their beneficial interests in the surviving company at an attractive price, or that any dividends paid by the surviving company will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving company.

Position with the Surviving Corporation

After completion of the merger, the Chairman expects to continue to serve as chairman of the board of directors of the surviving corporation and chief executive officer of the surviving corporation. It is anticipated that the other executive officers of the Company will hold positions with the surviving corporation that are substantially similar to their current positions.

Related Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions on an ongoing basis. For a description of our related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our annual report on Form 20-F for the fiscal year ended December 31, 2012, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 90 for a description of how to obtain a copy of our annual report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount
Legal fees and expenses	$850,000
Financial advisory fees and expenses	$600,000
Independent committee fees	$132,000
Printing, proxy solicitation and mailing costs	$15,000
Filing fees	$2,518
Total	$1,599,518

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These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of the record date, we expect that the Rollover Shareholders as a group will beneficially own, in the aggregate, 22,143,530 outstanding Shares, which represents 66.8% of the total issued and outstanding Shares entitled to vote.

Accounting Treatment of the Merger

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the registration of the plan of merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as a the time of the filing of the plan of merger, and notification of the merger being published in the British Virgin Islands Government Gazette.

Dissenters’ Rights

Please see “Dissenters’ Rights” beginning on page 76.

Material U.S. Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of the Shares who exchange Shares for cash pursuant to the merger agreement or receive cash as a result of exercising their Dissenters’ Rights. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service, or the “IRS”, and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax, consequences of the merger. This discussion is for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark–to–market accounting method; (iv) tax-exempt organizations; (v) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vi) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (vii) U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar; (viii) retirement plans, individual retirement accounts, or other tax-deferred accounts; (ix) U.S. expatriates; (x) persons subject to alternative minimum tax; (xi) U.S. Holders that actually or constructively own 10% more of our voting stock; (xii) holders that are related under certain attribution rules to Parent; or (xiii) holders that are not U.S. Holders. In addition, this discussion does not discuss any consequences to holders of Shares that will directly or indirectly hold an ownership interest in Parent or the Company after the merger. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.

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As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) a citizen or individual resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

PFIC Considerations

In general, we will be a passive foreign investment company, or “PFIC,” for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on an average of the quarterly values of the assets during the year) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income. The determination of whether we are a PFIC is made annually. As disclosed in our Annual Report on Form 20-F for the year ended December 31, 2012, we did not believe that we were a PFIC for the taxable year ended December 31, 2012. Our actual PFIC status for the current taxable year will not be determinable until the close of the current taxable year. Because the PFIC determination is dependent on a number of factors, some of which are beyond our control, including the amount of our operating income and the market valuation of our assets, including goodwill, and because the PFIC rules are complex and certain aspects are not entirely certain, we cannot assure you with respect of our status as a PFIC for the current taxable year or any prior taxable year. As described below, the U.S. federal income tax treatment of a U.S. Holder's disposition of Shares pursuant to the merger or exercise of Dissenters’ Rights will depend on whether we have been a PFIC in any taxable year in which the U.S. Holder held Shares.

Disposition of Shares Pursuant to the Merger or Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenters’ Rights, in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder will be taxed in the same manner as with respect to any other sale or taxable disposition of Shares, including a sale on a securities exchange. A U.S. Holder that receives cash, either as consideration in the merger or as a result of the U.S. Holder exercising its Dissenters’ Rights, will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

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If we are a PFIC and the U.S. Holder has not made a valid mark-to-market election, as discussed below, or we were a PFIC in a prior taxable year during which a U.S. Holder held Shares and the U.S. Holder did not make a deemed sale election when we ceased to be a PFIC, any gain recognized by a U.S. Holder on the disposition of Shares pursuant to the merger or the exercise of Dissenters’ Rights would be allocated ratably over such U.S. Holder's holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. The tax liability for amounts allocated to years prior to the year of disposition cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Shares cannot be treated as capital gains, even if a U.S. Holders holds the Shares as capital assets.

If a U.S. Holder has made a valid mark-to-market election with respect to its Shares, any gain the U.S. Holder recognizes would be treated as ordinary income (after taking into account basis adjustments resulting from prior inclusions due to the mark-to-market election), and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. Our Shares are traded on the NASDAQ Stock Market, or NASDAQ, which should be a qualified exchange for purposes of the applicable U.S. Treasury Regulations. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder would have continued to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interest in a PFIC for U.S. federal income tax purposes even if it had made a valid mark-to-market election. A timely mark-to-market election is made by filing IRS Form 8621 with an original or amended U.S. federal income tax return for the first taxable year in which a non-U.S. corporation is a PFIC and a U.S. Holder holds an equity interest in the PFIC by the due date of the return (including extensions). A U.S. Holder who directly holds our Shares should consult its tax advisors as to the availability of a mark-to-market election and the application of the mark-to-market election to a disposition of shares pursuant to the merger or an exercise of Dissenters’ Rights.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder would be required to file IRS Form 8621 (or any other form specified by the U.S. Department of the Treasury) with respect to the disposition of Shares, generally with the U.S. Holder's federal income tax return for the year of merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Subject to certain limitations, a U.S. person may make a “qualified electing fund” election (“QEF Election”), which serves as a further alternative to the foregoing rules, with respect to such person's investment in a PFIC in which such person owns shares (directly or indirectly) of the PFIC. If a U.S. Holder has made a QEF election with respect to the Shares, and the special tax and interest charge rules do not apply to such Shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such Shares or a purge of the PFIC taint pursuant to a purging election), any gain the U.S. Holder recognizes from the merger generally will be taxable as capital gain and no interest charge will be imposed.

If we are not a PFIC for the current taxable year and have not been a PFIC in any previous taxable year in a U.S. Holder's holding period for its Shares, any gain or loss recognized will be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is greater than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.

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Any gain or loss recognized by a U.S. Holder generally should be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes. As discussed under “Special Factors—Material PRC Income Tax Consequences” beginning on page 54, we do not believe that we should be considered a PRC “resident enterprise” under the EIT Law. However, in the event that we are deemed to be a PRC resident enterprise and gain from the disposition of the Shares is subject to tax in the PRC, a U.S. Holder may be eligible to treat such gain as PRC-source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, or the “Treaty”). If we are not eligible for the benefits of the Treaty, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Information Reporting and Backup Withholding

A U.S. Holder will generally be subject to information reporting with respect to the amount of cash received in the merger, unless such U.S. Holder is a corporation or other exempt recipient. A U.S. Holder may also be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W–9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder's “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on the disposition of their Shares pursuant to the merger.

Company

No gain or loss is expected to be recognized by the Company.

Rollover Shareholders

Rollover Shareholders that do not receive any cash are not expected to recognize any gain or loss for U.S. federal income tax purposes. Rollover Shareholders that do not receive cash will be taxed as described above under the heading “Disposition of Shares Pursuant to the Merger or an Exercise of Dissenters’ Rights to the extent such holders are treated as exchanging Share for such cash.

Material PRC Income Tax Consequences

The Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares pursuant to the merger by our shareholders holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares is subject to PRC tax if the holders of such Shares are PRC resident individuals.

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You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material British Virgin Islands Tax Consequences

The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that registration fees will be payable to the Registrar of Corporate Affairs of the British Virgin Islands to register the plan of merger.

MARKET PRICE OF THE COMPANY' SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares

The following table provides the high and low sales prices for our Shares on the NASDAQ under the symbol “EDS,” for each quarter during the past two years:

	Sales Price Per Share (in $)
	High	Low
Quarterly:
2011
First quarter	8.58	5.88
Second quarter	7.63	4.46
Third quarter	5.70	2.83
Fourth quarter	5.45	3.20
2012
First quarter	4.98	2.98
Second quarter	3.65	1.81
Third quarter	2.35	1.60
Fourth quarter	1.83	1.18
2013
First quarter	1.55	1.22
Second quarter	1.46	1.10
Third quarter	1.70	1.07

Dividend Policy

Since our inception, we have not declared or paid any dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future and the merger agreement prohibits us from paying dividends without the prior written consent of Parent.

Cash dividends on our Shares, if any, will be paid in U.S. dollars.

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THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company's board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on [•] , at [•] (Hong Kong Time) at [•] ..

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon proposals:

THAT the agreement and plan of merger dated as of December 2, 2013 (the “merger agreement”) among Parent, Merger Sub and the Company (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Corporate Affairs of the British Virgin Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation, and any and all transactions contemplated by the merger agreement, including the merger, be authorized and approved and the directors of the Company be authorized to do all things and make such filings as necessary to give effect to the merger agreement; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolution to be proposed at the extraordinary general meeting.

If the merger is completed, at the effective time of the merger, each outstanding Share, other than the Excluded Shares, will be cancelled in exchange for the right to receive $1.78 in cash without interest, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time of the merger, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the BVI Companies Act. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time of the merger, each ordinary share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving corporation.

Our Board's Recommendation

Our board of directors, acting upon the unanimous recommendation of the independent committee of our board of directors:

•	determined that it is fair to and in the best interests of the Company and its shareholders (other than holders of Excluded Shares) and is fair to and in the best interests of its unaffiliated shareholders, and declared that it is advisable, to enter into the merger agreement;

•	authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

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Quorum

A quorum of our shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding not less than an aggregate of one-half of the votes of Shares that are entitled to vote on the record date. We expect, as of the record date, there will be 33,157,683 Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the adoption of the merger agreement.

Record Date; Shares Entitled to Vote

You are entitled to attend and directly vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on [•] , the Share record date for voting at the extraordinary general meeting, respectively. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be [•] Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is [•] at [•] a.m. (Hong Kong Time). Please see “The Extraordinary General Meeting—Procedures for Voting” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company's Shares would continue to be listed on NASDAQ.

Vote Required

Under the BVI Companies Act and the merger agreement, we cannot complete the merger unless the merger agreement, the transactions contemplated by the merger agreement, including the merger, are adopted by an affirmative vote of shareholders representing at least 70% of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. As of December 2, 2013, the Rollover Shareholders as a group beneficially owned, in the aggregate, 22,143,530 Shares, which represents 66.8% of the total issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 86 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, 1,050,000 Shares, approximately 10% of the total outstanding Shares entitled to vote owned by the remaining shareholders, must be voted in favor of the proposal in order for the merger to be approved.

Shareholders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business on [•] (British Virgin Islands time), the share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than [•] a.m. on [•] (Hong Kong Time).

Persons who have acquired Shares and whose names are entered in the Company's register of members before the close of business on [•] (British Virgin Islands time) will receive the proxy form (including the voting material) before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on [•] (British Virgin Islands time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

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Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the board of directors of the Company.

Voting of Proxies and Failure to Vote; Discretionary Proxy of the Company Under the Deposit Agreement

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Exceed Company Ltd., Level 12, China Minmetals Building, 79 Chatham Road South, Tsim Sha Tsui, Kowloon, Hong Kong.

•	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, which is attached as Annex C to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

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Whom to Call for Assistance

If you have any questions or need assistance in voting your Shares, you may contact [•], the firm assisting us with this proxy solicitation, at [•] or toll-free in North America or at [•] collect.

Solicitation of Proxies

We have engaged [•] to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that [•] fees for its services will be approximately $[•] plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the third business day immediately after all of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or another date agreed in writing by Parent and the Company. At the closing, Merger Sub and the Company will execute articles of merger and the plan of merger and file the plan of merger and other related documents with the Registrar of Corporate Affairs of the British Virgin Islands. The merger will become effective at the time when the plan of merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date (not exceeding 30 days after the date the plan of merger is registered) as Merger Sub and the Company may agree and specify in the plan of merger in accordance with the BVI Companies Act.

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We currently anticipate that the merger will be completed in towards the end of the first quarter of 2014, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

As of the effective time of the merger, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect will be the memorandum and articles of association of the surviving corporation, except that, Article I of the memorandum and articles of association of the surviving corporation will be amended to provide that the name of the surviving corporation is “Exceed Company Ltd.,” as provided in the plan of merger, until thereafter changed or amended as provided therein or by applicable law.

In addition, unless otherwise determined by Parent prior to the effective time of the merger, the directors of Merger Sub at the effective time of the merger (identified below in “Annex D—Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving corporation and the officers of the Company immediately prior to the effective time of the merger will become the officers of the surviving corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

Merger Consideration

At the effective time of the merger, each outstanding Share (other than Excluded Shares) will be cancelled in exchange for the right to receive $1.78, in cash, without interest and net of any applicable withholding taxes.

At the effective time of the merger, each Excluded Share (other than the Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. Please see “Dissenters’ Rights” beginning on page 76 for additional information.

At the effective time of the merger, each ordinary share, with no par value, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and non-assessable ordinary share, with no par value, of the surviving corporation.

Treatment of Equity Incentive Plan

At effective time of the merger, the Company’s 2010 Equity Incentive Plan and all awards issued thereunder will be assumed by Parent, in accordance with the terms and conditions of such plan. At or prior to the effective time of the merger, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, will adopt any resolutions and take any actions which are reasonably necessary to effectuate the foregoing arrangement.

Exchange Procedures

Prior to the effective time of the merger, Parent will designate a paying agent for making the payments required to be made pursuant to the merger agreement, and will enter into an agreement with the paying agent in a form reasonably satisfactory to the Company. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient for the paying agent to make payments under the merger agreement.

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Promptly after the effective time of the merger (and in any event within (i) five business days in the case of registered holders of the Shares and (ii) three business days in the case of the depository trust company on behalf of the holders holding the Shares through brokers, nominees, custodians or through a third party), Parent and the surviving corporation will cause the paying agent to mail (or, in the case of the depository trust company, to deliver), to each person who was, at the effective time of the merger, a registered holder of Shares entitled to receive the per Share merger consideration pursuant to the merger agreement: (a) a letter of transmittal (which will be in customary form reasonably acceptable to Parent and the Company, and will specify how the delivery of the merger consideration to registered holders of the Shares will be effected and contain such other provisions as Parent and the Company may mutually agree); and (b) instructions for use in effecting the surrender of any issued share certificates and book-entry shares and/or such other documents as may be required in exchange for the per Share merger consideration.

Upon surrender of a share certificate (or affidavit of loss in lieu of the share certificate) or book-entry shares, an executed letter of transmittal, and such other documents as may be required pursuant to instructions from the paying agent, each registered holder of the Shares represented by such share certificate (or affidavit of loss in lieu of the share certificate) and each registered holder of book-entry shares will be entitled to receive a check in the amount equal to (x) the number of Shares represented by such share certificate or the number of book-entry shares multiplied by (y) the per Share merger consideration, without interest.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to, and for the matters that Mr. Lin has actual knowledge of.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company's businesses;

•	the Company's capitalization, the absence of preemptive or other rights with respect to securities of the Company, or any securities that give their holders the right to vote with the Company's shareholders;

•	the Company's corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the independent committee and by the board of directors of the Company, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger by the board of directors of the Company;

•	the required vote of the Company's shareholders to adopt the merger agreement;

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•	the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the Company's SEC filings since January 1, 2010 and the financial statements included therein;

•	the Schedule 13E-3 and this proxy statement;

•	the Company's disclosure controls and procedures and internal controls over financial reporting;

•	the absence of any “Material Adverse Effect” (as defined below) on the Company or certain other changes or events since December 31, 2012;

•	the absence of any legal proceedings against the Company;

•	employee benefits;

•	compliance with applicable laws and licenses;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	real property;

•	environmental matters;

•	tax matters;

•	labor and employment matters;

•	intellectual property;

•	insurance matters;

•	the receipt of opinion from Houlihan Lokey;

•	the absence of affiliated transactions;

•	the absence of any undisclosed broker's or finder's fees; and

•	acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the merger agreement.

Many of the representations and warranties made by the Company are qualified as to “knowledge”, “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any change, effect, event, violation, circumstance, occurrence, development or fact, that is, or would reasonably be expected to be, either individually or in the aggregate with all other effects, materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole. However, no effect related to or arising out of any of the following items will be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

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(i)	the announcement of the merger agreement or pendency of the merger or the identity of Parent or its shareholders as the acquirer of the Company, including litigation or other legal proceedings related to the merger agreement or the merger;

(ii)	any change in the price of the Shares or trading volume (it being understood that any change in the Company underlying or contributing to such change in Share price or trading volume may be taken into be taken into account in determining whether a Material Adverse Effect exists);

(iii)	actions or omissions of the Company or any of its subsidiaries taken pursuant to the merger agreement with the written consent or at the written request of Parent, Merger Sub;

(iv)	any breach of the merger agreement by Parent or Merger Sub;

(v)	effects effecting the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates or foreign exchange rates;

(vi)	effects affecting the industry in which the Company and its subsidiaries operate;

(vii)	changes in general business, economic or political conditions;

(viii)	acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof;

(ix)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or other similar force majeure events;

(x)	changes or modifications in the generally accepted accounting principles applicable to the Company and its subsidiaries occurring after the date of the merger agreement, or applicable law or the interpretation or enforcement thereof;

(xi)	the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(xii)	any change or prospective change in the Company’s credit ratings; and

(xiii)	any loss of, or change in, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the merger agreement, the consummation of the merger or the announcement of the merger agreement or the merger.

provided, however, that events, violations, circumstances, changes or effects set forth in clauses (v), (vi), (vii) and (x) may be taken into account in determining whether there has been a “Material Adverse Effect” to the extent such events, violations, circumstances, changes or effects have had a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to the other participants in the industry in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or is reasonably be expected to occur).

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The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the equity commitment letter and the sufficiency of funds for paying the aggregate per Share merger consideration, subject to certain conditions;

•	capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

•	governmental consents and approvals;

•	the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the absence of legal proceedings against Parent and Merger Sub;

•	the absence of any undisclosed broker's or finder's fees;

•	the accuracy of certain information included in the Schedule 13E-3 and this proxy statement;

•	solvency of the surviving corporation immediately following completion of the merger;

•	the absence of undisclosed Shares or other securities of, any rights to acquire the Shares or other securities of, or any other economic interest in, the Company, beneficially owned by Parent or Merger Sub;

•	the Voting Agreement and Contribution Agreement being in full force and effect and being legal and binding obligations of Parent, and to the knowledge of Parent, the other parties thereto;

•	the absence of any other agreements (except for the Contribution Agreement, the Voting Agreement, and the limited guaranty) (i) between Parent, Merger Sub or any of their affiliates on one hand, and any member of the Company's management, directors, or shareholders, on the other hand, that relate to the Company or the transactions contemplated by the merger agreement or (ii) pursuant to which any holder of Shares would be entitled to receive consideration different than the merger consideration or pursuant to which a shareholder agreed to vote to approve the merger or against any superior proposal;

•	non-reliance by the Parent and Merger Sub on Company estimates, projects and forecasts; and

•	acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent or Merger Sub contained in the merger agreement.

Conduct of Business Prior to Closing

The Company has agreed that from the date of the merger agreement until the effective time of the merger (or the termination of the merger agreement) (i) the business of the Company and its subsidiaries will be conducted in the ordinary course in all material respects and (ii) the Company and its subsidiaries will use their respective reasonable efforts to preserve their business organizations substantially intact and maintain their existing relations and goodwill with governmental entities, key customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and other persons with whom the Company or any subsidiary of the company has material business relations.

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From the date of the merger agreement until the effective time of the merger (or the termination of the merger Agreement), without the prior written consent of Parent, the Company will not and will not permit any of its subsidiaries to, among other things:

•	adopt or propose any change in the memorandum and articles of association or equivalent organizational documents of the Company or any of its subsidiaries;

•	effect any scheme of arrangement, or merge or consolidate the Company or any of its subsidiaries with any other person, except for any such transactions among wholly owned subsidiaries of the Company that are not obligors or guarantors of third party indebtedness, or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any contracts imposing material changes or material restrictions on assets, operations or businesses of the Company and its subsidiaries;

•	acquire, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than in the ordinary course of business, (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any person is not in the ordinary course of business);

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities;

•	create or incur (i) any lien or other security interest on any intellectual property owned by the Company or any of its subsidiaries or exclusively licensed or that is material and non-exclusively licensed by the Company or any of its subsidiaries outside the ordinary course of business or (ii) any lien on any other material assets of the Company or any of its subsidiaries, in each case, other than permitted liens and liens incurred in the ordinary course of business;

•	make any loans, advances, guaranties or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly owned subsidiary of the Company), except pursuant to contracts in effect as of the date of the merger agreement which have been filed as exhibits to the Company reports filed with the SEC;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital (except for dividends paid by any subsidiary to the Company or to any other subsidiary and periodic dividends and other periodic distributions by non-wholly owned subsidiaries in the ordinary course consistent with past practices), or enter into any contract with respect to the voting of its share capital;

•	reclassify, split, combine, subdivide, directly or indirectly, any of its share capital or securities convertible or exchangeable into or exercisable for any of its share capital;

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•	incur, alter, amend or modify, any indebtedness for borrowed money or guaranty such indebtedness of another person, or permit any subsidiary of the Company to guaranty any indebtedness of the Company, other than the incurrence or guaranty of indebtedness in the ordinary course of business not to exceed $3,500,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

•	issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries;

•	make or authorize any capital expenditure in excess of $1,000,000 per project or related series of projects of $2,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

•	make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in applicable generally accepted accounting principles or law;

•	settle any action before a governmental entity by or against the Company or any of its subsidiaries or relating to any of their business, properties or assets, other than settlements (i) entered into in the ordinary course of business consistent with past practice, (ii) requiring of the Company and its subsidiaries only the payment of monetary damages not exceeding $1,000,000 and (iii) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•	create any new subsidiaries;

•	enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any material contract (or contract that would be a material contract if such contract had been entered into prior to the date of the merger agreement);

•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•	with regard to material intellectual property owned by the Company or any of its subsidiaries, transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any such material intellectual property, other than licenses or other contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such intellectual property that is no longer used or useful in any of the Company's or its subsidiaries' respective businesses or pursuant to contracts in effect prior to the date of the merger agreement; and (b) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its subsidiaries, including capital stock of any of its subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $300,000 in the aggregate, in each case, other than pursuant to Contracts in effect as of the merger agreement;

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•	except as required pursuant to existing written plans or contracts in effect as of the date of the merger agreement, as otherwise required by applicable law or in the ordinary course of business, (i) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any employee, consultant or director of the Company or any of its subsidiaries except employment agreements with newly hired employees in the ordinary course of business consistent with past practice; (ii) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its subsidiaries; (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its subsidiaries, in each case, except increases in compensation and bonus in the ordinary course of business consistent with past practice; (iv) establish, adopt, amend or terminate any Company benefit plan (except as required by Law) or amend the terms of any outstanding equity-based awards; (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company benefit plan, to the extent not already required in any such Company benefit plan; (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vii) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries; or

•	agree, authorize or commit to do any of the foregoing.

Shareholders' Meeting

Subject to the “Go-shop” provisions described below, the Company will use reasonable best efforts, in accordance with applicable law and its memorandum and articles of association to convene an extraordinary general meeting of the shareholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 to consider and vote upon the approval and authorization of the merger agreement and the plan of merger, provided that the Company will not be required to call, give notice of or hold the shareholders' meeting on or before 11:59 p.m. (Hong Kong time) on January 11, 2014 (the “Go-Shop Period End Date”). The Company may adjourn or postpone the shareholders' meeting to the extent necessary to ensure that any supplement or amendment to the proxy statement is provided to its shareholders within a reasonable number of days prior to the shareholders' meeting, and the Company may adjourn or postpone the shareholders' meeting if as of the time for which the shareholders' meeting is originally scheduled there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholders' meeting or if the Company deems necessary to solicit more proxies.

In the event that the board of directors of the Company changes, withholds, withdraws, qualifies or modifies its recommendation to the shareholders of the Company, the Company will have the right not to submit the merger agreement to the holders of Shares for the approval at, and will have the right not to hold the shareholders' meeting.

Acquisition Proposals

During the period beginning on the date of the merger agreement and continuing until the Go-Shop Period End Date, the Company and its representatives may (acting under the direction of the independent committee) directly or indirectly, (i) solicit, initiate, facilitate and encourage any acquisition proposal, provided that any material non-public information concerning the Company or its subsidiaries provided to such solicited person given such access and not previously disclosed to Parent will be disclosed to Parent as well; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal or otherwise cooperate with, assist, participate in, facilitate or take any other action in connection with any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal.

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“Acquisition proposal” is defined in the merger agreement as (i) any bona fide written inquiry, proposal or offer with respect to a merger, joint venture, partnership, consolidation, business combination or other similar transaction involving the Company or any of its subsidiaries, which if consummated would result in any person becoming the beneficial owner of, directly or indirectly, 20% or more of the total voting power of the equity securities of the company and (ii) any acquisition by any person, or proposal or offer, which if consummated would result in any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the company, or 20% or more of the consolidated total assets (including the equity securities of the subsidiaries) of the company, in each case, other than the transactions contemplated by the merger agreement.

From the Go-Shop Period End Date until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor any of its subsidiaries nor any of the officers and directors of it or any of its subsidiaries will: (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any person relating to any acquisition proposal or (iii) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal. However, the Company may take and continue to take any of the actions permitted during the “go-shop” period as described in the immediately preceding paragraph and, subject to certain restrictions, from and after the Go-Shop Period End Date with respect to any solicited person that, prior to the Go-Shop Period End Date, has made a bona fide acquisition proposal that the independent committee determines in good faith constitutes or would reasonably be expected to result in a superior proposal (each such solicited person, an “Excluded Party”). Any Excluded Party will cease to be an Excluded Party for all purposes under the merger agreement immediately at such time as the acquisition proposal made by such party is withdrawn, is terminated or expires, or the independent committee determines in good faith that such acquisition proposal ceases to constitute, or ceases to be reasonably likely to lead to, a superior proposal (a “Terminated Acquisition Proposal”).

Within 48 hours after the Go-Shop Period End Date, the Company will notify Parent of the material terms and conditions of the acquisition proposals (including any amendments or modifications thereof) received from any Excluded Party and the identity thereof. After the end of the “go-shop” period, other than with respect to persons who on the Go-Shop Period End Date are Excluded Parties, and at any subsequent time with respect to any person (including a formerly Excluded Party) that has made an acquisition proposal that becomes a Terminated Acquisition Proposal, the Company will immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with such person conducted theretofore by the Company, its subsidiaries or any of their respective representatives with respect to any acquisition proposal and will use reasonable best efforts to require such person to promptly return or destroy any confidential information previously furnished by the Company, any of its subsidiaries or any of their respective representatives. The term “superior proposal” means a bona fide acquisition proposal (with all of the percentages included in the definition of” acquisition proposal” increased to 50% that was not obtained in violation of the “go-shop” provisions of the merger agreement and which the board of directors, acting through the independent committee, has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the merger.

Prior to the receipt of the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, if the Company has otherwise complied in all material respects with its obligations set forth in the immediately preceding paragraph, (i) following receipt by the Company of an acquisition proposal from any person, the Company and its representatives may contact such person solely in order to (a) clarify such acquisition proposal so as to determine whether such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal and (b) notify such person of the non-solicitation restrictions as set forth under the merger agreement; and (ii) if the independent committee has determined in good faith based on the information then available that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, the Company and its representatives may (a) provide information in response to a request therefor by a person (other than any affiliate of the Company) who has made such an unsolicited written acquisition proposal that the board of directors believes in good faith to be bona fide and providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company; and promptly discloses (and, if applicable, provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub; and (b) engage or participate in any discussions or negotiations with any person who has made such an acquisition proposal; or if the board of directors determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal.

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After the Go-Shop Period End Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent and Merger Sub in writing if any proposals or offers with respect to an acquisition proposal are initially received by, any such information is initially requested from, or any such discussions or negotiation are initially sought to be initiated or continued with, it or any of its representatives (in each case received after the Go-Shop Period End Date) indicating, in connection with such notice, the name of such person, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and whether the Company has any intention to provide confidential information to such person, and thereafter will use reasonable efforts to keep Parent and Merger Sub informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and material terms of any such acquisition proposal, indication, inquiry or request and of any material changes in the status and material terms of any such acquisition proposal, indication, inquiry or request. Without limiting the foregoing, the Company will promptly (and in any event within 48 hours) notify Parent and Merger Sub in writing if it determines to initiate actions concerning an acquisition proposal as permitted by under the merger agreement. The Company will not, and will cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the merge agreement that prohibits the Company from providing such information to Parent or Merger Sub.

Change of Recommendation

The board of directors of the Company and the independent committee will not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; or

•	subject to certain exceptions and conditions, cause or permit the Company to enter into any alternative acquisition agreement, including letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement relating to any acquisition proposal).

However, prior to obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company, based on the unanimous recommendation of the independent committee, may (i) withhold, withdraw, qualify or modify the company recommendation to approve, recommend or otherwise declare advisable any superior proposal not solicited, entered into or agreed to in breach of obligations under the merger agreement and made after the date of the Merger Agreement, and to authorize the Company to terminate the merger agreement or enter into an alternative acquisition agreement with respect to such superior proposal if the board of directors of the Company (acting through the independent committee) determines in good faith, after consultation with outside legal counsel to the independent committee, that failing to do so would be inconsistent with its fiduciary obligations under applicable laws (a “Company Adverse Recommendation”); provided, however, that prior to making any such Company Adverse Recommendation:

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•	the Company and the independent committee will give Parent and Merger Sub at least five business days written notice advising that the Company (acting through the independent committee) currently intends to take such action and the basis therefor;

•	during the five business day period following Parent's and Merger Sub's receipt of such notice of superior proposal, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

•	following the end of the five business day period, the Company will have determined in good faith, taking into account any changes to the merger agreement proposed in writing by Parent and Merger Sub, that the acquisition proposal continues to constitute a superior proposal. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal and will require a new notice of superior proposal to Parent and Merger Sub and the Company will be required to comply with the requirements under the merger agreement fully with respect to such amended acquisition proposal.

Indemnification

The merger agreement provides that the indemnification, advancement and exculpation provisions of indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time of the merger will survive the merger and will not be amended, repealed or otherwise modified for a period for six years from the effective time of the merger in any manner that would adversely affect the rights of the current and former directors, officers or employees of the Company. In addition, the memorandum and articles of association of the Company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, except to the extent prohibited by applicable law, which provisions will not be amended, repealed or otherwise modified for a period of five years from the effective time in any manner that would adversely affect the rights of the current and former directors, officers or employees of the Company . For a period of six years after the after the effective time of the merger, the surviving corporation will comply with all of the company’s obligations, and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) current and former directors, officers or employees of the Company against (i) all costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any damages in connection with (a) the fact that such person is or was a director, officer or employee of the Company or a subsidiary or (b) any acts or omissions occurring or alleged to occur prior to or at the effective time of the merger to the extent provided under the Company or such subsidiaries’ respective organizational and governing documents in effect as of the date of the merger agreement, including the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement and actions to enforce the indemnification provisions of the merger agreement and (ii) against all damages arising out of acts or omissions in connection with such persons serving as and officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the company or its subsidiaries.

If Parent, the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then the obligations of Parent or the surviving corporation, as the case may be, that are described in the forging paragraph will survive, and to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, will assume such obligations.

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Financing

The Company and Parent estimate that the total amount of funds required to pay the aggregate merger consideration is anticipated to be approximately $19.5 million . This amount is expected to be funded from the proceeds from the equity commitment letter.

As of the date of the merger agreement, Parent has delivered to the Company (i) an equity commitment letter by which Buyer committed to purchase or cause the purchase of equity interests of Parent immediately prior to the merger and (ii) Contribution Agreements by which Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders committed to subscribe for newly issued shares in Parent immediately prior to the closing of the merger agreement.

Parent shall use its reasonable best efforts to arrange and consummate the financing on the terms and conditions described in the equity commitment letter including using its reasonable best efforts to satisfy all conditions thereto. Parent and Merger Sub may not amend or modify the equity commitment letter in any way not contemplated by Section 6.9 of the merger agreement without the prior written consent of the Company (acting upon the recommendation of the independent committee).

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	access by Parent’s officers and other authorized representatives to the Company’s employees, properties, books, contracts and records between the date of the merger agreement and the effective time (subject to all applicable legal or contractual obligations and restrictions);

•	delisting and deregistration of the shares;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	notification of certain events;

•	resignation of the directors of the Company and its subsidiaries;

•	participation in litigation relating to the merger; and

•	maintenance of employee benefits for at least one year after the merger on terms no less favorable, in the aggregate, than those immediately prior to closing.

Actions Taken at the Direction of Mr. Lin

The Company will not be deemed to be in breach of any representation, warranty, covenant or agreement in the merger agreement if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of Mr. Lin Shuipan without the approval or direction of the independent committee.

Conditions to the Merger

The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

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•	the merger agreement being approved by an affirmative vote of holders of Shares representing at least 70% of the outstanding Shares of the Company determined as of the record date; and

•	no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company contained in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent that (i) any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct only as of such earlier date; and (ii) any representations and warranties that have “material” or “Material Adverse Effect” qualifications, in which case such representations and warranties shall be true and correct in all respects);

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	since the date of the merger agreement, there having been no effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

•	Parent having received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the above conditions.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent that (i) any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct only as of such earlier date; and (ii) any representations and warranties that have “material” qualifications, in which case such representations and warranties shall be true and correct in all respects);

•	each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•	the Company having received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company and Parent;

•	by either Parent or the Company, if:

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o	the merger is not consummated on or before September 2, 2014; provided, however, that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement;

o	any injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable; provided, however, that this termination right will not be available to a party if the issuance of such injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement; or

o	the shareholders' meeting has been held and completed and the requisite shareholders' approval has not been obtained at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof.

•	by the Company, if:

o	the representations and warranties of Parent or Merger Sub has become untrue after the date of the merger agreement or Parent or Merger Sub has breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to each party's obligation to effect the merger or a condition to obligation of the Company to effect the merger; and (ii) cannot be cured by the termination date of the merger agreement, or if capable of being cured, will not have been cured within 30 business days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company's intention to terminate the agreement and the basis for such termination (or, if earlier, the termination date); provided, however, that, the Company will not have the right to terminate the merger agreement pursuant to this paragraph if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to each party's obligation to effect merger or any condition to obligations of Parent and Merger Sub to effect the merger not being satisfied;

o	prior to the receipt of the requisite shareholders' approval, the board of directors of the Company (upon the recommendation of the independent committee) has effected a Company Adverse Recommendation and/or authorized termination of the merger agreement in order to enter into an alternative acquisition agreement relating to a superior proposal, provided that the Company has complied in all material respects with the non-solicitation obligations set forth under the merger agreement; or

o	(i) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); and (ii) Parent and Merger Sub fail to complete the closing within ten business days following the date the closing should have occurred according to the merger agreement.

•	by Parent, if:

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o	the representations and warranties of the Company has become untrue after the date of the merger agreement or the Company has breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to each party's obligation to effect the merger or a condition to obligation of Parent and Merger Sub to effect the merger; and (ii) cannot be cured by the termination date of the merger agreement, or if capable of being cured, will not have been cured within 30 business days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent's intention to terminate the agreement and the basis for such termination (or, if earlier, the termination date); provided, however, that, Parent will not have the right to terminate the merger agreement pursuant to this paragraph if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to each party's obligation to effect merger or any condition to obligations of the Company to effect the merger not being satisfied; or

o	(i) the board of directors has made a Company Adverse Recommendation, (ii) the board of directors of the Company approves, endorses or recommends an acquisition proposal other than the merger or (ii) the Company or the board of directors, acting on the recommendation of the independent committee, fails to include the recommendation of the board of directors to approve the merger agreement in this proxy statement.

Termination Fees and Expense Reimbursement

The Company is required to pay Parent a termination fee of $1 million if:

•	(i) a bona fide acquisition proposal has been made, proposed or communicated (and not withdrawn) by a third party after the date of the merger agreement and prior to the extraordinary shareholders' meeting (or prior to the termination of the agreement if there has been such extraordinary shareholders' meeting); (ii) the merger agreement is terminated by the Company or Parent pursuant to the merger agreement, because (a) the merger has not been consummated on or before September 2, 2014, or (b) the requisite shareholders' approval has not been obtained at the shareholders' meeting; and (iii) within 12 months of the termination of the merger agreement, any acquisition proposal by a third party is entered into or consummated by the Company;

•	the merger agreement is terminated by Parent due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied;

•	the merger agreement is terminated by Parent because (i) the board of directors of the Company has made a Company Adverse Recommendation, (ii) the board of directors of the Company approves, endorses or recommends an acquisition proposal other than the merger or (ii) the Company or the board of directors, acting on the recommendation of the independent committee, fails to include the recommendation of the board of directors to approve the merger agreement in this proxy statement; or

•	the merger agreement is terminated by the Company, if prior to the receipt of the requisite shareholders' approval, the board of directors of the Company (upon recommendation of the independent committee) has effected a Company adverse recommendation in order to enter into an alternative acquisition agreement relating to a superior proposal, provided that the Company has complied in all material respects with the non-solicitation obligations set forth under the merger agreement;

The Company is required to pay Parent a termination fee of $500,000 if the merger agreement is terminated by the Company in connection with an acquisition proposal received by the Company on or before the Go-Shop Period End Date.

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Parent is required to pay the Company a termination fee of $2 million if:

•	the merger agreement is terminated by the Company due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

•	the merger agreement is terminated by the Company in the event that (i) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); and (ii) Parent and Merger Sub fail to complete the closing within ten business days following the date the closing should have occurred according to the merger agreement.

In addition, the Company must reimburse all out-of -pocket fees and expenses incurred by Parent and Merger Sub and their respective affiliates in connection with the merger and the other transactions contemplated by the merger agreement up to a maximum amount of $500,000 if Parent terminates the merger agreement due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied.

Expenses

Except for the provisions described above in “Termination Fees” plus specified reimbursement and indemnification obligations of Parent and Merger Sub, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses.

Specific Performance

The parties to the merger agreement agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached by the parties to the merger agreement. Prior to the termination of the merger agreement pursuant to the merger agreement, it is agreed that the parties to the merger agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, pursuant to the merger agreement, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Each party to the merger agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement will not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms described in this paragraph.

However, (i) while the parties to the merger agreement may pursue both a grant of specific performance and the payment of the termination fee, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will be permitted or entitled to receive both a grant of specific performance that results in a closing of the merger and payment of such termination fee; and (ii) upon the payment of such termination fee, the remedy of specific performance will not be available against the party making such payment.

Modification or Amendment

The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of the merger agreement by the shareholders of the Company); provided, however, that (i) in the case of the Company, the board of directors and the independent committee have approved such amendment in writing; and (ii) after adoption of the merger agreement by the shareholders of the Company, no amendment will be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

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Governing Law and Dispute Resolution

The merger agreement will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of the merger with specific reference to the Laws of the British Virgin Islands will be subject to the laws of the British Virgin Islands, the laws of the British Virgin Islands will supersede the laws of the State of New York with respect to such provision.

Any dispute, controversy or claim arising out of or relating to the merger agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of the merger agreement) will be finally settled by arbitration. The place of arbitration will be Hong Kong, and the arbitration will be administered by the Hong Kong International Arbitration Centre in accordance with its Arbitration Rules then in force.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (i) grant the Company's shareholders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (ii) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive cash equal to the appraised fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 179 of the BVI Companies Act, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Dissenters’ Rights. These procedures are complex and you are advised to consult your British Virgin Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the BVI Companies Act, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A Dissenting Shareholder of the Company is entitled to payment of the fair value of his, her or its Shares upon dissenting to the merger.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to institute proceedings to obtain relief on the grounds that the merger is illegal. To preserve your Dissenters’ Rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for all your Shares if the merger is approved by resolution of the shareholders at the extraordinary general meeting and the merger becomes effective;

•	within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the approval (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection, except those Dissenting Shareholders who voted for the merger;

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•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), you must give a written notice of your decision to dissent (a “Notice of Dissent”) to the Company stating your name and address, the number and class of the Shares with respect to which you dissents and demanding payment of the fair value of your Share. A Dissenting Shareholder must dissent in respect of all the Shares held;

•	within seven days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the merger becomes effective, whichever is later, the Company, as the surviving corporation, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period:

o	the Company and the Dissenting Shareholder shall each designate an appraiser;

o	the two designated appraisers together shall designate a third appraiser;

o	the three appraisers shall fix the fair value of the Dissenting Shareholder Shares; and

o	under the BVI Companies Act the fair value of the Dissenting Shares will be determined at the close of business on the day prior to the date on which the vote to approve the merger was taken, excluding any appreciation or depreciation in the value of the Shares, directly or indirectly, induced by the announcement of the merger. Upon the surrender of the Dissenting Shareholder's certificates representing their Shares, the Company will pay, in cash, the fair value of the Shares determined by the appraisers.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Dissenters’ Rights attached to the Shares.

If you do not satisfy each of these requirements, you cannot exercise Dissenters’ Rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company at Level 12, China Minmetals Building 79 Chatam Road South, Tsim Sha Tsui, Kowloon, Hong Kong.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 179 of the BVI Companies Act could be more than, the same as, or less than the $1.78 in cash, without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer and the Rollover Shareholders intend to assert that the per Share merger consideration of $1.78 is equal to the fair value of each of your Shares.

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The provisions of Section 179 of the BVI Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 179, you will lose your Dissenters’ Rights. You are advised to consult your British Virgin Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company. The financial data has been derived from the audited financial statements, prepared in accordance with the IFRS as issued by the International Accounting Standards Board, filed as part of the Company's annual report on Form 20-F for the year ended December 31, 2012, at pages F-1 through F-59, which are incorporated into this proxy statement by reference, and the unaudited financial statements for the third quarter ended September 30, 2013. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 20-F and Form 6-K, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” beginning on page 90 for a description of how to obtain a copy of such Form 20-F and Form 6-K.

Audited Financial Statements For the Year Ended December 31, 2012

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Notes	2012		2012		2011		2010
		(in thousands except for share and per share data)
		USD'000		RMB'000		RMB'000		RMB'000

REVENUE	6		382,581		2,383,516		3,288,561		2,698,891

Cost of sales			(274,121)		(1,707,801)		(2,296,298)		(1,857,251)

Gross profit			108,460		675,715		992,263		841,640

Other income and gains	6		2,555		15,917		14,791		6,416
Selling and distribution expenses			(55,807)		(347,680)		(377,903)		(339,637)
Administrative expenses			(10,904)		(67,932)		(77,073)		(57,814)
Research and development expenses			(7,099)		(44,227)		(53,863)		(40,783)
OPERATING PROFIT			37,205		231,793		498,215		409,822

Finance costs	7		(102)		(638)		(856)		(1,893)
Share of loss in jointly-controlled entity			-		-		-		(17)
Gain from change in fair value of contingent share liability	6		-		-		38,645		1,604

PROFIT BEFORE TAX	8		37,103		231,155		536,004		409,516

Tax	10		(5,171)		(32,213)		(65,922)		(56,274)

PROFIT FOR THE YEAR			31,932		198,942		470,082		353,242

Other comprehensive income for the year, net of tax:
Exchange differences on translation of financial statements of overseas subsidiaries			(8)		(49)		4,042		9,383

Total comprehensive income for the year attributable to equity holders of the Company			31,924		198,893		474,124		362,625

EARNINGS PER SHARE	11
Net profit per share
Basic		USD	0.97	RMB	6.03	RMB	15.83	RMB	14.00
Diluted		USD	0.97	RMB	6.03	RMB	13.72	RMB	10.67
Weighted average number of shares outstanding	11
Basic			32,997,441		32,997,441		29,700,010		25,232,827
Diluted			32,997,441		32,997,441		34,273,028		33,117,326

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CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	Notes	2012	2012	2011
		USD'000	RMB'000	RMB'000

NON-CURRENT ASSETS
Property, plant and equipment	13	53,115	330,914	284,314
Prepaid land lease payments	14	4,350	27,103	27,851
Deposit paid for acquisition of land use rights	15	24,074	149,986	73,030
Total non-current assets		81,539	508,003	385,195

CURRENT ASSETS
Inventories	16	1,871	11,655	31,589
Trade receivables	17	174,080	1,084,535	699,891
Prepayments, deposits and other receivables	18	3,915	24,396	4,765
Cash and cash equivalents	19	102,275	637,184	964,317
Total current assets		282,141	1,757,770	1,700,562

CURRENT LIABILITIES
Trade payables	20	1,417	8,831	59,941
Deposits received, other payables and accruals	21	9,900	61,681	52,304
Interest-bearing bank borrowings	22	4,815	30,000	-
Tax payable		378	2,357	11,098
Total current liabilities		16,510	102,869	123,343

NET CURRENT ASSETS		265,631	1,654,901	1,577,219

Net assets		347,170	2,162,904	1,962,414

STOCKHOLDERS' EQUITY
Preferred stock - par value of USD0.0001 per share; 5,000,000 shares authorized; nil issued and outstanding		-	-	-
Common stock - par value of USD0.0001 per share; 55,000,000 shares authorized; 33,634,629 shares issued and 33,022,665 outstanding (2011: 55,000,000 shares authorized; 31,288,507 shares issued and 29,436,060 shares outstanding)	24	4	23	20
Treasury shares	24	(2,552)	(15,898)	(11,549)
Retained profits		269,485	1,678,920	1,502,398
Reserves	24	80,233	499,859	471,545
Total equity		347,170	2,162,904	1,962,414

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CONSOLIDATED STATEMENTS OF CASH FLOWS

	Notes	2012	2012	2011	2010
		USD'000	RMB'000	RMB'000	RMB'000

CASH FLOWS FROM OPERATING ACTIVITIES
Profit before tax		37,103	231,155	536,004	409,516
Non-cash adjustments for:
Interest income	6,8	(2,428)	(15,122)	(11,858)	(2,364)
Finance costs	7	102	638	856	1,893
Share of loss of a jointly-controlled entity		-	-	-	17
(Gain)/loss on disposal of items of property, plant and equipment, net	6,8	99	619	(56)	108
Depreciation	13	2,923	18,213	18,248	16,950
Amortization of prepaid land lease payments	8,14	120	748	748	746
Expense recognized in respect of equity-settled share-based payment	25	955	5,946	7,860	7,319
Impairment of an advance of loan to a jointly-controlled entity		-	-	-	(17)
Gain from change in fair value of contingent shares liability	24(a)(i)	-	-	(38,645)	(1,604)
Operating cash flow before working capital changes		38,874	242,197	513,157	432,564

Decrease in inventories		3,200	19,934	13,158	11,218
(Increase)/decrease in trade receivables		(61,740)	(384,644)	(88,230)	201,087
(Increase)/decrease in prepayments, deposits and other receivables		(3,153)	(19,645)	14,967	7
Decrease in trade payables		(8,204)	(51,110)	(51,060)	(84,537)
Increase/(decrease) in deposits received, other payables and accruals		890	5,542	(13,018)	9,772

Cash generated from/(used in) operations		(30,133)	(187,726)	388,974	570,111

Interest paid		(102)	(638)	(856)	(1,893)
PRC taxes paid		(6,574)	(40,955)	(67,683)	(44,702)

Net cash inflow/(outflow) from operating activities		(36,809)	(229,319)	320,435	523,516

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	Notes	2012	2012	2011	2010
		USD'000	RMB'000	RMB'000	RMB'000

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of items of property, plant and equipment	13	(10,522)	(65,551)	(38,721)	(8,440)
Deposit paid for acquisition of land use rights	15	(11,730)	(73,080)	(60,430)	(12,600)
Proceeds from disposal of items of property, plant and equipment		19	118	173	-
Decrease in pledged deposits		-	-	-	15,000
Interest received	6,8	2,428	15,122	11,858	2,364

Net cash outflow from investing activities		(19,805)	(123,391)	(87,120)	(3,676)

CASH FLOWS FROM FINANCING ACTIVITIES
Exercise of warrants		-	-	372	31,508
Repayment of additional premium of redemption of preferred shares	23	-	-	-	(6,616)
Repurchase of ordinary shares	24(b)	(698)	(4,349)	(11,549)	-
New bank loans		4,815	30,000	-	18,000
Repayment of bank loans		-	-	(18,000)	(58,000)
Decrease in amount due to a director		-	-	-	(1,624)
Decrease in amount due from a shareholder		-	-	-	99
Exchange realignment		9	56	98	-

Net cash inflow/(outflow) from financing activities		4,126	25,707	(29,079)	(16,633)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		(52,488)	(327,003)	204,236	503,207
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		154,784	964,317	762,798	262,204
Effect of foreign exchange rate changes		(21)	(130)	(2,717)	(2,613)

CASH AND CASH EQUIVALENTS AT END OF YEAR		102,275	637,184	964,317	762,798

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Unaudited Financial Statements For the Third Quarter Ended September 30, 2013

(Unaudited)

Third Quarter 2013 Financial Results

Revenue breakdown

	Three Months Ended
	Sep 30, 2013 RMB’000	% of Revenue	Sep 30, 2012 RMB’000	% of Revenue	Third Quarter YoY Decrease
Footwear	221,691	46.0%	246,227	44.5%	(10.0)%
Apparel	252,686	52.5%	293,978	53.1%	(14.0)%
Accessories	7,423	1.5%	13,049	2.4%	(43.1)%
Total	481,800	100.0%	553,254	100.0%	(12.9)%

	Nine Months Ended
	Sep 30, 2013 RMB’000	% of Revenue	Sep 30, 2012 RMB’000	% of Revenue	YTD YoY Decrease
Footwear	524,122	46.2%	951,112	47.3%	(44.9)%
Apparel	589,816	52.0%	1,025,111	51.0%	(42.5)%
Accessories	19,809	1.8%	33,555	1.7%	(41.0)%
Total	1,133,747	100.0%	2,009,778	100.0%	(43.6)%

Gross profit and Gross profit margin . Gross profit for the third quarter ended September 30, 2013 was RMB131.0 million (US$21.4 million), representing a decrease of 13.8% from RMB151.9 million for the third quarter ended September 30, 2012. Gross margin was 27.2% for the third quarter ended September 30, 2013, compared to 27.5% for the third quarter ended September 30, 2012. Since we manufactured and sold a larger portion of lower priced products in this quarter to target the mass market and to better align with customer preferences, the average selling price (“ASP”) of footwear products and production cost of footwear products decreased accordingly. However, the rate of decrease in ASP exceeded the rate of decrease in production cost in the quarter ended September 30, 2013, leading to a decrease in gross profit margin. We will continue our efforts to maintain our gross profit margin by balancing product pricing and material cost moving forward. In contrast to the year-over-year trend, gross profit for this quarter represented an increase of 36.6% from RMB95.9 million for the preceding quarter, and the gross profit margin of 27.2% for this quarter was similar to 27.3% for the preceding quarter.

Other income and gains . Other income and gains were substantially the same at RMB3.2 million (US$0.5 million) for the third quarter ended September 30, 2013, when compared with those for the third quarter ended September 30, 2012. Other income and gains for the third quarter ended September 30, 2013 mainly consisted of interest income derived from short-term time deposits, with an average outstanding balance of RMB384.0 million (US$62.7 million) for the third quarter of 2013, bearing interest of 2.85% per annum.

Operating expenses . Total operating expenses for the third quarter ended September 30, 2013 were RMB108.9 million (US$17.8 million), representing a decrease of approximately 8.7% from RMB119.3 million for the same period in 2012. The decrease was primarily attributable to the decrease in selling and distribution costs resulting from a decrease in sales activities.

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•	Selling and distribution costs . Selling and distribution costs decreased by 7.8%, from RMB93.3 million for the third quarter ended September 30, 2012 to RMB86.0 million (US$14.0 million) for the third quarter ended September 30, 2013. The decrease was mainly due to the decrease in advertising and promotional expenses, which decreased from RMB88.5 million for the third quarter ended September 30, 2012 to RMB82.7 million (US$13.5 million) for the third quarter ended September 30, 2013. Such decrease was primarily caused by the decrease in advertisement in local TV channels, which was partially offset by the increase in the renovation subsidies of existing Xidelong retail selling locations during the third quarter of 2013. During the third quarter of 2013, 298 existing Xidelong retail selling locations were renovated, certain of which received renovation subsidies from us in the form of standardized promotional materials and display equipment. In comparison, 281 existing Xidelong retail selling locations were renovated in the third quarter of 2012. For the remainder of 2013, our advertising and promotional activities will continue to focus on events relating to the Nationwide “Fitness for All” Sports Campaign organized by the General Administration of Sport of China, the government agency responsible for sports in China.

•	Administrative expenses . Administrative expenses decreased by 31.1%, from RMB16.1 million for the third quarter ended September 30, 2012 to RMB11.1 million (US$1.8 million) for the third quarter ended September 30, 2013. The decrease was primarily due to decreases in professional and consultancy fees from RMB2.6 million for the third quarter ended September 30, 2012 to RMB0.7 million (US$0.1 million) for the third quarter ended September 30, 2013. The Company continued its efforts to control costs and thus requested less professional and consulting service from its service providers. Employee share-based payment expenses decreased from RMB1.6 million for the third quarter ended September 30, 2012 to RMB0.2 million (US$30,000) for the third quarter ended September 30, 2013, because the shares granted to most of the staff of the Company under the employee incentive plan have vested. Miscellaneous taxes, including but not limited to the UMC Tax, Educational Surcharge and Local Educational Surcharge, decreased from RMB2.2 million for the third quarter ended September 30, 2012 to RMB2.0 million (US$0.3 million) for the third quarter ended September 30, 2013, and the decrease was mainly attributable to the decline in revenue.

•	Research and development expenses . Research and development expenses increased by 18.0%, from RMB10.0 million for the third quarter ended September 30, 2012 to RMB11.8 million (US$1.9 million) for the third quarter ended September 30, 2013, as we continued to allocate resources towards research and development work as well as our research and development efforts in cooperation with the General Administration of Sport of China to increase the quality and sophistication of our products so as to enhance our brand recognition for quality.

Finance costs . Finance costs decreased by 100.0%, from RMB0.2 million for the third quarter ended September 30, 2012 to nil for the third quarter ended September 30, 2013. Finance costs for the third quarter ended September 30, 2013 consisted of bank loan interest of RMB0.3 million (US$50,000) and interest on a shareholder loan of RMB0.8 million (US$0.1 million), which were offset by the capitalization of the interest accrued on the shareholder loan of RMB1.1 million (US$0.2 million). As the shareholder loan was used for the construction project in Jiangxi Province, the loan interest was capitalized as part of the construction cost included in property, plant and equipment.

Profit before tax . As a result of the foregoing, profit before tax decreased by 29.2%, from RMB35.6 million for the third quarter ended September 30, 2012 to RMB25.2 million (US$4.1 million) for the third quarter ended September 30, 2013.

Tax . Tax expenses increased from RMB5.3 million for the third quarter ended September 30, 2012 to RMB6.9 million (US$1.1 million) for the third quarter ended September 30, 2013. The increase was mainly due to the increase in the applicable PRC income tax rate, the effects of which were partially offset by a decrease in the profit before tax. Xidelong (China) Co. Ltd., our principal PRC subsidiary, was entitled to a 50% reduction in the PRC corporate income tax until December 31, 2012, after which it is subject to the standard tax rate of 25%. The effective tax rate for the third quarter ended September 30, 2012 and 2013 was 14.8% and 27.2%, respectively.

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Profit . As a result of the above factors, profit for the third quarter ended September 30, 2013 was RMB18.4 million (US$3.0 million), representing a decrease of 39.5% from RMB30.4 million for the third quarter ended September 30, 2012.

Balance Sheet

Inventory . The average inventory turnover days for the third quarters ended September 30, 2013 and 2012 were four days and seven days, respectively. Such decrease was mainly due to improvements on our production planning, procurement control and logistics management.

Trade receivables . The average trade receivables turnover days for the third quarters ended September 30, 2013 and 2012 were 182 days and 178 days, respectively. Unfavourable market conditions have lengthened the time required for our distributors to settle their invoices. We have been closely monitoring trade receivables balances that are overdue by 30 days or more by taking into account, among others, the ability and intent of the distributor to settle the balance. We, however, will not make any provision for the overdue balance if (1) we have ongoing trading with the distributor; (2) we receive payments on other invoices from the distributor; and (3) we have no dispute on the amount overdue with the distributor.

Trade payables . The average trade payables turnover days for the third quarters ended September 30, 2013 and 2012 were 16 days and 14 days, respectively. Average trade payables turnover days were within the Company’s payment policy.

Cash and cash equivalents . Cash and cash equivalents decreased to RMB587.7 million (US$96.0 million) as of September 30, 2013 from RMB637.2 million as of December 31, 2012. Such decrease was mainly caused by cash outflow in investment activities of RMB229.3 million (US$37.5 million), reflecting the ongoing construction projects in Jiangxi and Fujian Provinces, the results of which were partially offset by the cash inflow from operating activities of RMB142.7 million (US$23.3 million) during the nine months ended September 30, 2013.

Cash Flow

Cash outflow from operating activities was RMB165.5 million (US$27.0 million) for the third quarter ended September 30, 2013, compared to an outflow of RMB109.4 million for the same period in 2012. The cash outflow during the third quarter ended September 30, 2013 was primarily caused by an increase in trade receivables of RMB233.2 million (US$38.1 million), which was partially offset by a decrease in trade and bills payables of RMB25.3 million (US$4.1 million) and a decrease in prepayments, deposits and other receivables of RMB18.8 million (US$3.1 million).

Cash outflow from investing activities was RMB121.8 million (US$19.9 million) for the third quarter ended September 30, 2013, which was primarily caused by an increase in construction-in-progress in the Jiangxi and Fujian Provinces of RMB124.9 million (US$20.4 million) during the third quarter ended September 30, 2013.

Ratio of Earnings to Fixed Charges

The Company’s ratio of earnings to fixed charges for the fiscal years ended December 31, 2011 and 2012 was 626.92, and 363.21, respectively, and for the three quarters ended September 30, 2013, was 32.21.

TRANSACTIONS IN THE SHARES

Purchases by the Company

In accordance with our share repurchase program announced on August 15, 2011, we are authorized to repurchase up to US$10 million of our ordinary shares within six months starting from August 15, 2011 using existing cash reserves. As of December 31, 2011, we had purchased 415,751 of our ordinary shares, at an average price of US$4.34 per share, for a total purchase price of approximately US$1.8 million (approximately RMB11.5 million). On February 13, 2012, our board of directors extended the date of expiration of the existing US$10 million share repurchase program from February 14, 2012 to August 14, 2012. We have purchased 196,213 of our ordinary shares, at an average price of US$3.48 per share, from January 1, 2012 to August 14, 2012, at an aggregate cost of approximately US$0.7 million (approximately RMB4.3 million).

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Our share repurchase program will be reviewed from time to time and may be adjusted or terminated at any time without prior notice. Stock repurchases under this program may be made through open market purchases, in privately negotiated transactions, in block trades, pursuant to a 10b5-1 plan, or otherwise. The timing and actual number of shares repurchased will depend on market conditions, trading price of the ordinary shares and other factors and be subject to the restrictions relating to volume, price and timing under applicable laws.

Prior Public Offerings

Transactions in Prior Two Years

Other than repurchases by the Company under its share repurchase program (as described above), the merger agreement and agreements entered into in connection therewith, including the Voting Agreement and the Contribution Agreement, there have been no transactions in the Company's Shares during the past two years by us, any of our officers or directors (including the Buyer and the Rollover Shareholders), Parent, Merger Sub or any associate or majority-owned subsidiary of the foregoing. The following table shows the number of Shares repurchased, the range of prices paid for those Shares and the average price paid per quarter:

Period	Total Number of shares purchased	Average price paid per share(1) (1)		Total number of shares purchased as part of publicly announced program	Approximate dollar value of shares that may yet be purchased under the program
		US$	RMB (2)		US$	RMB (2)
August 2011	14,955	3.63	22.62	14,955	9,945,333	61,960,419
September 2011	108,752	4.00	24.92	108,752	9,507,450	59,232,364
October 2011	89,658	3.81	23.74	89,658	9,162,763	57,084,930
November 2011	103,848	4.97	30.96	103,848	8,643,490	53,849,807
December 2011	98,538	4.65	28.97	98,538	8,181,912	50,974,130
January 2012	69,491	4.48	27.91	69,491	7,868,837	49,023,641
February 2012	17,182	3.69	22.99	17,182	7,805,003	48,625,949
March 2012	61,940	3.38	21.06	61,940	7,593,978	47,311,242
April 2012	-	-	-	-	7,593,978	47,311,242
May 2012	-	-	-	-	7,593,978	47,311,242
June 2012	13,900	1.91	11.90	13,900	7,567,047	47,143,460
July 2012	27,400	2.20	13.71	27,400	7,505,977	46,762,987
August 2012 (expired August 14, 2012)	6,300	2.06	12.83	6,300	7,492,828	46,681,068

(1) The average price paid per share is calculated using the execution price for each repurchase excluding commissions paid to brokers.

(2) The translations of U.S. dollar amounts into Renminbi amounts have been made at the exchange rate in effect on December 31, 2012, which was US$1.00 to RMB6.2301.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of December 18, 2013, by:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own more than 5.0% of the total outstanding Shares.

The calculation on the table below are based on 33,124,349 ordinary shares issued and outstanding as of December 2, 2013. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days after [●], 2013, including shares through the exercise of any option, warrant or other right or any other security.

	Ordinary Shares Beneficially Owned
	Number	%
Directors and Executive Officers:
Lin Shuipan (1)	12,822,986	38.7
Tai Yau Ting	39,765		*
Jin Jichun	6,000		*
Yea-Mow Chen	-		*
Pang Xiazhong	-		*
Dingdong Ding	100,000		*
All directors and executive officers as a group	12,968,751	39.2

Principal Shareholders:
Windtech Holdings Limited (2)	3,957,784	11.9
Tiancheng Int’l Investment Group Limited (3)	2,037,053	6.1
RichWise International Investment Group Limited	1,907,180	5.8
Victory Summit Investments Limited	3,957,784	11.9

* Less than 1%

(1) Represents 7,730,354 shares held by Mr. Lin and the remaining 5,092,632 ordinary shares held on trust for the benefit of Ms. Chen Xiayu, the spouse of Mr. Lin. The business address of Mr. Lin Shuipan and Ms. Chen Xiayu is No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC.

(2) Represents 1,583,114 ordinary shares owned by Wisetech and 2,374,670 ordinary shares owned by Windtech. Each of Wisetech and Windtech is controlled by its sole director Yuk Mei Tsui, an employee of New Horizon Capital Advisors Ltd. Yuk Mei Tsui disclaims beneficial ownership of shares of Exceed held or to be held by Wisetech and Windtech except to the extent of her pecuniary interest therein. Wisetech and Windtech operate as a group with respect to their interests in us within the meaning of the United States federal securities laws.

(3) As of December 18, 2013, Tiancheng Int’l Investment Group Limited (“Tiancheng”) held 2,037,053 ordinary shares of Exceed, representing 6.1% shareholding of Exceed. Ms. Chen Shuli, the mother of Mr. Lin, is the beneficial owner of Tiancheng

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FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the first half of 2014.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guaranties of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

●	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

●	the cash position of the Company and its subsidiaries at the effective time;

●	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

●	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

●	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

●	diversion of our management's attention from our ongoing business operations;

●	the amount of the costs, fees, expenses and charges related to the merger;

●	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC's investigation into whether there have been any past violations of the federal securities laws related to the Company; and

●	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2012. Please see “Where You Can Find More Information” beginning on page 90 for additional information.

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Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guaranty any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward- looking statements to reflect future events or circumstances.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Financials” section of our website at http://www.ir.xdlong.cn/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company has filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's annual report on Form 20-F for the year ended December 31, 2012 originally filed with the SEC on March 27, 2013 (as amended on September 12, 2013) is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since March 27, 2013, including, without limitation, the reports on Form 6-K filed with the SEC on May 15, 2013, June 13, 2013, August 1, 2013, August 12, 2013, August 14, 2013, August 19, 2013, September 11, 2013, November 13, 2013, and December 2, 2013 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, [●], at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

90

THIS PROXY STATEMENT IS DATED [●]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of December 2, 2013

among

PAN LONG COMPANY LIMITED

PAN LONG INVESTMENT HOLDINGS LIMITED

and

EXCEED COMPANY LTD.

i

4.13	Environmental Matters	22
4.14	Tax Matters	22
4.15	Labor Matters	23
4.16	Intellectual Property	23
4.17	Insurance	24
4.18	Opinion of Financial Advisor	24
4.19	Affiliated Transactions	24
4.20	Brokers and Finders	24
4.21	No Additional Representations	24

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

5.1	Organization, Good Standing and Qualification	25
5.2	Corporate Authority	25
5.3	Financing	25
5.4	Capitalization of Parent and Merger Sub	26
5.5	Consents and Approvals; No Violations	27
5.6	Litigation	27
5.7	Brokers and Finders	27
5.8	Schedule 13E-3; Proxy Statement; Other Information	28
5.9	Solvency	28
5.10	Ownership of Securities	28
5.11	Voting Agreement; Contribution Agreement	28
5.12	Certain Arrangements	28
5.13	Non-Reliance on Company Estimates	29
5.14	No Additional Representations	29

	ARTICLE VI

	COVENANTS

6.1	Conduct of Business Pending the Merger	29
6.2	Acquisition Proposals	33
6.3	Preparation of the Schedule 13E-3	37
6.4	Shareholders’ Meeting	37
6.5	Filings; Other Actions; Notification	38
6.6	Access and Reports	39
6.7	Stock Exchange Delisting	39
6.8	Publicity	39
6.9	Financing	39
6.10	Expenses	39
6.11	Indemnification; Directors and Officers’ Insurance	40
6.12	Resignations	41
6.13	Participation in Litigation	41
6.14	Actions Taken at the Direction of Mr. Shuipan Lin	41

ii

6.15	Employee Benefits Matters	41

	ARTICLE VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	42
7.2	Conditions to Obligations of Parent and Merger Sub	42
7.3	Conditions to Obligation of the Company	43
7.4	Frustration of Closing Conditions	43

	ARTICLE VIII

	TERMINATION

8.1	Termination	43
8.2	Effect of Termination	45
8.3	Termination Fee	45

	ARTICLE IX

	MISCELLANEOUS AND GENERAL

9.1	Non-Survival of Representations and Warranties and Agreements	47
9.2	Modification or Amendment	47
9.3	Waiver	47
9.4	Governing Law and Venue	48
9.5	Notices	48
9.6	Entire Agreement	50
9.7	No Third Party Beneficiaries	50
9.8	Severability	50
9.9	Interpretation; Absence of Presumption	50
9.10	Assignment	50
9.11	Remedies	51
9.12	Counterparts; Signatures	51

Appendix 1	Plan of Merger
Appendix 2	Rollover Shareholders

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 2, 2013, is by and among Pan Long Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Pan Long Investment Holdings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent (“Merger Sub”), and Exceed Company Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).

WITNESSETH:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee (as defined below), has (i) determined that it is in the best interest of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the approval of this Agreement and the BVI Plan of Merger (as defined below) by the shareholders of the Company pursuant to Part IX of the BVI Business Companies Act, 2004, as amended, of the British Virgin Islands (the “BVI Companies Act”), at the Shareholders’ Meeting (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, the Rollover Shareholders (as defined below) have each executed and delivered to Parent the contribution agreement (the “Contribution Agreement”), pursuant to which and subject to the terms and conditions set forth therein, they will each agree to the transfer of the Rollover Shares (as defined below) to Parent prior to the Closing (as defined below) and to subscribe for newly issued shares of Parent;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, the Rollover Shareholders (as defined below) have each executed and delivered to Parent the voting agreement (the “Voting Agreement”), pursuant to which and subject to the terms and conditions set forth therein, they will each vote in favor of this Agreement and consummation of the transactions contemplated hereby, including the Merger; and

A-1

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, Mr. Shuipan Lin, (the “Limited Guarantor”) has delivered a limited guarantee in favor of the Company (the “Limited Guarantee”) to guarantee the due and punctual performance and discharge of the payment obligations of Parent and Merger Sub under Section 8.3(b) of this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1         Certain Definitions. For purposes of this Agreement:

(a)          “2010 Equity Incentive Plan” means an equity incentive plan of the Company approved by the shareholders of the Company on June 30, 2010.

(b)          “Acquisition Proposal” means (i) any bona fide written inquiry, proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, scheme of arrangement or similar transaction involving the Company or any of its Subsidiaries, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, twenty percent (20%) or more of the total voting power of the equity securities of the Company, and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty percent (20%) or more of the total voting power of any class of equity securities of the Company, or twenty percent (20%) or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(c)          “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(d)          “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the British Virgin Islands, Hong Kong or Beijing.

(e)          “Environmental Law” means any applicable PRC local, provincial or national statute, law, regulation, order, decree, permit or authorization relating to: (a) the protection of health, safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

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(f)          “Hazardous Substance” means any chemical, pollutant, waste or substance that is: (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

(g)          “Independent Committee” means a committee of the Company’s board of directors consisting of three (3) members of the board of directors of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company’s management.

(h)          “Intellectual Property” means: (A) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (B) patents and proprietary inventions and discoveries; (C) confidential and proprietary information, trade secrets and know-how (including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); and (D) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

(i)          “Knowledge” means, with respect to the Company, the actual knowledge of Mr. Ding Dongdong, and with respect to any other party hereto, the actual knowledge of any director of such party, in each case, after due inquiry.

(j)          “Material Adverse Effect” means any change, effect, event, violation, circumstance, occurrence, development or fact, (any such item, an “Effect”) that is, or would reasonably be expected to be, either individually or in the aggregate with all other Effects, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect, alone or in combination, related to or arising out of any of the following shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (A) the announcement of this Agreement or pendency of the transactions contemplated by this Agreement or the identity of Parent or its shareholders as the acquiror of the Company, including the initiation of litigation or other legal proceedings related to this Agreement or the transactions contemplated by this Agreement; (B) any change in the Company’s stock price or trading volume (it being understood that any change in the Company underlying or contributing to such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect exists); (C) actions or omissions of the Company or any of its Subsidiaries taken pursuant to the terms of this Agreement or with the written consent or at the written request of Parent or Merger Sub; (D) any breach of this Agreement by Parent or Merger Sub; (E) Effects affecting the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates or foreign exchange rates; (F) Effects affecting the industry in which the Company and its Subsidiaries operate; (G) changes in general business, economic or political conditions; (H) any Effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared); including any escalation or worsening thereof; (I) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or other similar force majeure events; (J) changes or modifications in (x) the generally accepted accounting principles applicable to the Company and its Subsidiaries occurring after the date of this Agreement or (y) applicable Law or the interpretation or enforcement thereof; (K) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (L) any change or prospective change in the Company’s credit ratings; and (M) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; provided, however, that any Effect referred to in clauses (E), (F), (G), or (J) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such Effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or is reasonably expected to occur).

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(k)          “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company Reports filed prior to the date hereof; and (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a Material Adverse Effect.

(l)          “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(m)          “PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region and Taiwan.

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(n)          “Representatives” means, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

(o)          “Rollover Shareholders” means, certain holders of Shares set forth on Appendix 2 hereto.

(p)          “Rollover Shares” means Shares set forth on Appendix 2 hereto that were legally owned by the Rollover Shareholders before transfer to Parent in accordance with the Contribution Agreement.

(q)          “Schedule 13E-3” means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein).

(r)          “Subsidiary” means, with respect to any party, any corporation, limited liability company, partnership or similar entity of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(s)          “Superior Proposal” means a bona fide Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) that was not obtained in violation of Section 6.2 and which the board of directors of the Company (acting through the Independent Committee) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, and would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 6.2(c)).

(t)          “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

(u)          “Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Entity, domestic or foreign, including consolidated, combined and unitary tax returns.

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(v)          “Third Party” means any Person or group other than the Company, the Company’s Subsidiaries, Parent, Merger Sub and any of their respective Affiliates.

(w)          “Transaction Documents” means this Agreement, the Limited Guarantee, the Commitment Letter, the Contribution Agreement and the Voting Agreement.

1.2           Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location
Actions	4.8
Agreement	Recitals
Alternative Acquisition Agreement	6.2(d)(ii)
Applicable Date	4.5(a)
Bankruptcy and Equity Exception	4.3(a)
Book-Entry Shares	3.1(a)
BVI Companies Act	Recitals
BVI Plan of Merger	2.3
Closing	2.2
Closing Date	2.2
Commitment Letter	5.3
Company	Recitals
Company Adverse Recommendation	6.2(d)(ii)
Company Benefit Plans	4.9(a)
Company IP	4.16
Company Recommendation	4.3(b)
Company Reports	4.5(a)
Contract	4.3(c)
Contribution Agreement	Recitals
control	1.1(c)
CSRC	4.10(d)
Damages	6.11(b)
Dispute	9.4(b)
Dissenting Shareholders	3.1(a)
Dissenting Shares	3.1(a)
Effect	1.1(j)
Effective Time	2.3
Employees	4.15
Environmental Permits	4.13
Equity Financing	5.3(a)
ERISA	4.9(a)
Exchange Act	4.4(a)
Exchange Fund	3.2(a)
Excluded Party	6.2(b)
Excluded Shares	3.1(a)
FCPA	4.10(c)
GAAP	4.5(b)
Go-Shop Period End Date	6.2(a)
Governmental Antitrust Entity	6.5(d)
Governmental Entity	3.2(d)
HKIAC	9.4(b)(i)

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HKIAC Rules	9.4(b)(i)
Indemnified Parties	6.11(a)
Injunction	7.1(b)
Judgment	4.8
Laws	4.10(a)
Liabilities	4.8
Licenses	4.10(b)
Lien	4.2
Limited Guarantee	Recitals
Limited Guarantor	Recitals
Material Contract	4.11(a)
Memorandum and Articles of Association	2.4
Merger	Recitals
Merger Sub	Recitals
M&A Rules	4.10(d)
M&A Rules and Related Clarifications	4.10(d)
NASDAQ	6.7
Non-Wholly Owned Subsidiaries	4.2
Notice of Superior Proposal	6.2(d)
Owned Real Property	4.12(a)
Parent	Recitals
Parent Expenses	8.3(c)
Parent Termination Fee	8.3(b)
Paying Agent	3.2(a)
Requisite Company Vote	4.3(a)
Per Share Merger Consideration	3.1(a)
Proxy Statement	4.4(a)
SAFE	4.10(d)
Sarbanes-Oxley Act	4.5(a)
SEC	Article IV
Securities Act	4.5(a)
Shares	3.1(a)
Share Certificate	3.1(a)
Shareholders’ Meeting	6.4
Solicited Person	6.2(a)
Surviving Corporation	2.1
Terminated Acquisition Proposal	6.2(b)
Termination Date	8.1(b)(i)
Termination Fee	8.3(a)(ii)
Trade Secrets	1.1 (h)
Voting Agreement	Recitals
Wholly Owned Subsidiaries	4.2

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Companies Act at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the BVI Companies Act except as set forth in Article III. The Merger shall have the effects specified in the BVI Companies Act.

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2.2         Closing. Unless otherwise mutually agreed in writing between the Company, Merger Sub, and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong commencing at 9:00 p.m. (Hong Kong time) on the third Business Day (the “Closing Date”) immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company.

2.3         Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Sub and the Company shall execute articles of merger and a plan of merger (together, the “BVI Plan of Merger”) containing such information as required under Section 171(1) of the BVI Companies Act and substantially in the form contained in Appendix 1 hereto and the Company shall file the BVI Plan of Merger and other documents required by the BVI Companies Act with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act, and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the BVI Companies Act. The Merger shall become effective at the time when the BVI Plan of Merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date or time within thirty (30) days of such registration as Merger Sub and the Company may agree and specify in the BVI Plan of Merger in accordance with the BVI Companies Act (the “Effective Time”).

2.4         The Memorandum and Articles of Association. As of the Effective Time, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation (except that, at the Effective Time, Article I of the memorandum and articles of association of the Surviving Corporation shall be amended to be and read as follows: “The name of the corporation is Exceed Company Ltd.”) (the “Memorandum and Articles of Association”) until thereafter changed or amended as provided therein or by applicable Law.”

2.5         Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

2.6         Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

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ARTICLE III

EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

3.1         Effect on Issued Share Capital. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

(a)          Merger Consideration. Each ordinary share, with par value of US$0.0001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares shall be cancelled in exchange for the right to receive US$1.78 in cash per Share without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Surviving Corporation will be amended accordingly. Shares formerly represented by a certificate (a “Share Certificate”) and non-certificated Shares represented by book-entry (“Book-Entry Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 3.2(f). “Excluded Shares” means, collectively, (i) Shares legally owned by Parent and (ii) Shares (“Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 179 of the BVI Companies Act (“Dissenting Shareholders”). In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such change, be the Per Share Merger Consideration.

(b)          Cancellation of Excluded Shares. Each Excluded Share (other than the Dissenting Shares) issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of its holder, shall be cancelled and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto.

(c)          Merger Sub. At the Effective Time, each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation after the Effective Time.

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(d)          Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Shares will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such Person and has been returned undelivered or has not been cashed or, (B) has not been sent to such Person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (C) notice of the Shareholders’ Meeting has been sent to such Person and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Shares who are untraceable and any monies which are returned shall be held by the Surviving Corporation in a separate non-interest bearing bank account for the benefit of Dissenting Shareholders and holders of Shares who are untraceable. Monies unclaimed after a period of seven (7) years from the date of the notice of the Shareholders’ Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and holders of Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should be advised to contact the Surviving Corporation.

3.2         Exchange of Certificates.

(a)          Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.1(a) and Section 3.2(f) (in the case of payments under Section 3.2(f), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”).

(b)          Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five (5) Business Days in the case of registered holders of the Shares and (y) three (3) Business Days in the case of the Depository Trust Company on behalf of the holders holding the Shares through brokers, nominees, custodians or through a Third Party), Parent and the Surviving Corporation shall cause the Paying Agent to mail (or, in the case of the Depository Trust Company, to deliver), to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a): (i) a letter of transmittal which shall be in customary form specifying that delivery shall be effected, and risk of loss and title to the Share Certificates and Book-Entry Shares shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 3.2(e)) and Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 3.2(e)) and Book-Entry Shares and/or such other documents as may be required in exchange for the Per Share Merger Consideration, as applicable. Upon surrender of, if applicable, a Share Certificate (or affidavit of loss in lieu of the Share Certificate as provided in Section 3.2(e)) or Book-Entry Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of the Shares represented by such Share Certificate and each registered holder of Book-Entry Shares shall be entitled to receive in exchange therefor a cheque, in the amount (after giving effect to any required tax withholdings as provided in Section 3.2(h)) equal to (x) the number of Shares represented by such Share Certificate (or affidavit of loss in lieu of the Share Certificate as provided in Section 3.2(e)) or the number of Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this Article III. In the event of a transfer of ownership of the Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

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(c)          Transfers. From and after the Effective Time, (A) no transfers of Shares shall be effected in the register of members of the Company, and (B) the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. If, on or after the Effective Time, any Share Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificates or Book-Entry Shares shall be cancelled and (except for Excluded Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate or Book-Entry Shares is entitled pursuant to this Article III.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this Article III upon due surrender of its Share Certificates (or affidavit of loss in lieu of the Share Certificates as provided in Section 3.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any domestic, multinational or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (a “Governmental Entity”) shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e)          Lost, Stolen or Destroyed Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount (after giving effect to any required tax withholdings) equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

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(f)          Dissenters’ Rights. No Person who has validly exercised their rights to dissent from the Merger pursuant to Section 179 of the BVI Companies Act shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s rights to dissent from the Merger under the BVI Companies Act. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to any rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the BVI Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g)          Transfer Books; No Further Ownership Rights. The Per Share Merger Consideration paid in respect of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a) upon the surrender for exchange of Share Certificates or for Book-Entry Shares, and the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by Dissenting Shareholders, in each case in accordance with the terms of this Article III, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and, at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.2(f), if, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and shall be exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article III.

(h)          Tax Withholding. Each of Parent, the Surviving Corporation and the Paying Agent, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to Taxes. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

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(i)          Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 179(8) of the BVI Companies Act.

3.3         Treatment of Stock Plan.

(a)          Treatment of the 2010 Equity Incentive Plan. At the Effective Time, the 2010 Equity Incentive Plan shall be assumed by Parent.

(b)          Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary on the part of the Company to effectuate the provisions of Section 3.3(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as may be disclosed in the Company Reports filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof (excluding disclosures in such Company Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof) and (b) for matters with respect to which Mr. Shuipan Lin has actual knowledge, the Company hereby represents and warrants to Parent and Merger Sub that:

4.1         Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its respective jurisdiction of organization, and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and in good standing (to the extent applicable) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified, or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Material Adverse Effect. A true, complete and correct copy of the memorandum and articles of association of the Company as amended to date has been publicly filed by the Company as part of the Company Reports.

4.2         Capital Structure. The Company is authorized to issue a maximum of 55,000,000 Shares with par value of US$0.0001 per Share, of which, as of the date of this Agreement, 33,736,313 Shares are issued and outstanding, of which 33,334 shares are restricted shares issued under the 2010 Equity Incentive Plan. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable. Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly owned Subsidiaries, which are set forth in Exhibit 8.1 to the Company’s Annual Report on Form 20-F filed with the SEC on March 27, 2013 (“Wholly Owned Subsidiaries”), has been duly authorized, and validly issued, and is fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction) and owned by the Company or by a Wholly Owned Subsidiary, free and clear of any lien, charge, pledge, security interest, mortgage, claim or other encumbrance (each, a “Lien” and collectively, “Liens”). The Company has no Subsidiaries other than the Wholly Owned Subsidiaries. Except as set forth in this Section 4.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan.

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4.3         Corporate Authority; Approval and Fairness; No Violations.

(a)          The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof, subject only to approval of this Agreement at a shareholders’ meeting duly called and held for such purpose (the “Shareholders Meeting”) by an affirmative vote of holders of Shares representing at least seventy percent (70%) of the outstanding Shares determined as of the record date for the Shareholders Meeting (the “Requisite Company Vote”). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and the other transactions contemplated hereby, have been duly authorized and approved by its board of directors, acting upon the unanimous recommendation of the Independent Committee, and, except for obtaining the Requisite Company Vote, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)          The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend approval and authorization of this Agreement and the Plan of Merger to the holders of Shares (the “Company Recommendation”). The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has directed that this Agreement and the BVI Plan of Merger be submitted to the holders of Shares for their approval and authorization.

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(c)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger or the other transactions contemplated hereby will not (i) conflict with or violate any provision (x) of the memorandum and articles of association of the Company or (y) of the similar organizational documents of any of the Company’s Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Requisite Company Vote are obtained and the filings referred to in Section 4.4 are made, violate any Laws applicable to the Company or any of its Subsidiaries, or (iii) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, letter of credit, guarantee, power of attorney, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract, agreement, commitment, arrangement, or understanding (each, whether oral or written, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, or result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except in the case of clause (ii), as would not have a Material Adverse Effect.

4.4         Government Approvals.

(a)          Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing of the Schedule 13E-3, which shall incorporate by reference a proxy statement relating to the Merger to be prepared in connection with the Shareholders’ Meeting (including any amendments or supplements thereto, the “Proxy Statement”), (ii) compliance with the rules and regulations of the NASDAQ and (iii) the filing of the BVI Plan of Merger with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity or any stock market or stock exchange on which the Shares are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby.

(b)          No consent or approval of, or filing, authorization or registration with, any Governmental Entity relating to antitrust or competition matters is required in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby.

4.5         Company Reports; Financial Statements.

(a)          The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since January 1, 2010 (the “Applicable Date”) (the forms, statements, reports and other documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments or exhibits thereto and the documents incorporated by reference therein, collectively, the “Company Reports”). No Subsidiary of the Company is or has been required to file or furnish any periodic reports with the SEC. Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports, each as in effect on such dates. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

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(b)          The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c)          Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(d)          The Company has implemented disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company or other persons performing similar functions by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which would adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

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4.6         Proxy Statement; Schedule 13E-3. The Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (including any amendment or supplement or document incorporated by reference) and the Schedule 13E-3 shall not, in the case of the Proxy Statement, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders Meeting or, in the case of the Schedule 13E-3, on the date it and any amendment or supplement to it is filed with the SEC, (i) with respect to the Schedule 13E-3, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (ii) with respect to the Proxy Statement, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting or subject matter which has become false or misleading. The Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

4.7         Absence of Certain Changes. Since December 31, 2012, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

(a)          any amendment or modification to the memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company or any of its Subsidiaries;

(b)          any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which, individually or in the aggregate, constitutes a Material Adverse Effect;

(c)          any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company);

(d)          any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(e)          (x) any material increase in the compensation or benefits payable or to become payable to its officers or employees except for increases in the ordinary course of business and consistent with past practice or (y) any establishment, adoption, entry into or material amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or

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(f)          any agreement to do any of the foregoing.

4.8         Litigation and Liabilities. There are no civil, criminal, administrative or other actions, suits, claims, oppositions, litigations, hearings, arbitrations, investigations or other proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for any such Actions that would not have, individually or in the aggregate, a Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise (“Liabilities”), except (a) as reflected or reserved against in the Company’s consolidated financial statements (and the notes thereto) included in the Company Reports filed after the Applicable Date but prior to the date hereof, (b) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Reports, (c) for Liabilities incurred pursuant to the transactions contemplated by this Agreement, or (d) for Liabilities that do not constitute a Material Adverse Effect or are not reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which would have, individually or in the aggregate, a Material Adverse Effect or is reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

4.9         Employee Benefits.

(a)          Parent and Merger Sub have been provided with access to true and complete copies of all material benefit and compensation plans, employment agreements, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Company stock-based, incentive and bonus plans (collectively, the “Company Benefit Plans”), including Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States.

(b)          None of the Company Benefit Plans was or is subject to ERISA.

(c)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise, (ii) increase any benefits otherwise payable under any of the Company Benefit Plans, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

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(d)          There is no outstanding order against the Company Benefit Plans that is, and would reasonably be expected to be, material.

(e)          The Company is not obligated, pursuant to any of the Company Benefit Plans or otherwise, to grant any options to purchase Shares or Company restricted shares to any Employees, consultants or directors of the Company after the date hereof.

4.10       Compliance with Laws; Licenses.

(a)           Except as would not have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the businesses of each of the Company and its Subsidiaries have not been, since December 31, 2011, and are not being conducted in violation of any applicable United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, decree, or treaty provision applicable to the Company and its Subsidiaries, or any Judgment, agency requirement license or permit of any Governmental Entity (collectively, “Laws”). No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, except for (i) such investigations, audits or reviews that would not have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b)          The Company and its Subsidiaries each has made applications for or obtained, renewed and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business in all material respects as presently conducted, except as would not have, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, investigation by any other Governmental Entity in the PRC or elsewhere pursuant to applicable anti-corruption Laws (including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, if applicable, and the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable) with respect to corrupt practices in the procurement by Governmental Entities. Neither the Company nor any of its Subsidiaries has, nor, to the Knowledge of the Company, has any officer or employee of the Company or any of its Subsidiaries, been convicted of any violation of such anti-corruption Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated such anti-corruption Law. Neither the Company, nor its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries, has taken any action, directly or indirectly, that could result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company and its Subsidiaries have, to the Knowledge of the Company, conducted their businesses in compliance with the FCPA in all material respects.

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(d)          The Company is aware of, and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange (“SAFE”) on August 8, 2006 (the “M&A Rules”). The Merger and the consummation of the transactions contemplated by this Agreement are not and will not be at the Closing Date affected by the M&A Rules or any official clarifications, guidance, interpretations or implementation rules in connection with or related to the M&A Rules, including the guidance and notices issued by the CSRC on September 8 and September 21, 2006 (collectively, the “M&A Rules and Related Clarifications”). As of the date hereof, the M&A Rules and Related Clarifications did not and do not require the Company to obtain the approval of the CSRC prior to the Effective Time, or the consummation of the transactions contemplated by this Agreement.

(e)          The Company and its Subsidiaries have taken all reasonable steps to comply with, and to cause their respective shareholders to comply with, any applicable rules and regulations of the PRC Tax authority, including taking reasonable steps to require their shareholders to complete any registration and other procedures required under applicable rules and regulations of the PRC Tax authority.

(f)          To the extent applicable, the Company and its Subsidiaries have taken all required steps to comply with any applicable rules and regulations on foreign exchange control.

4.11       Material Contracts.

(a)          Except for this Agreement and the Contracts filed as exhibits to the Company Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

(i)          any Contract that is required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)         any Contract involving the payment or receipt of amounts by the Company or any of its Subsidiaries, or relating to indebtedness for borrowed money or any financial guarantee, of more than US$3,500,000 in any calendar year on its face;

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(iii)        any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than US$100,000;

(iv)         any Contract relating to the formation, creation, operation, management or control of any joint venture;

(v)          any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act; and

(vi)         any non-competition Contract or other Contract that limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries may engage, the type of goods or services which the Company or its Subsidiaries may manufacture, produce, import, export, offer for sale, sell or distribute or the manner or locations in which any of them may so engage in any business or use their assets.

Each such Contract described in clauses (i) through (vi) above is referred to herein as a “Material Contract”.

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception and (ii) there is no breach or default under any Material Contract by the Company or any of its Subsidiaries and to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries.

4.12       Properties.

(a)          With respect to real property owned by the Company or any of its Subsidiaries, and all buildings, structures, improvements, and fixtures thereon (the “Owned Real Property”), (i) the Company or its applicable Subsidiary has good and marketable title, or validly granted long term land use rights and building ownership rights, as applicable, to the Owned Real Property, free and clear of any Liens other than Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(b)          With respect to material real property leased, subleased or licensed to the Company or any of its Subsidiaries (“Leased Real Property”), to the Knowledge of the Company, the lease, sublease or license for such Leased Real Property is valid, legally binding, enforceable and in full force and effect.

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(c)           Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other material properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens other than Permitted Liens.

4.13       Environmental Matters. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws. The Company and each of its Subsidiaries have obtained and possess all applicable material permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (“Environmental Permits”), and all such Environmental Permits are in full force and effect. No property currently or to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law. Neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in material violation of or materially liable under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning any material liability under any Environmental Law or relating to Hazardous Substances. This Section 4.13 contains the only representations and warranties of the Company with respect to any Environmental Law or Hazardous Substance.

4.14       Tax Matters.

(a)          The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b)          All Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the balance sheet of the Company and its Subsidiaries (other than in the notes thereto). The unpaid Taxes of the Company and its Subsidiaries did not, as of the dates of the Company Reports, exceed the reserve for Tax liability (excluding reserves for deferred Taxes) set forth on the balance sheets (other than in the notes thereto) contained in the Company Reports.

(c)          There are no pending, nor has the Company or any of its Subsidiaries received written notice of the expected commencement of any, audits, examinations, investigations, claims or other proceedings in respect of any material Taxes of the Company or any of its Subsidiaries.

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(d)          There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any material amount of Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

4.15       Labor Matters. As of the date hereof, (a) there is no material pending or, to the Knowledge of the Company, threatened dispute in respect of employment matters with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries, (b) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws of the PRC respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company (collectively, “Employees”), and (c) neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

4.16       Intellectual Property.

(a)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) The Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the “Company IP”); (ii) all of the registrations and applications included in the Company IP owned by the Company, and to the Knowledge of the Company, the Company IP exclusively licensed by the Company and, by its Subsidiaries, are subsisting; and (iii) all of the Company IP are free and clear of any Lien.

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither the conduct of the business of the Company and/or the conduct of the business of each of its Subsidiaries nor the Company IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any Third Party; and to the Knowledge of the Company, no Third Party is infringing, diluting, misappropriating or otherwise violating any material Company IP owned or exclusively licensed by the Company or its Subsidiaries.

(c)          The Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all material Trade Secrets and, to the Knowledge of the Company, such Trade Secrets have not been used or disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law.

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4.17       Insurance. (a) All material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect and are of the type and in amounts customarily carried by Persons conducting business similar to the Company in the PRC; (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost; (c) as of the date hereof, neither the Company nor any of its Subsidiaries has received in writing any threatened termination of, material premium increase with respect to, or material alteration of coverage under any of its respective insurance policies; and (d) neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

4.18       Opinion of Financial Advisor. The Independent Committee has received the opinion of Houlihan Lokey, Inc. (the “IC Financial Advisor”) to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by holders of Shares (in each case, other than holders of Excluded Shares) is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Independent Committee.

4.19       Affiliated Transactions. No officer or director of the Company or any of its Subsidiaries or Affiliates, or any individual in such Person’s immediate family (a) is a party to or the beneficiary of any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries (other than this Agreement), (b) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries, (c) owns, directly or indirectly, in whole or in part, or has any right to use any tangible or intangible property that is owned by the Company or any of its Subsidiaries or that is used in or related to the operation of their respective businesses, or (d) receives any payment or other benefit from the Company or any of its Subsidiaries, has filed a cause of action or other claim against, or owes or has advanced any material amount to, the Company or any of its Subsidiaries.

4.20       Brokers and Finders. No broker, finder or investment banker (other than the IC Financial Advisor) is entitled to any brokerage fees, commissions, finders’ or other fees or commission or expenses reimbursement in connection with the Merger or the other transactions contemplated in this Agreement.

4.21       No Additional Representations. Except for the representations and warranties made by the Company in this Article IV, Parent and Merger Sub acknowledge that neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except in the event of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of their respective Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

5.1         Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has made available to the Company complete and correct copies of its memorandum and articles of association, or similar governing documents, as currently in effect.

5.2         Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by Parent and the consummation of the Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3         Financing.

(a)          Parent has delivered to the Company a true, correct and complete copy of an executed equity commitment letter (the “Commitment Letter”) pursuant to which Mr. Shuipan Lin has committed, subject to the terms and conditions set forth therein, to invest in Parent, the cash amount set forth therein in order to allow Parent to make such payment of a portion of the aggregate Per Share Merger Consideration as are contemplated by this Agreement (“Equity Financing”).

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(b)          As of the date hereof, the Commitment Letter has not been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 6.9), and the obligations and commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. Assuming (i) the Equity Financing is funded in accordance with the Commitment Letter, (ii) the accuracy of the representations and warranties set forth in Section 4.2 are correct, and (iii) Parent and Merger Sub are obligated to close pursuant to Section 2.2, Parent and Merger Sub will have at and after the Closing funds sufficient to pay the aggregate Per Share Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions contemplated by this Agreement upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Commitment Letter is in full force and effect as of the date hereof and constitutes a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto (subject to the Bankruptcy and Equity Exception). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Commitment Letter. As of the date hereof, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent or Merger Sub at the Closing. The Commitment Letter contains all of the conditions precedent (or, where applicable, refers to customary conditions precedent for a transaction of the nature contemplated by the Commitment Letter) to the obligations of Mr. Shuipan Lin thereunder to make the Equity Financing available to Parent on the terms therein. As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Commitment Letter.

5.4         Capitalization of Parent and Merger Sub.

(a)          Other than as set forth in the Contribution Agreement, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, as of the date hereof, is wholly owned by Mr. Shuipan Lin; and Parent has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Merger and the other transactions contemplated by the Transaction Documents.

(b)          The authorized share capital of Merger Sub consists solely of one (1) ordinary shares, par value US$1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and, pursuant to this Agreement and, the Merger and the other transactions contemplated by the Transaction Documents.

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5.5         Consents and Approvals; No Violations.

(a)          Except for (i) compliance with the applicable requirements of the Exchange Act, including, the filing of the Schedule 13E-3, the filing of one or more amendments to the Schedule 13E-3 with the SEC; (ii) compliance with the rules and regulations of NASDAQ; and (iii) the filing of the BVI Plan of Merger with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act and related documentation, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b)          The execution, delivery and performance of this Agreement by Parent or Merger Sub do not, and the consummation by Parent or Merger Sub of the transactions contemplated hereby will not constitute or result in (i) any breach of any provision of the respective memoranda and articles of association (or similar governing documents) of Parent or Merger Sub or any of Parent’s Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the creation of any Lien other than Permitted Liens) under, any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of Parent’s Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

5.6           Litigation. As of the date hereof, (i) there is no suit, claim, action, proceeding or investigation pending or, to Parent’s or Merger Sub’s knowledge, threatened against Parent or Merger Sub or any of their respective Affiliates, other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the transactions contemplated by this Agreement and (ii) neither Parent nor Merger Sub nor any of its Affiliates is a party to or subject to the provisions of any Judgment of any Governmental Entity which would reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

5.7           Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ or other fees or commission or expenses reimbursement in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

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5.8           Schedule 13E-3; Proxy Statement; Other Information. None of the information provided by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (a) at the time of the mailing of the Proxy Statement or any amendment or supplement thereto and (b) at the time of the Shareholders’ Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information that is contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement other than with respect to Parent or Merger Sub as set forth in this Section 5.8.

5.9           Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. As of the Effective Time and immediately after giving effect to all of the transactions contemplated hereby, including the Equity Financing and the payment of the aggregate Per Share Merger Consideration, all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, assuming (a) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company set forth in Article IV (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “materiality” or “Material Adverse Effect” qualification or exception), the Surviving Corporation will be solvent, as such term is used under the Laws of the British Virgin Islands.

5.10         Ownership of Securities. None of Parent, Merger Sub or any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except for the Rollover Shares.

5.11         Voting Agreement; Contribution Agreement. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a true, complete and correct copy of (a) the Voting Agreement, and (b) the Contribution Agreement. Each of the Voting Agreement and the Contribution Agreement is in full force and effect as of the date of this Agreement and constitute legal, valid and binding obligations of Parent, and, to the knowledge of Parent, the other parties thereto.

5.12         Certain Arrangements. As of the date hereof, other than the Transaction Documents, there are no Contracts, agreements, arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management, directors or shareholders, on the other hand, that relate in any way to the Company or the transactions contemplated hereby or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve the Merger or has agreed to vote against any Superior Proposal.

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5.13         Non-Reliance on Company Estimates. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

5.14         No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Article V, the Company acknowledges that none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE VI

COVENANTS

6.1           Conduct of Business Pending the Merger.

(a)          Operation of the Company’s Business. Except (i) as required by applicable Law or, (ii) as expressly required or permitted by this Agreement, or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the business of the Company and its Subsidiaries shall be conducted in the ordinary course in all material respects and the Company and its Subsidiaries shall use their respective reasonable efforts to preserve their business organizations substantially intact and maintain its existing relations and goodwill with Governmental Entities, key customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and other Persons with whom the Company or any Subsidiary of the Company has material business relations. Without limiting the generality of, and in furtherance of, the foregoing, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law; or (B) as Parent may approve in advance in writing (which approval shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries to, directly or indirectly:

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(i)          adopt or propose any change in the memorandum and articles of association or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii)         effect any scheme of arrangement, merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among Wholly Owned Subsidiaries of the Company that are not obligors or guarantors of Third Party indebtedness, or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or material restrictions on assets, operations or businesses of the Company and its Subsidiaries;

(iii)        acquire, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than in the ordinary course of business (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any Person is not in the ordinary course of business);

(iv)        issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities;

(v)         create or incur (x) any lien or other security interest on any Company IP owned or exclusively licensed or that is material and non-exclusively licensed by the Company or any of its Subsidiaries outside the ordinary course of business or (y) any Lien on any other material assets of the Company or any of its Subsidiaries, in each case, other than Permitted Liens and Liens incurred in the ordinary course of business;

(vi)        make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect Wholly Owned Subsidiary of the Company), except pursuant to Contracts in effect as of the date hereof which have been filed as exhibits to the Company Reports filed with the SEC;

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(vii)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital (except for dividends paid by any Subsidiary to the Company or to any other Subsidiary and periodic dividends and other periodic distributions by Non-Wholly Owned Subsidiaries in the ordinary course consistent with past practices), or enter into any Contract with respect to the voting of its share capital;

(viii)      reclassify, split, combine, subdivide, directly or indirectly, any of its share capital or securities convertible or exchangeable into or exercisable for any of its share capital;

(ix)         incur, alter, amend or modify any indebtedness for borrowed money or guarantee such indebtedness of another Person, or permit any Subsidiary of the Company to guarantee any indebtedness of the Company, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed US$3,500,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

(x)          issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(xi)         make or authorize any capital expenditure in excess of US$1,000,000 per project or related series of projects of US$2,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

(xii)        make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(xiii)       settle any Action before a Governmental Entity by or against the Company or any of its Subsidiaries or relating to any of their business, properties or assets, other than settlements (A) entered into in the ordinary course of business consistent with past practice, (B) requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding US$1,000,000 and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(xiv)      engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xv)       create any new Subsidiaries;

(xvi)      enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof);

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(xvii)     make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xviii)    with regard to material Intellectual Property owned by the Company or any of its Subsidiaries, transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any such material Intellectual Property, other than licenses or other Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s or its Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date hereof; and with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of US$300,000 in the aggregate, in each case, other than pursuant to Contracts in effect as of the date hereof;

(xix)       except as required pursuant to existing written plans or Contracts in effect as of the date hereof or as otherwise required by applicable Law or in the ordinary course of business, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any employee, consultant or director of the Company or any of its Subsidiaries, except employment agreements with newly hired employees in the ordinary course of business consistent with past practice, (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, in each case, except increases in compensation and bonus in the ordinary course of business consistent with past practice, (D) establish, adopt, amend or terminate any Company Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already required in any such Company Benefit Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or

(xx)        agree, authorize or commit to do any of the foregoing.

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(b)          Operation of Parent’s and Merger Sub’s Business. Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, it shall not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger or the Equity Financing becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by the Transaction Documents.

(c)          No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

6.2           Acquisition Proposals.

(a)          Solicitation Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Hong Kong time) on the day that is forty (40) days following the date of this Agreement (the “Go-Shop Period End Date”), the Company and its Representatives may (acting under the direction of the Independent Committee) directly or indirectly: (i) solicit, initiate, facilitate and encourage any Acquisition Proposal, including by way of providing access to information to any Person (each, a “Solicited Person”) pursuant to one or more confidentiality agreements containing customary terms and conditions, provided that any material non-public information concerning the Company or its Subsidiaries provided to such Solicited Person shall, to the extent not previously disclosed to Parent or Merger Sub, be disclosed to Parent as promptly as reasonably practicable after it is provided to such Solicited Person; (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with, assist, participate in, facilitate or take any other action in connection with any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal. Within forty-eight (48) hours following the Go-Shop Period End Date the Company shall notify Parent of the material terms and conditions of any Acquisition Proposals (including any amendments or modifications thereof) received from any Excluded Party and the identity thereof. The Company shall immediately cease any discussions with any Person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate to, or may reasonably be expected to lead to, an Acquisition Proposal, except as otherwise expressly provided in Sections 6.2(b) and 6.2(c).

(b)          No Solicitation or Negotiation. The Company agrees that, from the Go Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly:

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(A)         initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(B)         engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any Person relating to, any Acquisition Proposal; or

(C)         otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding the foregoing, the Company may take and continue to take any of the actions described in Section 6.2(a) and, subject to Section 6.2(c), from and after the Go-Shop Period End Date with respect to any Solicited Person that, prior to the Go-Shop Period End Date, has made a bona fide Acquisition Proposal that the Independent Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an “Excluded Party”). Notwithstanding anything contained in this Section 6.2(b) to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such party is withdrawn, is terminated or expires, or the Independent Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal ceases to constitute, or ceases to be reasonably likely to lead to, a Superior Proposal (a “Terminated Acquisition Proposal”). After the Go-Shop Period End Date, other than with respect to Persons who at the Go-Shop Period End Date are Excluded Parties, and at any subsequent time with respect to any Person (including a formerly Excluded Party) that has made an Acquisition Proposal that becomes a Terminated Acquisition Proposal, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with such Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal and shall use reasonable best efforts to require such Person to promptly return or destroy any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives.

(c)          Notwithstanding anything in the foregoing to the contrary, following the Go-Shop Period End Date and prior to, but not after, the time that the Requisite Company Vote is obtained, if the Company has otherwise complied in all material respects with Section 6.2(b), (i) following receipt by the Company of an Acquisition Proposal from any Person, the Company and its Representatives may contact such Person solely in order to (A) clarify and understand the terms and conditions of any Acquisition Proposal made by such Person so as to determine whether such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) notify such Person of the restrictions of this Section 6.2; and (ii) the Company and its Representatives may (A) provide information in response to a request therefor by a Person (other than any Affiliate of the Company) who has made an unsolicited written Acquisition Proposal that the Company’s board of directors believes in good faith to be bona fide and providing for the acquisition of more than fifty percent (50%) of the assets (on a consolidated basis) or more than fifty percent (50%) of the total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement containing customary terms and conditions; and promptly discloses (and, if applicable, provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub; (B) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal of the type described in clause (ii)(A) above; or (C) after having complied with this Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; provided, however, that (x) in each such case referred to in clause (ii)(A) or (ii)(B) above, the Company’s board of directors has determined in good faith based on the information then available (and after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; and (y) in the case referred to in clause (ii)(C) above, the Company’s board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

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(d)          No Company Adverse Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and the Independent Committee shall not:

(i)          withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the Company Recommendation with respect to the Merger; or

(ii)         except as expressly permitted by, and after compliance with, Section 8.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(c) entered into in compliance with this Section 6.2) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company, based on the unanimous recommendation of the Independent Committee, may withhold, withdraw, qualify or modify the Company Recommendation to approve, recommend or otherwise declare advisable any Superior Proposal not solicited, entered into or agreed to in breach of this Section 6.2 and made after the date of this Agreement and authorize the Company to terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if the board of directors of the Company (acting through the Independent Committee) determines in good faith, after consultation with outside legal counsel to the Independent Committee, that failure to do so would be inconsistent with its fiduciary obligations under applicable Laws (a “Company Adverse Recommendation”); provided, however, that prior to making any Company Adverse Recommendation, (i) the Company and the Independent Committee shall give Parent and Merger Sub at least five (5) Business Days written notice advising that the Company (acting through the Independent Committee) (the “Notice of Superior Proposal”) currently intends to take such action and the basis therefor, including all required information under Section 6.2(f), (ii) during the five (5) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the five (5) Business Day period, the Company shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and shall require a new Notice of Superior Proposal to Parent and Merger Sub as contemplated by Section 6.2(f); and the Company shall be required to comply with the requirements of this Section 6.2 fully with respect to such amended Acquisition Proposal.

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(e)          Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Company Adverse Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed a Company Adverse Recommendation. Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 8.1(c)(ii) (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Company Adverse Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

(f)          Notice. After the Go-Shop Period End Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent and Merger Sub in writing if any proposals or offers with respect to an Acquisition Proposal are initially received by, any such information is initially requested from, or any such discussions or negotiation are initially sought to be initiated or continued with, it or any of its Representatives (in each case received after the Go-Shop Period End Date) indicating, in connection with such notice, the name of such Person, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and whether the Company has any intention to provide confidential information to such Person, and thereafter shall use reasonable efforts to keep Parent and Merger Sub informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and material terms of any such Acquisition Proposal, indication, inquiry or request and of any material changes in the status and material terms of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall promptly (and in any event within forty-eight (48) hours) notify Parent and Merger Sub orally and in writing if it determines to initiate actions concerning an Acquisition Proposal as permitted by this Section 6.2. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent or Merger Sub.

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6.3           Preparation of the Schedule 13E-3. As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance and cooperation of Parent and Merger Sub, prepare and file the Schedule 13E-3 with the SEC, which shall include a Proxy Statement relating to the Shareholders’ Meeting, as described below. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Schedule 13E-3, which shall include a Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Schedule 13E-3. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Schedule 13E-3 as promptly as reasonably practicable after receipt thereof. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Schedule 13E-3 which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Schedule 13E-3 and any request by the SEC for any amendment to the Schedule 13E-3 or for additional information in connection therewith. The Company will promptly provide Parent with copies of all correspondence between the Company and the SEC with respect to the Schedule 13E-3, and Parent will promptly provide the Company with copies of all correspondence between Parent and the SEC with respect to the Schedule 13E-3. Prior to filing or mailing (as applicable) Schedule 13E-3 or the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, Parent and its counsel, and the Company and the Independent Committee and their respective counsel, shall be given, to the extent practicable, five (5) Business Days to review and comment on the Schedule 13E-3 and any proposed responses to any SEC comments or communications, as applicable, and the Company and Parent shall consider all additions, deletions or changes suggested thereto in good faith by Parent and its counsel, with respect to Schedule 13E-3.

6.4           Shareholders’ Meeting. Subject to Section 6.2, the Company will use reasonable best efforts, in accordance with applicable Law and its memorandum and articles of association, to convene an extraordinary general meeting (the “Shareholders’ Meeting”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 to consider and vote upon the approval and authorization of this Agreement and the Plan of Merger; provided, however, that the Company shall not be required to call, give notice of or hold the Shareholders’ Meeting on or before the Go-Shop Period End Date. The Company may adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement is provided to its shareholders within a reasonable number of days prior to the Shareholders’ Meeting, and the Company may adjourn or postpone the Shareholders’ Meeting if, as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or if the Company deems necessary to solicit more proxies.

Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company effects a Company Adverse Recommendation in accordance with Section 6.2(d), the Company shall have the right not to submit this Agreement to the holders of Shares for the approval at, and shall have the right not to hold the Shareholders’ Meeting.

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6.5           Filings; Other Actions; Notification.

(a)          Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub and their respective Representatives shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, execution and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b)          Information. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c)          Status. Subject to applicable Laws and as required by any Governmental Entity, the Company, on the one hand, Parent and Merger Sub, on the other hand, shall keep each other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, Merger Sub or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give reasonably prompt notice to Parent and Merger Sub of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s and Merger Sub’s respective obligations to effect the Merger. Parent and Merger Sub shall give reasonably prompt notice to the Company of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or of any failure of any condition to the Company’s obligations to effect the Merger.

(d)          Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company, Parent and Merger Sub agrees to promptly provide to each and every PRC, United States federal, state, local or other non-United States court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Governmental Antitrust Entity”) non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.5(d) to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

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6.6           Access and Reports. (a) Subject to applicable Law, upon reasonable advance notice from Parent, the Company shall, and shall cause its Subsidiaries to (i) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours, throughout the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, to its employees, properties, books, Contracts and records and, (ii) during such period, furnish as promptly as reasonably practicable to Parent and their authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested in writing; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, violate any Contract, Law or Judgment, or give a Third Party the right to terminate or accelerate the rights under a Contract. All information obtained pursuant to this Section 6.6 shall be kept confidential.

6.7           Stock Exchange Delisting. Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The NASDAQ Global Select Market (“NASDAQ”) to cause the delisting of the Shares from NASDAQ and the deregistration of the Company under the Exchange Act as promptly as practicable after the Effective Time.

6.8           Publicity. The initial press release regarding the execution of this Agreement shall be a joint press release, mutually agreed upon by the Company and Parent. After the initial press release, so long as this Agreement is in effect, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9           Financing. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Equity Financing on the terms and conditions described in the Commitment Letter, and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letter without the prior written consent of the Company (acting at the direction of the Special Committee).

6.10         Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except as otherwise provided in this Agreement.

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6.11         Indemnification.

(a)          The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current and former directors, officers or employees of the Company (the “Indemnified Parties”). The Memorandum and Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the BVI Companies Act or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b)          From and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such Subsidiary, or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the BVI Companies Act or any other applicable Law, including (x) the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c)          If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 6.11 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

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(d)          The provisions of this Section 6.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.11.

(e)          The agreements and covenants contained in this Section 6.11 shall not be deemed to be exclusive of any other rights to which any such Indemnified Parties is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under any such policies.

6.12         Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company or any Subsidiary of the Company designated by Parent.

6.13         Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the Company’s Knowledge on the one hand and Parent’s Knowledge on the other hand, threatened against such party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.14         Actions Taken at the Direction of Mr. Shuipan Lin. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article VI hereof, if the alleged breach is the result of action or inaction taken by the Company at the written direction of Mr. Shuipan Lin without the approval or direction of the Independent Committee.

6.15         Employee Benefits Matters.

(a)          Effective from and after the Closing Date, Parent shall cause the Surviving Corporation to (i) provide the Employees (A) with each term and condition of employment (including seniority and other service credit) and each type and amount of compensation and benefits required by applicable Law (whether as an absolute requirement or as a condition to avoiding any penalty, liability, obligation or expense) and (B) for at least the one-year period immediately following the Closing Date, other terms and conditions of employment (including seniority and other service credit) and types and amounts of compensation and benefits (excluding those items subject to clause (A), above) that are no less favorable, in the aggregate, to those provided by the Company or its Affiliates, in each case, immediately prior to the Closing Date.

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(b)          Nothing in this Section 6.15, express or implied, shall (i) confer upon any Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement, (ii) be construed to prevent Parent, the Surviving Corporation or their Affiliates from terminating or modifying to any extent or in any respect any benefit plan, or (iii) together with any other provision of this Agreement, establish, amend, or be deemed to amend, any benefit plan (including any Company Benefit Plan).

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)          Requisite Company Vote. The Requisite Company Vote shall have been obtained.

(b)          No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the Merger (collectively, an “Injunction”).

7.2           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that (i) any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date; and (ii) any representations and warranties that have “material” or “Material Adverse Effect” qualifications, in which case such representations and warranties shall be true and correct in all respects).

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          No Material Adverse Effect. Since the date hereof, there shall not have been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(d)          Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 7.2(a), (b) and (c).

7.3           Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that (i) any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) any representations and warranties that have “material” qualifications, in which case such representations and warranties shall be true and correct in all respects).

(b)          Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Certificate. The Company shall have received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to matters set forth in Sections 7.3(a) and (b).

7.4           Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION

8.1           Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote (except as otherwise expressly noted):

(a)          by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors (in the case of the Company, acting upon the unanimous recommendation of the Independent Committee);

(b)          by either of the Company or Parent:

(i)          if the Merger shall not have been consummated on or before September 2, 2014 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under this Agreement;

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(ii)         if any Injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under this Agreement; or

(iii)        if the Shareholders’ Meeting shall have been held and completed and the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)          by Parent,

(i)          if the representations and warranties of the Company shall have become untrue after the date of this Agreement or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (B) cannot be cured by the Company by the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.3 not being satisfied; or

(ii)         if (A) the board of directors of the Company shall have made a Company Adverse Recommendation, (B) the board of directors of the Company approves, endorses or recommends any Acquisition Proposal other than the Merger, or (C) the Company or the board of directors of the Company, acting upon the recommendation of the Independent Committee, fails to include the Company Recommendation in the Proxy Statement; or

(d)          by the Company,

(i)          if the representations and warranties of Parent or Merger Sub shall have become untrue after the date of this Agreement or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.2 not being satisfied;

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(ii)         if, prior to the receipt of the Requisite Company Vote, the board of directors of the Company (upon recommendation of the Independent Committee) has effected a Company Adverse Recommendation and authorized termination of this Agreement in order to enter into an Alternative Acquisition Agreement relating to a Superior Proposal; provided that the Company has complied in all material respects with Section 6.2; or

(iii)         if (A) all of the conditions to closing contained in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and (B) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the date the Closing should have occurred pursuant to Section 2.2.

8.2           Effect of Termination. In the event of a termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Representatives, except that (i) this Section 8.2, Section 8.3, and Article IX (in the case of Section 9.11, solely with respect to enforcement of the payment obligations in Section 8.3) shall remain in full force and effect and survive termination of this Agreement and (ii) nothing shall relieve any party from liability for fraud.

8.3           Termination Fee.

(a)          In the event that:

(i)          (A) a bona fide Acquisition Proposal shall have been made, proposed or communicated (and not withdrawn) by a Third Party after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), and (C) within (12) twelve months of the termination of this Agreement, any Acquisition Proposal by such Third Party is entered into or consummated by the Company; or

(ii)         (A) this Agreement is terminated by Parent pursuant to Section 8.1(c) or (B) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);

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then, in any such event under clause (i) or (ii) of this Section 8.3(a), the Company shall pay a cash amount equal to US$1,000,000 (the “Termination Fee”) to Parent or its designee (as directed by Parent) by wire transfer of same day funds; provided, however, with respect to clauses (i) and (ii) above, if this Agreement is terminated by Parent or the Company in connection with an Acquisition Proposal received by the Company on or before the Go Shop Period End Date, then the Termination Fee shall mean a fee in the amount of US$500,000. The Company shall pay the Termination Fee within five (5) Business Days following such termination, in the case of a termination referred to in clause (ii), or within five (5) Business Days after the earlier of the date on which an agreement is entered into with respect to an Acquisition Proposal or an Acquisition Proposal is consummated in the case of clause (i). In no event shall the Company be required to pay the Termination Fee on more than one occasion. In the event that Parent or its designee shall receive full payment of the Termination Fee pursuant to this Section 8.3(a), together with reimbursement of any applicable expenses pursuant to Sections 8.3(c) and 8.3(d); the receipt of the Termination Fee, Parent Expenses and the expenses referred to in Section 8.3(d) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Representatives arising out of or in connection with this Agreement or the other Transaction Documents, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(a) shall limit the rights of Parent and Merger Sub under Section 9.11.

(b)          In the event that the Company shall terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii), Parent shall pay or cause to be paid to the Company or its designee promptly (but in any event no later than five (5) Business Days) after the Company validly terminates this Agreement pursuant to Section 8.1(d), a termination fee equal to US$2,000,000 (the “Parent Termination Fee”). In the event that the Company shall receive full payment pursuant to this Section 8.3(b) and reimbursement of any applicable expenses pursuant to Section 8.3(d) and the receipt of the Parent Termination Fee and such expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Commitment Letter, the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any of their respective former, current or future Representatives or Affiliates arising out of or in connection with this Agreement, the Commitment Letter, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination provided, however, that nothing in this Section 8.3(b) shall limit the rights of the Company under Section 9.11.

(c)          In the event that Parent shall terminate this Agreement pursuant to Section 8.1(c), then in any such event the Company shall pay Parent or its designees, following the delivery by Parent of an invoice therefor, all out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Financing, up to a maximum amount of $500,000 (the “Parent Expenses”). The Parent Expenses payable pursuant to this Section 8.3(c) shall be paid by wire transfer of same day funds within ten (10) Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(c). The payment of the expense reimbursement pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay any applicable Termination Fee pursuant to Section 8.3(a).

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(d)          Each of the parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that without these agreements the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1           Non-Survival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2           Modification or Amendment. This Agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of this Agreement by the shareholders of the Company); provided, however, that (a) in the case of the Company, the board of directors of the Company and the Independent Committee have approved such amendment in writing, and (b) after any such adoption of this Agreement by the Requisite Company Vote, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3           Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws and this Section 9.3. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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9.4           Governing Law and Venue.

(a)          This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the British Virgin Islands shall be subject to the Laws of the British Virgin Islands and insofar as any provision of this Agreement relates to matters specified in Part IX of the BVI Companies Act, the Laws of the British Virgin Islands shall supersede the Laws of the State of New York with respect to such provision.

(b)          Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(i)          The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”).

(ii)         The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(iii)        Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(iv)        The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

(v)         Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9.5           Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile (which is confirmed) or overnight courier (with proof of delivery):

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(a)	If to Parent or Merger Sub:

Pan Long Company Limited
c/oTiancheng Int'l Investment Group Limited
No. 103, Qiancanggong Road
Huatingkou Village
Chendai Town
Jinjiang City
Fujian Province, P.R.China
Attention: Shiupan Lin
Facsimile: +86 0595 8206 9999

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter Huang
Facsimile: +86 10 6535 5577
e-mail: peter.huang@skadden.com

(b)	If to the Company:

Unit F, 24/F, China Overseas Building
139 Hennessy Road, Waichai, Hong Kong
Attention: Vivien Tai
Facsimile: +852 21532775
e-mail: vivien.tai@xdlong.cn

with a copy to (which copy shall not constitute notice):

K&L Gates LLP
44th Floor, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Virginia Tam
Facsimile: +852 2511 9515
e-mail: virginia.tam@klgates.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) one (1) Business Day after being sent by courier or express delivery service or by facsimile, or (iii) three (3) Business Days after being sent by first-class certified mail, return receipt requested, provided, however, that in each case the notice or other communication is sent to the address or facsimile number set forth beneath the name of such party above (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).

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9.6           Entire Agreement. This Agreement, the schedules and exhibits hereto, the Contribution Agreement, the Voting Agreement and the Limited Guarantee constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

9.7           No Third Party Beneficiaries. Except as expressly set forth in Section 6.11 (Indemnification) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

9.8           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

9.9           Interpretation; Absence of Presumption.

(a)          For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules, exhibits and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”; (iv) the word “or” shall not be exclusive; (v) references to a Person are also to its successors and permitted assigns; provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified and (vii) all terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)          The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.10         Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. Any purported assignment in violation of this Agreement will be void ab initio.

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9.11         Remedies. Notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Subject to the following sentence, (a) it is accordingly agreed that in the event of a breach (or threatened breach) of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity and (b) each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto, and any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement or the Commitment Letter and to enforce specifically the terms and provisions of this Agreement or the Commitment Letter shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause Mr. Shuipan Lin to fund the Equity Financing at the Effective Time shall be subject to the requirements that (i) all of the conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and (ii) the Company has irrevocably confirmed that if the Equity Financing is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by this Agreement to occur, and would have no reason to believe that such action will not be effective to cause such consummation. For the avoidance of doubt, while Parent or the Company may pursue both a grant of specific performance and the payment of the Termination Fee under Section 8.3(a) or the Parent Termination Fee under Section 8.3(b), as the case may be, under no circumstances shall Parent or the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and monetary damages, including all or any portion of the Termination Fee or the Parent Termination Fee, as the case may be.

9.12         Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PAN LONG COMPANY LIMITED

By:	/s/ Shuipan Lin
Name: Shuipan Lin
Title: Director

PAN LONG INVESTMENT HOLDINGS LIMITED

By:	/s/ Shuipan Lin
Name: Shuipan Lin
Title: Director

EXCEED COMPANY LTD.

By:	/s/ Jichun Jin
Name: Jichun Jin
Title: Chairman of the Special Committee

APPENDIX 1

PLAN OF MERGER

Part I: Articles of Merger

ARTICLES OF MERGER

in accordance with Part IX of the BVI Business Companies Act, 2004

(the “BC Act”)

These Articles of Merger entered into on [●] by and between:

(1)	Exceed Company Ltd. (the “Surviving Company), a BVI Business Company incorporated under the BC Act on 21 April 2009 and whose registered office is located at [●], and which Surviving Company shall be authorised to issue a maximum of 50,000 shares of US$1.00 each; and

(2)	Pan Long Investment Holdings Limited (the “Merging Company”) a BVI Business Company incorporated under the BC Act on 1 November 2013) and whose registered office is located at265 Main Street, Road Town, Tortola, British Virgin Islands.

WITNESSETH as follows:

1.	The parties hereto do hereby adopt the Plan of Merger, a copy of which is annexed hereto, to the intent that the merger shall be effective on [●] (the “Effective Date”).

2.	The Memorandum and Articles of Association of the Merging Company were registered by the Registrar of Corporate Affairs in the British Virgin Islands on [●].

3.	The Memorandum and Articles of Association of the Surviving Company were registered by the Registrar of Corporate Affairs in the British Virgin Islands on [●].

4.	The Merger was approved for the Merging Company:

(a)	by resolutions of its directors dated [●]; and

(b)	by resolutions of its shareholders dated [●].

5.	The Merger was approved for the Surviving Company:

(a)	by resolutions of its directors dated [●]; and

(b)	by resolutions of its shareholders dated [●].

Appendix 1 -1

6.	The Surviving Company has complied with all the applicable provisions of the laws of the British Virgin Islands and the Merging Company has complied with all the applicable provisions of the laws of the British Virgin Islands; to enable them to merge on the Effective Date.

7.	These Articles of Merger may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused these Articles of Merger to be executed on the date first set out in these Articles of Merger.

SIGNED for and on behalf of Exceed Company	)
Ltd. by:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

SIGNED for and on behalf of Pan Long Investment	)
Holdings Limited by:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

Appendix 1 -1

Part II: Plan of Merger

THIS PLAN OF MERGER is made on [●].

BETWEEN

(1)	Pan Long Investment Holdings Limited, a business company with limited liability incorporated under the BVI Business Companies Act, 2004 (the “Companies Laws”) of the British Virgin Islands on November 1, 2013, with its registered office situated at 263 Main Street, Road Town, Tortola, British Virgin Islands (“Merger Sub”); and

(2)	Exceed Company Ltd., a business company with limited liability incorporated under the Companies Laws on April 21, 2009, with its registered office situated at [●] (“Exceed” or “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and Exceed have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement (the “Agreement”) dated December 2, 2013 made between Pan Long Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, Merger Sub and Exceed, a copy of which is attached as Annex A to this Plan of Merger (and which constitutes part of this Plan of Merger) and under the provisions of Part IX of the Companies Law.

(b)	This Plan of Merger is made in accordance with section 170 of the Companies Law.

WITNESSETH

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Pan Long Investment Holdings Limited and Exceed Company Ltd.

NAME OF THE SURVIVING COMPANY

2.	The name of the Surviving Company shall be Exceed Company Ltd.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at [●].

AUTHORISED AND ISSUED SHARE CAPITAL

Appendix 1 -1

4.	Immediately prior to the Merger, Merger Sub was authorized to issue a maximum of 50,000 shares of par value per share of US$1.00, of which one share has been issued, and such share is entitled to vote on the Merger.

5.	Immediately prior to the Merger, Exceed was authorized to issue a maximum of 60,000,000 shares of par value per share of US$0.0001, divided into 55,000,000 ordinary shares of par value per share of US$0.0001, of which 33,736,313 ordinary shares had been issued (all of which are entitled to vote on the Merger) and 5,000,000 preferred shares of par value per share of US$0.0001, none of which were issued and outstanding.

6.	The Surviving Company shall be authorized to issue a maximum of 50,000 shares of par value per share of US$1.00.

7.	In accordance with the terms and conditions of the Agreement:

(a)	On the Effective Date (as defined below), (i) Each ordinary share of Exceed (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than any Excluded Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Merger Consideration (as defined in the Agreement); (ii) all Excluded Shares shall be cancelled for no consideration; and (iii) each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Company.

(b)	Dissenting Shares (as defined in the Agreement) shall be cancelled in accordance with Section 179 of the Companies Law upon payment of fair value for the Dissenting Shares unless any holders of Dissenting Shares fail to validly exercise or shall withdraw their dissenters’ rights in which event they shall receive the Merger Consideration.

8.	On the Effective Date the ordinary shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares; in each case as set out in the Memorandum of Association and Articles of Association of the Surviving Company.

Appendix 1 -1

EFFECTIVE DATE

9.	The Merger shall take effect on [●] (the “Effective Date”).

PROPERTY

10.	On the Effective Date the Surviving Company shall have all rights, privileges, immunities, powers, objects and purposes of each of the Constituent Companies, assets of every description, including choses in action and the business of each of the Constituent Companies, shall immediately vest in the Surviving Company and the Surviving Company shall be liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION OF THE SURVIVING COMPANY

11.	The Memorandum of Association and Articles of Association of Merger Sub immediately prior to the Effective Date, shall become the Memorandum of Association and Articles of Association of the Surviving Company on the Effective Date (save for references to the name, the registered office (which shall be at [●]) and the registered agent (which shall be [●]). A copy of the amended and restated Memorandum of Association and Articles of Association of the Surviving Company are attached as Annex B to the Plan of Merger.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

SECURED CREDITORS

13.

(a)	Merger Sub has no secured creditors; and

(b)	Exceed has no secured creditors.

Appendix 1 -1

RIGHT OF TERMINATION

14.	This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

Each of the undersigned has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the names below.

Appendix 1 -1

APPENDIX 2

ROLLOVER SHAREHOLDERS

Rollover Shareholder Name	Address Facsimile	Rollover Shares
Shuipan Lin	c/oTiancheng Int'l Investment Group Limited No. 103, Qiancanggong Road Huatingkou Village Chendai Town Jinjiang City Fujian Province P.R.China Attention: Shiupan Lin Facsimile: +86 0595 8206 9999	12,822,986
Tiancheng Int'l Investment Group Limited	No. 103, Qiancanggong Road Huatingkou Village Chendai Town Jinjiang City Fujian Province P.R.China Attention: Shiupan Lin Facsimile: +86 0595 8206 9999	2,037,053
HK Haima Group Limited	Room 18 Unit A 14/F Shu On Commercial Building 112-114 Des Voeux Road Central Hong Kong Attention: Zhuang Huixin Facsimile: +86 595 8268 5533	1,018,527
Wisetech Holdings Limited	PO Box 314, 3rd Floor, 18 Fort Street George Town, Grand Cayman KY1-1104, Cayman Islands Facsimile: +1 284 494 5132 +852 2801 4882	1,583,114
Windtech Holdings Limited	PO Box 314, 3rd Floor, 18 Fort Street George Town, Grand Cayman KY1-1104, Cayman Islands Facsimile: +1 284 494 5132 +852 2801 4882	2,374,670

Appendix 2-1

Rollover Shareholder Name	Address Facsimile	Rollover Shares
RichWise International Investment Group Limited	Room 4101, Landmark, 4028 Jintian Road Futian District Shenzhen, P.R.China Attention: Kenry Shi Facsimile: +86 755 8283 9966	1,907,180
Dongdong Ding	c/o Tiancheng Int'l Investment Group Limited No. 103, Qiancanggong Road Huatingkou Village Chendai Town Jinjiang City Fujian Province P.R.China Facsimile: +86 0595 8206 9999	100,000
Eagle Rise Investments Limited	Room 2303, No. 12 Building, 6 Dingtaifenghua, Qianhai Road, Nanshan District, Shenzhen, P.R.China Attention: LIU Zenghong Facsimile: +86 755 8283 9933	300,000

Appendix 2-1

Annex B

December 2, 2013

Exceed Company Ltd.

China Overseas Building 24th Floor

Unit F 139 Hennessy Road

Wanchai

Hong Kong

Attn: The Special Committee of the Board of Directors

Dear Members of the Special Committee:

We understand that Pan Long Company Limited (“Parent”), Pan Long Investment Holdings Limited, a wholly owned subsidiary of Parent (“Merger Sub”), and Exceed Company Ltd. (the “Company”) propose to enter into the Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, (a) each issued and outstanding ordinary share, par value US$0.0001 per share, of the Company (a “Share”, and collectively, the “Shares”), other than Shares owned by (i) Parent, and (ii) holders who have validly exercised and not effectively withdrawn or lost their dissenting rights pursuant to Section 179 of the BVI Companies Act (collectively, the “Excluded Shares”), will be cancelled in consideration for the right to receive US$1.78 in cash per Share without interest (the “Per Share Merger Consideration”), and (b) the Company will become a wholly owned subsidiary of Parent.

You have requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (this “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company as to whether, as of the date hereof, the Per Share Merger Consideration to be received by holders of the Shares (other than holders of the Excluded Shares) in the Transaction is fair, from a financial point of view, to such holders.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the draft dated December 2, 2013 of the Agreement and Plan of Merger to be entered into among Parent, Merger Sub and the Company (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the calendar years ending 2013 through 2018;

4.	reviewed a liquidation analysis prepared by the management of the Company based on the Company’s consolidated balance sheet as of September 30, 2013 (the “Liquidation Analysis”);

Houlihan Lokey (China) Limited

华 利 安 诺 基 (中 国) 有 限 公 司

2106 ● Alexandra House ● 18 Chater Road ● Central ● Hong Kong ● Tel +852.3551.2300 ● Fax +852.3551.2551 ● www.HL.com

香港中环 遮打道18号 历山大厦 2106

Incorporated in Hong Kong No. 1176730 ● Licensed and Regulated by the Securities and Futures Commission

B-1

The Special Committee of the Board of Directors of Exceed Company Ltd.

December 2, 2013

5.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

6.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

7.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

8.	reviewed the current and historical market prices and trading volume for the Shares, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, we understand that financial projections for the Company have been prepared by the management of the Company in Renminbi (“RMB”), the legal currency of China. We have utilized certain publicly available RMB to United States dollar exchange rates and we have assumed, with the consent of the Committee, that such exchange rates are reasonable to utilize for purposes of our analyses. We express no view or opinion as to any currency or exchange rate fluctuations and have assumed, with the consent of the Committee, that any such fluctuations will not in any respect be material to our analyses or this Opinion. Further, management of the Company has advised us that (i) the financial projections provided to us are the only projections prepared by management of the Company (or any affiliated entity) in connection with the Transaction, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the Transaction, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information have been provided to any party involved in the Transaction, and the Committee has received all projections and/or similar information that have been received by any other party involved in the Transaction.

B-2

The Special Committee of the Board of Directors of Exceed Company Ltd.

December 2, 2013

We have relied upon, with the consent of the Committee, representations made by management of the Company as of September 30, 2013 as to the US$58.8 million of capital commitments made by the Company through 2016 for (i) operating leases, (ii) staff quarter construction at the Company’s existing production center in Jinjiang, Fujian Province, (iii) construction, land purchases, and other investments in the Company’s new production center in Ruichang City, Jiangxi Province, (iv) advertisement contracts, and (v) research and development commitments, and the associated liabilities of the Company should these commitments be cancelled. We understand that management of the Company took into account the effects of these capital commitments in preparing the financial projections. We have also assumed, with the consent of the Committee, that the Liquidation Analysis, including the underlying assumptions as to the recovery rate of the Company’s assets and liabilities, its contractual obligations and estimated wind down charges, were reasonably prepared based on the best currently available estimates and judgments as to the matters covered thereby.

We understand that Mr. Shuipan Lin (the “Chairman”) has no intention to sell his Shares and has no agreement, arrangement or other understanding regarding the sale or other disposal of any Shares (or interest therein, direct or indirect) to a minority equity investor or any other third party. Furthermore, we understand that the Chairman has indicated that he is only willing to consider entering into an agreement with Parent and the Rollover Shareholders (as defined in the Agreement) in relation to the Transaction and has no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto. It was represented to us that Chairman will independently obtain financing to fulfill his equity commitments to Parent as they become due and that none of the Company’s cash balance will be utilized in any manner towards payment of the consideration in the Transaction.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

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The Special Committee of the Board of Directors of Exceed Company Ltd.

December 2, 2013

We expect to be authorized in accordance with the Agreement to solicit third party indications of interest in acquiring all or any part of the Company for a prescribed period following the execution of the Agreement, subject to the terms, conditions and procedures set forth therein.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of each Share actually will be when exchanged pursuant to the Transaction or the price or range of prices at which the Shares may be purchased or sold at any time.

This Opinion is furnished for the use of the Committee (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the Transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

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The Special Committee of the Board of Directors of Exceed Company Ltd.

December 2, 2013

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion is issued in the English language and reliance may only be placed on this Opinion as issued in the English language. If any translations of this Opinion are delivered, they are provided only for ease of reference, have no legal effect and Houlihan Lokey makes no representation as to (and accepts no liability in respect of) the accuracy or completeness of any such translations.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Per Share Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Per Share Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by holders of the Shares (other than holders of the Excluded Shares) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Houlihan lokey (china) limited.
HOULIHAN LOKEY (CHINA) LIMITED

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Annex C

BVI Business Companies Act, 2004—Section 179

179. (1)   A member of a company is entitled to payment of the fair value of his shares upon dissenting from

(a)          a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)          a consolidation, if the company is a constituent company;

(c)          any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

(i)          a disposition pursuant to an order of the Court having jurisdiction in the matter,

(ii)         a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

(iii)        a transfer pursuant to the power described in section 28(2);

(d)          a redemption of his shares by the company pursuant to section 176; and

(e)          an arrangement, if permitted by the Court.

(2)    A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

(3)    An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

(4)    Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

(5)    A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

(a)          his name and address;

(b)          the number and classes of shares in respect of which he dissents; and

(c)          a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

(6)    A member who dissents shall do so in respect of all shares that he holds in the company.

(7)    Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

(8)    Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9)    If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

(a)          the company and the dissenting member shall each designate an appraiser;

(b)          the two designated appraisers together shall designate an appraiser;

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(c)          the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)          the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10)  Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11)  The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12)  Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

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Annex D

Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is a company with limited liability incorporated under the laws of the British Virgin Islands with its principal executive offices located at Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon, Hong Kong. The Company's telephone number at this address is +(852) 3975 8116. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Lin Shuipan	c/o Exceed Company Ltd., Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon , Hong Kong.	Chairman and Chief Executive Officer of the Company	PRC
Jin Jichun	c/o Exceed Company Ltd., Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon , Hong Kong.	Director	PRC
Yea-Mow Chen	c/o Exceed Company Ltd., Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon , Hong Kong.	Director	US
Ding Dongdong	c/o Exceed Company Ltd., Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon , Hong Kong.	Executive Senior Vice President and Director of the Company	PRC
Pang Xiaozhong	c/o Exceed Company Ltd., Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon , Hong Kong.	Director	PRC
Tai Yau Ting	c/o Exceed Company Ltd., Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon , Hong Kong.	Chief Financial Officer and Company Secretary	Hong Kong
Yu Shulong	c/o Exceed Company Ltd., Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon , Hong Kong.	Deputy Financial Officer of the Company	PRC

During the last five (5) years, none of the Company, or any of our directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office located at 4th Floor, Harbour Centre, PO Box 613, George Town, Grand Cayman, Cayman Islands, British West Indies. The telephone number of Parent is +(86) 595 3630 6888

The name, business address, present principal employment and citizenship of the sole director of Parent are set forth below.

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As of the date of this proxy statement, Parent did not have any executive officers.

Parent (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Lin Shuipan	c/o Pan Long Company Limited, Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon , Hong Kong.	Chairman and Chief Executive Officer of the Company	PRC

During the last five (5) years, neither Parent nor its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is a business company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at 263 Main Street, Road Town, Tortola, British Virgin Islands. The telephone number of Merger Sub is +(86) 595 3630 6888.

The name, business address, present principal employment and citizenship of the sole director of Merger Sub are set forth below.

As of the date of this proxy statement, Merger Sub did not have any executive officers.

Merger Sub (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Lin Shuipan	c/o Pan Long Investment Holdings Limited, Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon , Hong Kong.	Chairman and Chief Executive Officer of the Company	PRC

During the last five (5) years, neither Merger Sub nor its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Tiancheng Int’l Investment Group Limited

Tiancheng Int’l Investment Group Limited’s is a company formed under the laws of Hong Kong with its business address located at c/o No. 103, Qiancanggong Road, Huatingkou Village, Chendai Township, City of Jinjiang, Fuijan Province, People’s Republic of China. Its telephone number is +(86) 595 3630 6888.

The name, business address, present principal employment and citizenship of the sole director of Merger Sub are set forth below.

As of the date of this proxy statement, Tiancheng Int’l Investment Group Limited did not have any executive officers.

Tiancheng Int’l Investment Group Limited (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Chen Shuli	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Township, City of Jinjiang, Fuijan Province, People’s Republic of China	Director	PRC

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Annex E

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of December 2, 2013 by and among Pan Long Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and the shareholders of Exceed Company Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”) listed on Schedule A (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Pan Long Investment Holdings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Merger”);

WHEREAS, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such ordinary shares, par value US$0.0001 per share, of the Company (the “Shares”) as set forth opposite such Rollover Shareholder’s name on Schedule A (with respect to each Rollover Shareholder, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Shareholders desire to waive their right to receive any Per Share Merger Consideration with respect to any of the Rollover Shares and to continue to beneficially own such Rollover Shares following the Closing;

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

1.          Contribution of Rollover Shares. Subject to the terms and conditions set forth herein, prior to the Closing and without further action by the Rollover Shareholders, all of the Rollover Shareholders’ right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Parent.

2.          Issuance of Parent Shares. As consideration for the direct benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Rollover Shares to Parent pursuant to Section 1, Parent shall issue one (1) ordinary share of Parent, par value US$1.00 per share, in the name of each Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, in the name of an Affiliate of such Rollover Shareholder ) for each Company Share contributed by such Rollover Shareholder, with the aggregate number of ordinary shares of Parent issued to each Rollover Shareholder as set forth on Schedule A (collectively, the “Parent Shares”). Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent with respect to the contribution of the applicable Rollover Shares, and (b) upon receipt of such Parent Shares, such Rollover Shareholder shall have no right to any Per Share Merger Consideration with respect to the Rollover Shares contributed to Parent by such Rollover Shareholder.

3.          Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution and exchange of the Rollover Shares contemplated hereby (the “Contribution Closing”) shall take place within 48 hours prior to the Closing.

4.          Deposit of Rollover Shares. No later than five (5) Business Days prior to the Contribution Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares (including, without limitation, any broker holding securities in “street name”) shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such persons’ possession, (i) duly endorsed for transfer and (ii) with duly executed stock powers, sufficient to transfer such Shares to Parent, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held in escrow by Parent or any agent authorized by Parent until the Contribution Closing.

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5.          Irrevocable Election.

(a)          The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 8 and the proviso in Section 22, the irrevocable election and agreement by the Rollover Shareholders to contribute their respective Rollover Shares in exchange for Parent Shares at the Contribution Closing upon the terms and subject to conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 8, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law), except (x) pursuant to this Agreement or the Merger Agreement, or (y) any Transfer to an Affiliate of such Rollover Shareholder, provided that such Affiliate shall have agreed in writing in a form reasonably acceptable to Parent and the Company to be bound by this Agreement, (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent, the Company and the Rollover Shareholders (the “Voting Agreement”)) with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(b)          Each Rollover Shareholder covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within 24 hours) notify Parent and the Company of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

6.          Representations and Warranties of the Rollover Shareholders. Each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

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(a)          Ownership of Shares. Such Rollover Shareholder is the beneficial owner of, and has good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement, the Voting Agreement and the Consortium Agreement dated as of August 17, 2013 by and between the Rollover Shareholders (the “Consortium Agreement”). Such Rollover Shareholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the British Virgin Islands, Laws of the People’s Republic of China, the terms of this Agreement and the Voting Agreement. As of the date hereof, other than the Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). The Rollover Shares are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement, the Voting Agreement and the Consortium Agreement. Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

(b)          Organization, Standing and Authority. Each such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). If such Rollover Shareholder is married, and any of the Rollover Shares of such Rollover Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

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(a)          Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Rollover Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.

(b)          Litigation. There is no action, suit, investigation, complaint or other proceeding pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, as applicable, any other Person or, to the knowledge of such Rollover Shareholder, as applicable, threatened against any Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder, as applicable of its obligations under this Agreement.

(c)          Reliance. Such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(d)          Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby, and the merits and risks of owning, in the case of the Rollover Shareholder following the Closing. Such Rollover Shareholder acknowledges that he, she or it has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Shareholder’s, as applicable, representations and warranties in this Agreement and the transactions contemplated hereby.

7.          Representations and Warranties of Parent. Parent represents and warrants to each Rollover Shareholder that:

(a)          Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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(b)          Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c)          Issuance of Parent Shares. The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Contribution Closing by all of the Rollover Shareholders) when issued.

8.          Termination. This Agreement, and the obligation of the Rollover Shareholders to contribute, transfer, assign and deliver the Rollover Shares, will terminate on the earlier to occur of (a) the valid termination of the Merger Agreement in accordance with its terms and (b) the Closing. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Parent shall promptly return the Share Documents to the Rollover Shareholders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Rollover Shareholder to the position he, she, or it was in with respect to ownership of the Company’s Shares prior to the Contribution Closing.

9.          Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Rollover Shares following the Contribution Closing.

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10.         Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the written consent of the Company.

11.         Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12.         Survival of Representations and Warranties. All representations and warranties of the Rollover Shareholders or by or on behalf of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Rollover Shareholders, and the issuance of the Parent Shares, until the earlier to occur of (x) the termination of this Agreement and (y) the Closing.

13.         Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)          If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

(ii)         If to Parent:

Pan Long Company Limited

c/oTiancheng Int'l Investment Group Limited

No. 103, Qiancanggong Road

Huatingkou Village
Chendai Town

Jinjiang City

Fujian Province, P.R.China

Attention: Shiupan Lin

Facsimile: +86 0595 8206 9999

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with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention:	Peter X. Huang
Facsimile:	+86 10 6535 5577
E-mail:	Peter.Huang@skadden.com

14.         Entire Agreement. This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

15.         Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

16.         Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transaction contemplated hereby shall be interpreted, construed and governed by and in in accordance with, the Laws of the State of New York, without regard to the conflicts of laws principles thereof.

17.         Venue. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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18.         Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

19.         Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal courts of the United States of America located in New York, this being in addition to any other remedy to which they are entitled at Law or in equity, without the requirement to post bond or other security.

20.         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

21.         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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22.         Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

23.         Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

24.         No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

Pan Long Company Limited

By:	/s/ Shuipan Lin
Name: Shuipan Lin
Title: Director

[Signature Page to Contribution Agreement]

/s/ Shuipan Lin
Shuipan Lin

Tiancheng Int'l Investment Group Limited

By:	/s/ Shuli Chen
Name: Shuli Chen
Title: Director

HK Haima Group Limited

By:	/s/ Weixin Zhuang
Name: Weixin Zhuang
Title: Director

[Signature Page to Contribution Agreement]

RichWise International Investment Group Limited

By:	/s/ Jinlei Shi
Name: Jinlei Shi
Title: Director

Wisetech Holdings Limited

By:	/s/ Wong Kok Wai
Name: Wong Kok Wai
Title: Director

Windtech Holdings Limited

By:	/s/ Wong Kok Wai
Name: Wong Kok Wai
Title: Director

[Signature Page to Contribution Agreement]

/s/ Ding Dongdong
Ding dongdong

eagle rise inVESTMENTS limited

By:	/s/ Zenghong Liu
Name: Zenghong Liu
Title: Director

[Signature Page to Contribution Agreement]

Schedule A

Rollover Shareholder Name	Address Facsimile	Rollover Shares	Parent Shares
Shuipan Lin	c/oTiancheng Int'l Investment Group Limited No. 103, Qiancanggong Road Huatingkou Village Chendai Town Jinjiang City Fujian Province P.R.China Attention: Shiupan Lin Facsimile: +86 0595 8206 9999	12,822,986	12,822,986

Tiancheng Int'l Investment Group Limited	No. 103, Qiancanggong Road Huatingkou Village Chendai Town Jinjiang City Fujian Province P.R.China Attention: Shiupan Lin Facsimile: +86 0595 8206 9999	2,037,053	2,037,053

HK Haima Group Limited	Room 18 Unit A 14/F Shu On Commercial Building 112-114 Des Voeux Road Central Hong Kong Attention: Zhuang Huixin Facsimile: +86 595 8268 5533	1,018,527	1,018,527

Wisetech Holdings Limited	PO Box 314, 3rd Floor, 18 Fort Street George Town, Grand Cayman KY1-1104, Cayman Islands Facsimile: +1 284 494 5132 +852 2801 4882	1,583,114	1,583,114

Windtech Holdings Limited	PO Box 314, 3rd Floor, 18 Fort Street George Town, Grand Cayman KY1-1104, Cayman Islands Facsimile: +1 284 494 5132 +852 2801 4882	2,374,670	2,374,670

RichWise International Investment Group Limited	Room 4101, Landmark, 4028 Jintian Road Futian District Shenzhen, P.R.China Attention: Kenry Shi Facsimile: +86 755 8283 9966	1,907,180	1,907,180

Rollover Shareholder Name	Address Facsimile	Rollover Shares	Parent Shares
Ding Dongdong	c/o Tiancheng Int'l Investment Group Limited No. 103, Qiancanggong Road Huatingkou Village Chendai Town Jinjiang City Fujian Province P.R.China Facsimile: +86 0595 8206 9999	100,000	100,000

Eagle Rise Investments Limited	Room 2303, No. 12 Building, 6 Dingtaifenghua, Qianhai Road, Nanshan District, Shenzhen, P.R.China Attention: LIU Zenghong Facsimile: +86 755 8283 9933	300,000	300,000

[Signature Page to Contribution Agreement]

Annex F

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 2, 2013 (this “Agreement”), by and between Pan Long Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Exceed Company Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), and the shareholders of the Company listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Pan Long Investment Holdings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which at the effective time under the Merger Agreement (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, each Shareholder Beneficially Owns the Existing Shares (as defined below);

WHEREAS, the Shareholders intend and are obligated to contribute their Securities (as defined below) to Parent immediately prior to the consummation of the Merger pursuant to a contribution agreement entered into in connection with the Merger Agreement dated as of the date hereof (the “Contribution Agreement”); and

WHEREAS, as a condition to the willingness of and material inducement to Parent, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each Shareholder has agreed to enter into this Agreement, pursuant to which such Shareholder is agreeing, among other things, to vote all of the Securities it Beneficially Owns (each as hereinafter defined) in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.          Certain Definitions. For purposes of this Agreement:

(a)           “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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(b)          “Company Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

(c)          “Existing Shares” means the Company Shares as set forth opposite such Shareholder’s name on Schedule A hereto. In the event of a share dividend or distribution, or any change in the Company Shares by reason of any share dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term “Existing Shares” will be deemed to refer to and include all such share dividends and distributions and any shares into which or for which any or all of the Existing Shares may be changed or exchanged as well as the Existing Shares that remain.

(d)          “Securities” means the Existing Shares together with any Company Shares and other voting securities of the Company which the Shareholder acquires Beneficial Ownership of after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

Section 2.         Representations and Warranties of Shareholders. Each Shareholder, severally and not jointly, hereby represents and warrants to Parent and the Company as follows:

(a)          Ownership of Company Shares. As of the date hereof and at all times prior to the termination of this Agreement, such Shareholder Beneficially Owns and has good and valid title to (and will Beneficially Own unless any Existing Shares are Transferred pursuant to Section 7(a) hereof, and have good and valid title to) a number of Company Shares no less than the Existing Shares set forth opposite such Shareholder’s name on Schedule A. Such Shareholder has and will have at all times through the termination of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 7 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Existing Shares set forth opposite such Shareholder’s name on Schedule A and any other Securities, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement. As of the date hereof, neither such Shareholder nor any of his Affiliates Beneficially Owns any Securities other than the Existing Shares set forth opposite such Shareholder’s name on Schedule A. None of the Existing Shares of such Shareholder is the subject of any commitment, undertaking or agreement, contingent or otherwise, the terms of which relate to or could give rise to the Transfer of any Existing Shares or would affect in any way the ability of such Shareholder to perform its, his or her obligations as set out in this Agreement. Such Shareholder has not appointed or granted any proxy inconsistent with this Agreement with respect to the Securities.

(b)          Power; Binding Agreement. Such Shareholder has the legal capacity and authority to enter into this Agreement and to perform all of his obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent and the Company, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

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(c)          No Conflicts. None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of any of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof (i) violates any Law applicable to such Shareholder or any of such Shareholder’s properties or assets, (ii) results in or constitutes (with or without notice or lapse of time or both) any breach of or default under, or result in the creation of any lien or encumbrance or restriction on, such Shareholder or any of the Securities of such Shareholder, including pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which the Securities of such Shareholder is bound or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity. There is no beneficiary, trustee or holder of a voting trust certificate or other interest in such Shareholder whose consent is required for the execution and delivery of this Agreement of the performance by such Shareholder of the obligations hereunder.

(d)          No Encumbrance. The Existing Shares are free and clear of Liens other than as created by this Agreement, the Contribution Agreement and the Consortium Agreement dated as of August 17, 2013 by and among the Shareholders.

(e)          No Litigation. Except for any shareholder litigation in connection with the Merger, there is no action, suit, investigation, complaint or other proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder or the Securities of such Shareholder at Law or in equity before or by any Governmental Entity or any other person that could reasonably be expected to impair the ability of such Shareholder to perform his obligations under this Agreement on a timely basis.

(f)           Reliance. Such Shareholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Shareholder contained herein.

Section 3.         Representations and Warranties of the Parent. Parent hereby represents and warrants to each Shareholder and the Company that:

(a)          Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Shareholders and the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

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(b)          No Conflicts. None of the execution and delivery of this Agreement by Parent, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the articles of association of Parent, (ii) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity.

Section 4.          Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder and Parent that:

(a)          Power; Binding Agreement. The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Shareholders and Parent, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b)          No Conflicts. None of the execution and delivery of this Agreement by the Company, the consummation by the Company of any of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the articles of association of the Company, (ii) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity.

Section 5.          Disclosure. Unless required by Law or legal process, each Shareholder shall not, and shall cause his Affiliates and Representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company. Each Shareholder (a) consents to and authorizes the publication and disclosure by Parent and the Company of such Shareholder’s identity and ownership of the Securities and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company reasonably determines in its good faith judgment is required to be disclosed by Law (including the rules and regulations of the SEC) in any press release, any Current Report on Form 6-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to provide to Parent and the Company any information it may reasonable request for the preparation of any such documents.

Section 6.          Additional Securities. Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with its terms, such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of the number of any additional Securities acquired by such Shareholder after the date hereof.

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Section 7.         Transfer and Other Restrictions. Prior to the termination of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees not to, and to cause each of his Affiliates not to, directly or indirectly:

(a)          offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or enter into a loan of (collectively, “Transfer”), any or all of the Securities such Shareholder Beneficially Owns or any interest therein, except (i) pursuant to the Contribution Agreement or the Merger Agreement, or (ii) any Transfer to an Affiliate of such Shareholder, provided that such Affiliate shall have agreed in writing in a form reasonably acceptable to Parent and the Company to be bound by this Agreement;

(b)          grant any proxy or power of attorney with respect to any of the Securities he Beneficially Owns, or deposit any of the Securities he Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Securities except as provided in this Agreement; or

(c)          take any other action that would prevent or materially impair the Shareholder from performing any of his obligations under this Agreement or that would make any representation or warranty of such Shareholder hereunder untrue or incorrect or have the effect of preventing or materially impairing the performance by the Shareholder of any of his obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Shareholder of his obligations under this Agreement.

Any purported Transfer in violation of this Section 7 shall be null and void.

Section 8.         Voting of the Securities. Except during such time (if any) as a Company Adverse Recommendation has occurred and is continuing, each Shareholder (severally and not jointly) covenants and agrees solely with respect to itself that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms,at the Shareholders’ Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, or in any other circumstances upon which any vote, consent or other approval with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, each Shareholder shall (solely in its capacity as a beneficial owner of the Securities owned by it) (i) if a meeting is held, appear at such meeting or otherwise cause the Securities it Beneficially Owns to be counted as present thereat for purposes of establishing a quorum and (ii) vote (or cause to be voted) such Securities in favor of the approval and adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof. Notwithstanding anything to the contrary herein, this Section 8 shall not limit or restrict any Shareholder who serves as a member of the board of directors of the Company in action in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities.

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Section 9.          Grant of Proxy. In the event and only in the event of a breach or threatened breach by a Shareholder of its obligations under Section 8, such breaching Shareholder or such Shareholder threatening to breach hereby irrevocably grants to Parent (and any designee of Parent) a proxy (and appoints Parent or any such designee of Parent as its attorney-in-fact, with full power of substitution) to vote or grant a consent or approval with respect to all of the Securities Beneficially Owned by it, for and in the name, place and stead of such Shareholder, for each of the matters set forth in Section 8. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 9 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest, may under no circumstances be revoked and shall survive the death, dissolution, bankruptcy or other incapacity of such Shareholder. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

Section 10.       Termination. This Agreement shall terminate on the earlier to occur of: (a) termination of the Merger Agreement in accordance with its terms and (b) the Effective Time; provided, that the provisions set forth in Section 5 and Section 11 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 11.        Miscellaneous.

(a)          Entire Agreement. This Agreement (together with the Merger Agreement and the Contribution Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(b)          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(c)          Amendment; Modification and Waiver. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto.

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(d)          Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean each Shareholder, Parent and the Company.

(e)          Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to a Shareholder to such Shareholder in accordance with the contact information set forth next to such Shareholder’s name on Schedule A;

(ii)	if to Parent, to:

Pan Long Company Limited
c/oTiancheng Int'l Investment Group Limited
No. 103, Qiancanggong Road
Huatingkou Village
Chendai Town
Jinjiang City
Fujian Province, P.R.China
Attention: Shiupan Lin
Facsimile: +86 0595 8206 9999

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC

Attention: Peter X. Huang
Facsimile: +86 10 6535 5577
E-mail: Peter.Huang@skadden.com

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(iii)	if to Company, to:

Exceed Company Ltd.
Unit F, 24/F, China Overseas Building
139 Hennessy Road, Waichai, Hong Kong
Attention: Vivien Tai
Facsimile: +852 21532775
E-mail: vivien.tai@xdlong.cn

with a copy (which shall not constitute notice) to:

K&L Gates LLP
44th Floor, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Virginia Tam
Facsimile: +852 2511 9515
E-mail: virginia.tam@klgates.com

(f)           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)          Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal courts of the United States of America located in New York, this being in addition to any other remedy to which they are entitled at Law or in equity, without the requirement to post bond or other security.

(h)          No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in Section 5 and this Section 11.

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(i)           No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall confer upon any person other than the parties hereto and their respective successors and assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(j)           Governing Law. This Agreement shall be interpreted, construed and governed by and in in accordance with, the Laws of the State of New York, without regard to the conflicts of laws principles thereof.

(k)          Venue.

Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(l)            Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m)          Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or .pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; provided, however, that if any Shareholder fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

Pan Long Company Limited

By:	/s/ Shuipan Lin
Name:	Shuipan Lin
Title:	Director

Exceed Company Ltd.

By:	/s/ Jichun Jin
Name:	Jichun Jin
Title:	Chairman of the Special Committee

[Signature Page to Voting Agreement]

/s/ Shuipan Lin
Shuipan Lin

Tiancheng Int'l Investment Group Limited

By:	/s/ Shuli Chen
Name:	Shuli Chen
Title:	Director

HK Haima Group Limited

By:	/s/ Weixin Zhuang
Name:	Weixin Zhuang
Title:	Director

[Signature Page to Voting Agreement]

RichWise International Investment Group Limited

By:	/s/ Jinlei Shi
Name:	Jinlei Shi
Title:	Director

Wisetech Holdings Limited

By:	/s/ Wong Kok Wai
Name:	Wong Kok Wai
Title:	Director

Windtech Holdings Limited

By:	/s/ Wong Kok Wai
Name:	Wong Kok Wai
Title:	Director

[Signature Page to Voting Agreement]

/s/ Ding Dongdong
Ding dongdong

eagle rise inVESTMENTS limited

By:	/s/ Zenghong Liu
Name: Zenghong Liu
Title: Director

[Signature Page to Voting Agreement]

Schedule A

Shareholder Name	Address Facsimile	Existing Shares
Shuipan Lin	c/oTiancheng Int'l Investment Group Limited No. 103, Qiancanggong Road Huatingkou Village Chendai Town Jinjiang City Fujian Province P.R.China Attention: Shiupan Lin Facsimile: +86 0595 8206 9999	12,822,986
Tiancheng Int'l Investment Group Limited	No. 103, Qiancanggong Road Huatingkou Village Chendai Town Jinjiang City Fujian Province P.R.China Attention: Shiupan Lin Facsimile: +86 0595 8206 9999	2,037,053
HK Haima Group Limited	Room 18 Unit A 14/F Shu On Commercial Building 112-114 Des Voeux Road Central Hong Kong Attention: Zhuang Huixin Facsimile: +86 595 8268 5533	1,018,527
Wisetech Holdings Limited	PO Box 314, 3rd Floor, 18 Fort Street George Town, Grand Cayman KY1-1104, Cayman Islands Facsimile: +1 284 494 5132 +852 2801 4882	1,583,114
Windtech Holdings Limited	PO Box 314, 3rd Floor, 18 Fort Street George Town, Grand Cayman KY1-1104, Cayman Islands Facsimile: +1 284 494 5132 +852 2801 4882	2,374,670
RichWise International Investment Group Limited	Room 4101, Landmark, 4028 Jintian Road Futian District Shenzhen, P.R.China Attention: Kenry Shi Facsimile: +86 755 8283 9966	1,907,180
Dongdong Ding	c/o Tiancheng Int'l Investment Group Limited No. 103, Qiancanggong Road Huatingkou Village Chendai Town Jinjiang City Fujian Province P.R.China Facsimile: +86 0595 8206 9999	100,000
Eagle Rise Investments Limited	Room 2303, No. 12 Building, 6 Dingtaifenghua, Qianhai Road, Nanshan District, Shenzhen, P.R.China Attention: LIU Zenghong Facsimile: +86 755 8283 9933	300,000

Annex G

LIMITED GUARANTY

Limited Guaranty, dated as of December 2, 2013 (this “Limited Guaranty”), by Mr. Shuipan Lin, PRC ID No. 350582196812300519 (the “Guarantor”), in favor of Exceed Company Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Guaranteed Party”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

1.          LIMITED GUARANTY. (a) To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date of this Limited Guaranty (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Pan Long Company Limited, an exempted company with limited liability formed under the laws of the Cayman Islands (“Parent”), Pan Long Investment Holdings Limited, a British Virgin Islands business company (“Merger Sub”) and the Guaranteed Party pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving the merger as a wholly owned subsidiary of Parent, the Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, as the primary obligor and not merely as surety, on the terms and subject to the conditions herein, the due and punctual payment and discharge of an amount equal to the entire payment obligations of Parent to the Guaranteed Party under Section 8.3(b) of the Merger Agreement as and when due (the “Guaranteed Obligations”), provided that in no event shall the Guaranteed Obligations exceed US$2,000,000 (the “Maximum Amount”). This Limited Guaranty may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guaranty. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guaranty.

(b)         If Parent fails to fully and timely discharge any of the Guaranteed Obligations when due, then all of the Guarantor’s liabilities and obligations to the Guaranteed Party hereunder in respect of the Guaranteed Obligations shall, on demand, become immediately due and payable and the Guarantor hereby agrees to promptly fully perform and discharge, or to cause to be promptly fully performed or discharged, any such Guaranteed Obligations. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the Guaranteed Obligations, regardless of whether any action is brought against Parent or Merger Sub. The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder.

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(c)          The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guaranty were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantor to prevent breaches of this Limited Guaranty and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. The Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity (collectively, the “Prohibited Defense”).

2.          NATURE OF GUARANTY.  The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made. This Limited Guaranty is an unconditional guarantee of payment and not of collectibility.

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3.          CHANGES IN GUARANTEED OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. The Guarantor agrees that his obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Guaranteed Party in connection with any of the Guaranteed Obligations; (c) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge or release of the Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement) of the Guarantor or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off, judgment or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; or (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent or Merger Sub pursuant to the Merger Agreement or notices expressly provided pursuant to this Limited Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a material breach by the Guaranteed Party of this Limited Guaranty or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates (other than in connection with the Merger Agreement), including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of the Guarantor’s obligations hereunder). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits. The Guarantor hereby covenants and agrees that he shall not institute, directly or indirectly, and shall cause his Affiliates not to institute, directly or indirectly, any proceeding asserting or assert as a defense in any proceeding, (i) the Prohibited Defenses or, (ii) subject to clause (ii) of the last sentence of Section 5 (No Subrogation) hereof, that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms. The Guaranteed Party hereby covenants and agrees that it shall not institute against Guarantor personally or any Non-Recourse Party (as defined below), directly or indirectly, and shall cause all of its Affiliates not to institute, any such proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement, the Commitment Letter or the transactions contemplated thereby, except for claims against the Guarantor under this Limited Guaranty (subject to the limitations contained herein). The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of all or any portion of its obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its Guaranteed Obligations under this Limited Guaranty.

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4.          NO WAIVER; CUMULATIVE RIGHTS.   No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5.          NO SUBROGATION.  The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied against all amounts payable by the Guarantor under this Limited Guaranty. Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise, the Guaranteed Party hereby agrees that other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby: (i) to the extent Parent or Merger Sub is relieved of any of the Guaranteed Obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its corresponding payment obligations under this Limited Guaranty; (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party hereunder or any breach by the Guaranteed Party of any of the terms or provisions hereof.

6.          REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants that:

(a)          he is a resident of the People’s Republic of China (“PRC”) and he has the requisite capacity to execute, deliver and perform this Limited Guaranty;

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(b)          except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of his obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guaranty by the Guarantor;

(c)          this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(d)          the Guarantor has the financial capacity to pay and perform his obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill his obligations under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 9 (Continuing Guaranty) hereof.

7.          NO ASSIGNMENT. The provisions of this Limited Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Limited Guaranty nor any rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that no assignment by either party shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Limited Guaranty will be null and void.

8.          NOTICES.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier.

(a)          If to the Guarantor:

Mr. Shuipan Lin

c/oTiancheng Int'l Investment Group Limited

No. 103, Qiancanggong Road

Huatingkou Village

Chendai Town

Jinjiang City

Fujian Province, P.R.China

Facsimile: +86 0595 8206 9999

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter X. Huang

Facsimile: +86 (10) 6535 5577

Email: Peter.Huang@skadden.com

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(b)          If to the Guaranteed Party:

Exceed Company Ltd.

Unit F, 24/F, China Overseas Building

139 Hennessy Road, Waichai, Hong Kong

Attention: Vivien Tai

Facsimile: +852 21532775

E-mail: vivien.tai@xdlong.cn

with a copy to (which copy shall not constitute notice):

K&L Gates LLP

44th Floor, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong
Attention: Virginia Tam
Facsimile: +852 2511 9515
E-mail: virginia.tam@klgates.com

9.          CONTINUING GUARANTY.  This Limited Guaranty shall remain in full force and effect and shall be binding on the Guarantor, his successors and assigns until all of the Guaranteed Obligations have been fully performed. Notwithstanding the foregoing, this Limited Guaranty shall terminate and the Guarantor shall have no further obligations under this Limited Guaranty as of the earliest of: (i) the Effective Time and (ii) the date falling three (3) months from the date of the termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a bona fide written claim for payment of any Guaranteed Obligation to the Guarantor by such date; provided, that, if the Guaranteed Party has presented such a bona fide written claim by such date, this Limited Guaranty shall terminate upon the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 11 (Governing Law; Venue) hereof. If any payment or payments made by Parent or Merger Sub or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

10.         NO RECOURSE. The Guarantor shall have no obligations under or in connection with this Limited Guaranty except as expressly provided by this Limited Guaranty. No liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them, under any theory of liability (including without limitation by attempting to pierce a corporate or other veil or by attempting to compel any party to enforce any actual or purported right that they may have against any Person) against any former, current or future equity holders, controlling Person, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of the Guarantor, Merger Sub or Parent, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any of the foregoing, excluding however the Guarantor, Parent and Merger Sub (each a “Non-Recourse Party” and collectively the “Non-Recourse Parties”) in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument executed or delivered in connection with this Limited Guaranty or the Merger Agreement or the transactions contemplated hereby or thereby, except for claims (i) against the Guarantor and their respective successors and assigns under this Limited Guarantee pursuant to the terms hereof, and (ii) for the avoidance of doubt, against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement pursuant to the terms thereof ((i) and (ii) together, the “Retained Claims”).

G-6

11.         GOVERNING LAW; VENUE.

This Limited Guaranty shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Any dispute, controversy or claim arising out of or relating to this Limited Guaranty or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Limited Guaranty) (each a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

12.         COUNTERPARTS.  This Limited Guaranty shall not be effective until it has been executed and delivered by both parties hereto. This Limited Guaranty may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This Limited Guaranty may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Limited Guaranty is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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13.         SEVERABILITY.  The provisions of this Limited Guaranty shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Limited Guaranty or the application thereof to any Person or any circumstance is determined to be invalid, illegal, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Maximum Amount or the provisions set forth in Section 10 hereof. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

14.         NO THIRD PARTY BENEFICIARIES.  Except for the rights of the Non-Recourse Parties provided hereunder, this Limited Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

15.         MISCELLANEOUS.

(a)          This Limited Guaranty, together with the Merger Agreement (including any schedules and exhibits thereto), the Company Disclosure Schedule, the Contribution Agreement, the Voting Agreement and the Commitment Letter, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantor or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

(b)          The descriptive headings contained in this Limited Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guaranty.

(c)          All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

[The remainder of this page is left blank intentionally]

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IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

EXCEED COMPANY LTD.

By:	/s/ Jichun Jin
Name: Jichun Jin
Title: Chairman of the Special Committee

Limited Guaranty

Signature Page

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Limited Guaranty as of the date first written above.

/s/ Shuipan Lin
SHUIPAN LIN

Limited Guaranty

Signature Page

FORM OF PROXY CARD—SHAREHOLDERS ONLY

EXCEED COMPANY LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EXCEED COMPANY LTD. FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON [●]

The undersigned shareholder of Exceed Company Ltd., a company with limited liability incorporated under the laws of the British Virgin Islands (the "Company"), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated [●], and hereby appoints [●] as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on [●] at [●] a.m. (Hong Kong Time) at [●] , and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of annual general meeting and in the proxy statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the following proposals:

PROPOSAL 1: Authorize and approve the Agreement and Plan of Merger dated December 2, 2013 (the "merger agreement") by and among Pan Long Company Limited ("Parent"), an exempted company with limited liability incorporated under the laws of the Cayman Islands, Pan Long Investment Holdings Limited ("Merger Sub"), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, and the Company, and the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the merger, substantially in the form attached as Appendix 1 to the merger agreement (the "plan of merger") (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will be merged with and into the Company (the "merger"), with the Company continuing as the surviving corporation, and the transactions contemplated by the merger agreement, including the merger, be approved and authorized by the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 2: Instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions in Proposal 1 above at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Dated: ______________________________

Shareholder Name: _____________________	Co-Owner Name: _______________________

Shareholder Signature	Co-Owner Signature

This Proxy Card must be signed by the person registered in the register of members at the close of business on [●]. In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.